Exhibit 99.1

Consolidated financial statements and notes

Celesio AG 2012

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Consolidated financial statements

Celesio AG 2012

Celesio AG 2012	003

Group income statement ended 31 December

	Notes No.	2011 € m (unaudited)	2012 € m
Revenue	1	22,152.9	22,270.8
Own work capitalised		0.1	0.0
Total operating performance		22,153.0	22,270.8
Cost of materials		–19,818.0	–19,845.7
Gross profit		2,335.0	2,425.1
Other income	2	249.4	247.1
Other expenses	3	–835.2	–858.8
Personnel expenses	4	–1,253.8	–1,270.9
EBITDA		495.4	542.5
Amortisation of non-current intangible assets and depreciation of property, plant and equipment	5	–125.1	–134.8
Impairment losses recorded on intangible assets and property, plant and equipment	5	–62.3	–37.6
EBIT		308.0	370.1
Result from associates accounted for using the equity method	6	0.2	2.8
Result from other investments	6	8.1	5.3
Interest expense	7	–162.9	–178.0
Interest income	7	7.5	10.6
Other financial result	7	16.0	3.9
Profit before tax from continuing operations		176.9	214.7
Income taxes	8	–100.2	–105.1
Net profit/loss from continuing operations		76.7	109.6
Net profit/loss from discontinued operations	16	–70.9	–258.6
Net profit/loss		5.8	–149.0
Of which attributable to non-controlling interests		3.9	7.1
Of which attributable to shareholders of Celesio AG		1.9	–156.1

004	Group income statement ended 31 December	Celesio AG 2012

	Notes No.	2011 € m (unaudited)	2012 € m
Earnings per share – basic (€)
Net profit/loss from continuing operations	9	0.43	0.60
Net profit/loss from discontinued operations		–0.42	–1.52
Net profit/loss		0.01	–0.92
Earnings per share – diluted (€)
Net profit/loss from continuing operations	9	0.43	0.60
Net profit/loss from discontinued operations		–0.42	–1.52
Net profit/loss		0.01	–0.92

Celesio AG 2012	Group income statement ended 31 December	005

Group statement of comprehensive income ended 31 December

	2011 € m (unaudited)	2012 € m
Net profit/loss	5.8	–149.0
Losses from the current year	–0.9	–0.2
Less reclassification to profit and loss	–1.5	–0.2
Gains from marking available-for-sale financial assets to market	0.6	0.0
Of which income taxes	0.0	0.0
Losses from the current year	–24.2	–7.4
Less reclassification to profit and loss	–18.3	–11.8
Gains/losses from derivative financial instruments to hedge cash flows	–5.9	4.4
Of which income taxes	–5.2	–1.9
Revaluation of defined benefit pension plans	–15.3	–61.5
Of which income taxes	6.4	24.2
Foreign currency translation	3.7	–18.1
Release to profit or loss due to loss of control	0.0	3.7
Exchange differences	3.7	–14.4
Share in other comprehensive income attributable to associates accounted for using the equity method	–1.1	–4.8
Other comprehensive income	–18.0	–76.3
from continuing operations	–21.4	–79.6
Of which attributable to non-controlling interests	0.6	–3.4
from discontinued operations	3.4	3.3
Of which attributable to non-controlling interests	0.0	0.0
Comprehensive income	–12.2	–225.3
from continuing operations	55.3	30.0
Of which attributable to non-controlling interests	4.1	3.7
from discontinued operations	–67.5	–255.3
Of which attributable to non-controlling interests	0.4	0.0

006	Group statement of comprehensive income ended 31 December	Celesio AG 2012

Group statement of financial position as of 31 December

Assets	Notes No.	01/01/2011 € m (unaudited)	31.12.2011 € m (unaudited)	31.12.2012 € m
Non-current assets		3,486.1	3,633.8	3,179.9
Intangible assets	11	2,545.9	2,637.2	2,297.2
Property, plant and equipment	12	592.3	608.3	529.7
Associates accounted for using the equity method	13	80.6	81.4	71.7
Other financial assets	13	107.6	116.6	98.0
Other non-current assets		0.0	19.2	69.9
Income tax receivables		3.1	2.5	2.3
Deferred tax assets	14	156.6	168.6	111.1

Current assets		4,951.9	5,193.0	4,748.8
Inventories	15	1,688.1	1,791.5	1,582.0
Trade receivables	17	2,522.0	2,529.4	2,096.1
Income tax receivables		28.9	28.9	36.1
Other receivables and other assets	17	365.5	392.7	407.7
Cash and cash equivalents	18	200.8	448.3	523.9
Assets held for sale	16	146.6	2.2	103.0

Total assets		8,438.0	8,826.8	7,928.7

Celesio AG 2012	Group statement of financial position as of 31 December	007

EQUITY AND LIABILITIES	Notes No.	01/01/2011 € m (unaudited)	31/12/2011 € m (unaudited)	31/12/2012 € m
Equity	19	2,506.6	2,466.6	2,195.9
Issued capital		217.7	217.7	217.7
Capital reserves		1,145.2	1,186.0	1,186.0
Revenue reserves		1,374.0	1,291.5	1,091.2
Revaluation reserves		–242.2	–260.8	–333.3
Equity attributable to shareholders of Celesio AG		2,494.7	2,434.4	2,161.6
Non-controlling interests		11.9	32.2	34.3

Liabilities		5,931.4	6,360.2	5,732.8
Non-current liabilities		2,422.4	2,375.8	2,379.1
Financial liabilities	23	1,789.6	1,775.5	1,916.0
Pension provisions	20	271.7	276.3	345.1
Other non-current provisions	21	120.3	92.5	71.0
Other liabilities	22	154.3	120.9	8.2
Deferred tax liabilities	14	86.5	110.6	38.8

Current liabilities		3,509.0	3,984.4	3,353.7
Financial liabilities	23	133.7	291.5	166.9
Trade payables	24	2,514.6	2,799.4	2,325.0
Other current provisions	21	162.0	176.2	156.4
Income tax liabilities		72.3	54.7	55.7
Other liabilities	24	584.9	662.6	573.1
Liabilities held for sale	16	41.5	0.0	76.6

Total equity and liabilities		8,438.0	8,826.8	7,928.7

008	Group statement of financial position as of 31 December	Celesio AG 2012

Group statement of cash flows for the year ended 31 December

	2011 € m (unaudited)	2012 € m
Net profit/loss from continuing operations	76.7	109.6
Amortisation, depreciation and impairment of non-current intangible assets and property, plant and equipment	187.4	172.4
Result from associates accounted for using the equity method and other equity investments	–8.3	–8.1
Dividends received	9.1	9.9
Financial result	139.4	163.5
Net result from the disposal of non-current assets and subsidiaries	–23.4	–8.5
Impairment of operating assets	61.3	61.6
Change in deferred taxes and income taxes	100.2	105.1
Income taxes paid	–132.3	–96.1
Other non-cash income and expenses	13.4	15.1
Change in net operating assets	198.0	–0.3
Change in inventories	–103.5	58.5
Change in trade receivables	58.7	74.2
Change in trade payables	207.4	–168.0
Change in other net operating assets	35.4	35.0
Change in other assets and other liabilities	–43.4	–91.3
Change in other assets	–22.9	–57.8
Change in other liabilities	–20.5	–33.5
Net cash flow from operating activities – continuing operations	578.1	432.9
Net cash flow from operating activities – discontinued operations	–18.8	–10.8
Net cash flow from operating activities – continuing and discontinued operations	559.3	422.1

Celesio AG 2012	Group statement of cash flows for the year ended 31 December	009

	2011 € m (unaudited)	2012 € m
Proceeds from the disposal of non-current assets	42.0	21.1
Capital expenditure on non-current assets	–178.1	–120.2
Proceeds from the disposal of subsidiaries	3.1	64.4
Cash paid for business combinations	–32.8	–258.2
Net cash flow from investing activities – continuing operations	–165.8	–292.9
Net cash flow from investing activities – discontinued operations	–34.6	131.0
Net cash flow from investing activities – continuing and discontinued operations	–200.4	–161.9
Payments made to shareholders (including non-controlling interests)	–86.6	–43.9
Payments made in connection with the change in ownership interests in subsidiaries that do not result in a loss of control	–0.5	–1.1
Proceeds from borrowings	756.3	863.6
Repayment of borrowings	–659.7	–907.1
Interest paid	–128.6	–113.6
Interest received	7.1	11.1
Net cash flow from financing activities – continuing operations	–112.0	–191.0
Net cash flow from financing activities – discontinued operations	–2.6	0.3
Net cash flow from financing activities – continuing and discontinued operations	–114.6	–190.7

010	Group statement of cash flows for the year ended 31 December	Celesio AG 2012

	2011 € m (unaudited)	2012 € m
Net change in cash and cash equivalents	244.3	69.5
Net foreign exchange rate difference	3.2	7.2
Cash and cash equivalents at the beginning of the period	200.8	448.3
Cash and cash equivalents at the end of the period	448.3	525.0
Cash and cash equivalents of discontinued operations and disposal groups at the end of the period	/	1.1
Cash and cash equivalents at the end of the period (according to the group statement of financial position)	448.3	523.9

Please refer to the notes for further explanations, especially relating to the restatement of previous-year figures in the group statement of cash flows.

Celesio AG 2012	Group statement of cash flows for the year ended 31 December	011

Group statement of changes in equity for the year ended 31 December

	Issued capital € m	Capital Reserves € m	Revenue reserves € m

Adjusted balance as of 1 January 2012	217.7	1,186.0	1,291.5
Change in capital	0.0	0.0	0.0
Dividends	0.0	0.0	–42.5
Change in ownership interests in subsidiaries that do not result in a loss of control	0.0	0.0	–1.3
Changes to the consolidated group	0.0	0.0	–0.4
Other comprehensive income	0.0	0.0	0.0
Net profit/loss	0.0	0.0	–156.1
Comprehensive income	0.0	0.0	–156.1
As of 31 December 2012	217.7	1,186.0	1,091.2

The following information are unaudited:
As of 31 December 2010	217.7	1,145.2	1,393.7
Revaluation of defined benefit pension plans	0.0	0.0	–19.7
Adjusted balance as of 1 January 2011	217.7	1,145.2	1,374.0
Change in capital	0.0	40.8	0.0
Dividends	0.0	0.0	–85.1
Change in ownership interests in subsidiaries that do not result in a loss of control	0.0	0.0	0.7
Changes to the consolidated group	0.0	0.0	0.0
Other comprehensive income	0.0	0.0	0.0
Net profit/loss	0.0	0.0	1.9
Comprehensive income	0.0	0.0	1.9
Adjusted balance as of 31 December 2011	217.7	1,186.0	1,291.5

1)	Of which attributable to discontinued operations and disposal groups: € –4.1m.

2)	Of which attributable to discontinued operations and disposal groups: € –7.4m.

3)	Of which attributable to discontinued operations and disposal groups: € –11.5m.

4)	Of which attributable to discontinued operations in the reporting period: € –0.2m (previous year € –0.2m).

012	Group statement of changes in equity for the year ended 31 December	Celesio AG 2012

Revaluation reserves						Equity Attributable to shareholders of Celesio AG € m	Non- controlling interests € m	Equity € m
Translation reserves € m	Revaluation of defined benefit plans € m	Asset revaluation reserves € m	Available- for-sale financial assets € m	Cash flow hedges € m	Other comprehensive income from associates accounted for using the equity method € m
–148.4	–90.1	–0.4	0.0	–20.8	–1.1	2,434.4	32.2	2,466.6
0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
0.0	0.0	0.0	0.0	0.0	0.0	–42.5	4)–1.6	–44.1
0.0	0.0	0.0	0.0	0.0	0.0	–1.3	0.0	–1.3
0.0	0.0	0.4	0.0	0.0	0.0	0.0	0.0	0.0
–11.0	–61.5	0.0	0.0	4.4	–4.8	–72.9	–3.4	–76.3
0.0	0.0	0.0	0.0	0.0	0.0	–156.1	7.1	–149.0
–11.0	–61.5	0.0	0.0	4.4	–4.8	–229.0	3.7	–225.3
1)–159.4	2)–151.6	0.0	0.0	–16.4	–5.9	3)2,161.6	34.3	2,195.9

–151.5	0.0	–0.4	–0.6	–14.9	0.0	2,589.2	11.9	2,601.1
0.0	–74.8	0.0	0.0	0.0	0.0	–94.5	0.0	–94.5
–151.5	–74.8	–0.4	–0.6	–14.9	0.0	2,494.7	11.9	2,506.6
0.0	0.0	0.0	0.0	0.0	0.0	40.8	0.0	40.8
0.0	0.0	0.0	0.0	0.0	0.0	–85.1	4)–1.7	–86.8
0.0	0.0	0.0	0.0	0.0	0.0	0.7	–1.5	–0.8
0.0	0.0	0.0	0.0	0.0	0.0	0.0	19.0	19.0
3.1	–15.3	0.0	0.6	–5.9	–1.1	–18.6	0.6	–18.0
0.0	0.0	0.0	0.0	0.0	0.0	1.9	3.9	5.8
3.1	–15.3	0.0	0.6	–5.9	–1.1	–16.7	4.5	–12.2
–148.4	–90.1	–0.4	0.0	–20.8	–1.1	2,434.4	32.2	2,466.6

Celesio AG 2012	Group statement of changes in equity for the year ended 31 December	013

Notes to the consolidated financial statements

Celesio AG 2012

(information pertaining to the year ended

31 December 2011 is unaudited)

014	Notes to the consolidated financial statements	Celesio AG 2012

General disclosures

General information

Celesio is an international service provider in the pharmaceutical and healthcare markets. These consolidated financial statements of Celesio AG and its subsidiaries as of 31 December 2012 and 2011 and for each of the two years then ended, comprising the group income statement, the group statement of comprehensive income, the group statement of financial position, the group statement of cash flows, the group statement of changes in equity and the notes to the financial statements, have been prepared in accordance with the International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Celesio has previously issued consolidated financial statements for the same periods prepared in accordance with IFRS as endorsed by the European Union and applicable at the end of the reporting period, and supplemented by the provisions of Sec. 315a (1) Handelsgesetzbuch (HGB, German Commercial Code). No differences are to be reported. Subsequent events were considered in accordance with IAS 10. All information and data regarding 2011 are unaudited.

The consolidated financial statements have been prepared in euro (€) with all figures generally presented in million euros (€ m). We would like to draw attention to the fact that differences may arise from use of amounts and percentages rounded to the nearest whole number.

The group income statement has been prepared using the nature of expense method. The statement of financial position has been classified into current and non-current items in accordance with IAS 1. To aid clarity, a number of items have been combined, both in the group statement of financial position and in the group income statement. These are presented in detail in the notes.

The stock corporation is headquartered in Stuttgart, Germany. The address is Celesio AG, Neckartalstrasse 155, 70376 Stuttgart. The shares of Celesio AG are traded on the public exchange.

The consolidated financial statements were authorised for issue by the Management Board on 17 February 2014.

Celesio AG 2012	General disclosures	015

Basis of consolidation

The consolidated financial statements have been prepared in compliance with the group’s uniform accounting policies, based on IFRS. The consolidated subsidiaries have reported for the same reporting period as that used for the consolidated financial statements.

Subsidiaries over which Celesio AG has either direct or indirect control as defined by IAS 27 “Consolidated and Separate Financial Statements” and SIC 12 “Consolidation – Special Purpose Entities” have been fully consolidated in the consolidated financial statements. Subsidiaries are fully included in the consolidated financial statements on the date on which control is transferred to the group. They are deconsolidated on the date on which control passes from the group. Potential voting rights that can be presently exercised or converted, including potential voting rights held by other entities, are considered when assessing whether an entity is controlled or not. In the course of business combinations, put and call options and combinations of such options have been entered into for the remaining non-controlling interests. If the risks and opportunities inherent in the options have already passed to Celesio, the entities acquired in the business combination are fully consolidated taking account of the existing shares and options. The shares attributable to the options are not treated as non-controlling interests but are recognised as a purchase price liability in accordance with IAS 32.23.

If the risks and opportunities inherent in the options remain with the former owner, the entities acquired in the business combination are consolidated taking account of the original shares and disclosing respective non-controlling interests. A purchase price liability was recognised through revenue reserves for put options of the former owner.

The consolidation of investments is performed in accordance with the acquisition method pursuant to IFRS 3. This entails revaluing assets, liabilities and contingencies that meet the recognition criteria of IFRS 3 at fair value on the date on which control passes to the group. Any difference remaining between the consideration paid and the interest in the net assets of the acquired company is recognised as goodwill. The cost of a business combination is measured at the fair value of the assets issued to make the combination less the liabilities entered into or assumed on the date of acquisition. The acquisition-related costs of a business

016	General disclosures	Celesio AG 2012

combination are expensed at the time they are incurred and presented under other expenses. Since 1 January 2010, contingent consideration is measured at fair value in the course of purchase accounting. Later adjustments to the fair value of this contingent consideration that constitute an asset or a liability are treated in accordance with IAS 39. Differences in debt instruments are recognised through profit or loss but no adjustment is made in the case of equity instruments. For business combinations prior to 1 January 2010, any purchase price payments that were contingent on future events were only considered in the purchase accounting if they were probable and could be reliably estimated. A change in a contingent liability is recognised by adjusting the purchase price liability and the historic acquisition cost of the business combination, which impacts on goodwill accordingly.

For business combinations achieved in stages, the shares held are revalued through profit or loss at their fair value on the date control passes to the purchaser.

•	Transactions, i.e. share increases or reductions, between owners that do not result in a loss of control are recorded as equity transactions not affecting income. However, if transactions lead to a loss of control the resulting gain or loss is posted through profit or loss. The profit or loss also includes the effect of revaluing any remaining shares in the equity of the investment at fair value.

•	Any excess of the cost of the business combination over the group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised as goodwill under non-current assets and subject to an impairment test at least once a year in accordance with IFRS 3 and IAS 36. Where any negative goodwill remains after reassessed testing, it is posted through profit or loss on the date of purchase accounting.

Non-controlling interests represent the portion of profit or loss and net assets that is not attributable to Celesio. Non-controlling interests are measured at their share in the fair value of the identifiable net assets. These are presented separately in the group income statement and the group statement of financial position. In the group statement of financial position they are presented under equity, separately from the share of equity attributable to Celesio.

Celesio AG 2012	General disclosures	017

Associates are included in the consolidated financial statements using the equity method pursuant to IAS 28 at the time significant influence is acquired. Entities over which Celesio exercises common control together with other parties (joint ventures) are consolidated using the equity method in accordance with the option provided in IAS 31. Other investments are recognised at fair value in accordance with IAS 39 or, if no fair value is available and fair value cannot be reliably determined, at acquisition cost.

The effects of intercompany transactions are eliminated. Intercompany profits and losses, revenue, income and expenses as well as all receivables and liabilities between consolidated companies are offset against each other. Intercompany profits and losses originating from intercompany deliveries of non-current and current assets are eliminated. Pursuant to IAS 12, deferred taxes are recognised on any differences arising from consolidation.

Currency translation

All financial statements included in the consolidated financial statements that have been prepared in foreign currency are translated into euro using the functional currency concept. Since the companies of the Celesio Group operate their businesses independently, their functional currencies are the national currencies applicable in each case. Assets and liabilities are therefore translated at the rate at the end of the reporting period pursuant to IAS 21. Income statement items are translated using the annual average exchange rates. Any differences arising from currency translation are posted to other comprehensive income. Goodwill arising from business combinations is recorded in the currency of the acquiree and thus translated using the exchange rate at the end of the reporting period. In the event that group companies are deconsolidated, any currency differences carried in equity are released to profit or loss.

018	General disclosures	Celesio AG 2012

The table below shows the year-on-year development in exchange rates relevant for the Celesio Group:

Country	Currency	Closing rate		Average exchange rate
		31/12/2011	31/12/2012	2011	2012
United Kingdom	GBP	0.8353	0.8161	0.8676	0.8105
Brazil	BRL	2.4159	2.7036	2.3240	2.5012
Norway	NOK	7.7540	7.3483	7.7927	7.4729
Czech Republic	CZK	25.7870	25.1510	24.5812	25.1442
Denmark	DKK	7.4342	7.4610	7.4506	7.4437
Sweden	SEK	8.9120	8.5820	9.0278	8.6985

Monetary items denominated in foreign currencies are measured at the closing rates pursuant to IAS 21. Any unrealised gains or losses from these positions are offset against any gains or losses from marking to market any derivatives used to hedge the foreign exchange exposures in the group income statement. Non-monetary items denominated in foreign currencies are recognised at their historical rates.

Adjustments to previous year disclosures

Following careful scrutiny and analysis of the strategic options, the Management Board of Celesio passed a resolution at the end of March 2012 to dispose of the business areas Movianto (excluding the marketing and logistics operation in Austria) and Pharmexx as well as the mail-order pharmacy DocMorris, and the brand name, previously presented in the Patient and Consumer Solutions segment. From this date, the operations listed above have been classified as discontinued operations pursuant to IFRS 5. As a result, the previous-year figures were restated in the group income statement and the group statement of cash flows with corresponding adjustments made to the related disclosures and explanations in the notes to allow comparison. For more detailed information and explanations, please refer to note (16).

Celesio AG 2012	General disclosures	019

Other adjustments to the previous year’s disclosures result from the early adoption of the revised version of “IAS 19 –Employee Benefits” in the 2012 fiscal year, which had a significant impact on the recognition and measurement of defined benefit plans. As a result, the previous-year figures were restated in the group income statement, the group statement of comprehensive income, the group statement of financial position, the group statement of cash flows and the group statement of changes in equity with corresponding adjustments made to the related disclosures and explanations in the notes to allow comparison. Detailed information and explanations are made in the accounting policies on g page 35.

Starting in the 2012 fiscal year, the investment result, comprising the result from associates accounted for using the equity method as well as the result from other investments, is no longer included in EBIT (earnings before interest and tax). Instead it is disclosed separately below this item. This change in disclosure reflects the new structure of internal reporting and the management system and is in line with the general practice of our peers. The previous-year figures were restated to allow comparison. The investment result for the 2012 fiscal year amounts to € 8.1m (previous year € 8.3m) and has a corresponding impact on both EBIT and EBITDA.

020	General disclosures	Celesio AG 2012

New International Financial Reporting Standards

The IASB and the International Financial Reporting Interpretations Committee (IFRIC) have issued amendments to existing IFRS and new standards and interpretations whose application has been mandatory since 1 January 2012. The following standards and interpretations have been applied by the Celesio Group for the first time in this reporting period:

In October 2010, IASB released supplements to “IFRS 7 – Disclosures: Transfers of Financial Assets”. This extends the reporting duties concerning transfers of financial assets where the transferring entity retains an exposure to the transferred assets. Also in October 2010, the IASB released supplements to “IAS 12 – Income Taxes – Deferred Tax: Recovery of Underlying Assets” and in December 2010, “IFRS 1 – Removal of the Fixed Transition Dates for the First-Time Adopters of IFRS” as well as “IFRS 1 – Severe Hyperinflation and Removal of Fixed Dates for First-time Adopters”. IAS 12 was changed regarding “Deferred tax arising from investment properties using the fair value model”. The amended standards do not have any impact on the consolidated financial statements.

Celesio AG 2012	General disclosures	021

The IASB and the IFRIC have issued additional standards and interpretations that are not yet mandatory for the reporting period. Specifically, the standards and interpretations concerned are:

IFRS standard/interpretation		Published by the IASB	Mandatory for fiscal years starting on or after:
IAS 1	Presentation of items of other comprehensive income (OCI)	16/06/2011	01/07/2012
IAS 27	Separate financial statements	12/05/2011	01/01/2013
IAS 28	Investments in associates and joint ventures	12/05/2011	01/01/2013
IAS 32	Offsetting financial assets and financial liabilities	16/12/2011	01/01/2013
IFRS 7	Offsetting financial assets and financial liabilities	16/12/2011	01/01/2013
IFRS 7	Disclosures on transition to IFRS 9	16/12/2011	01/01/2013
IFRS 9	Classification and measurement	12/11/2009	01/01/2015
IFRS 9	Financial instruments: Classification and measurement of financial liabilities	28/10/2010	01/01/2015
IFRS 10	Consolidated financial statements	12/05/2011	01/01/2013
IFRS 11	Joint arrangements	12/05/2011	01/01/2013
IFRS 12	Disclosure of interests in other entities	12/05/2011	01/01/2013
IFRS 13	Fair value measurement	12/05/2011	01/01/2013
IFRIC 20	Stripping costs in the production phase of a surface mine	19/10/2011	01/01/2013

From a current perspective, none of the amendments set out above will have a material impact on the assets position, financial position and earnings of the Celesio Group, although changes in presentation will be required in isolated cases and further disclosure requirements generally. The group has not availed itself of the option to early adopt the standards and interpretations.

022	General disclosures	Celesio AG 2012

Accounting policies

The consolidated financial statements have been prepared in accordance with the historical cost convention (by which items are measured at historical cost or amortised cost) with the exception, primarily of derivative financial instruments, available-for-sale financial assets and financial assets measured at fair value through profit or loss, which are recognised at fair value.

Pursuant to IAS 38, acquired intangible assets are recognised at historical cost plus any incidental costs of acquisition and less any trade discounts or rebates. If the asset has a limited useful life, it is amortised using the straight-line method.

Internally generated intangible assets from which future benefits are likely to flow to the group and whose cost can be reliably measured are recognised at the cost of production. The cost of production includes all costs directly attributable to development as well as an appropriate portion of allocable production-related overheads. Payments on account include expenses recognised for software being developed including own work capitalised.

Concessions, industrial rights, licences, patents and software have useful lives generally ranging from two to 20 years. Intangible assets that are amortised are subject to an impairment test if there are any indications or changes in the underlying assumptions which suggest that the carrying value of the asset is no longer recoverable. Where necessary, impairment losses are recorded in accordance with IAS 36. These are reversed as soon as the reasons for the impairment cease to exist.

It is assumed that goodwill has an indefinite useful life. This also applies to brands acquired by the group provided that there is an intention to use them for an indefinite period as they mainly pertain to company names. According to IAS 38, intangible assets with an indefinite useful life are not amortised. Rather, they are reviewed at least once annually in accordance with IAS 36 and, if there is any indication of impairment, subjected to an impairment test. Impairment losses are determined by allocating goodwill or brands at the level of the cash-generating units. The cash-generating units in the Wholesale business area correspond to the business area of the respective country (e.g. Wholesale Germany). The goodwill attributable to the marketing and logistics activities of Movianto in Austria was allocated to the Wholesale Austria cash-generating unit. Until the end of 2012, the pharmacies in the United Kingdom were considered as a cash-generating unit within Patient and Consumer Solutions, and the pharmacies in other countries were combined in the International Retail cash-generating unit.

Celesio AG 2012	General disclosures	023

Impairment losses are recognised at the amount by which the carrying amount exceeds the recoverable amount. The recoverable amount is the higher of an asset’s value in use and its fair value less costs to sell. Value in use is the present value of the future cash flows expected to be derived from the asset or cash-generating unit concerned and is determined using the discounted cash flow method. This relies on the latest business planning approved by management for the next five years (detailed planning period). The planning projections are rolled forward to the following years using a constant growth rate. The growth rates after the detailed planning period are based on historical growth rates, independent studies on medium-term market development – comparing Celesio’s projected performance to that of the market – and the expectation for long-term growth in the healthcare market in light of demographic and other developments.

The planning is based on past developments and expectations of future market developments at the level of the cash-generating unit. Significant planning assumptions relate to revenue growth, the development of gross margins and operating margins, the discount rate and the growth rate in the period after the detailed planning period. The anticipated impact of definite or foreseeable government measures is also considered for pharmacies and the wholesale business.

During the detailed planning period for the LloydsPharmacy cash-generating unit it is assumed that the gross margin will fall slightly due to the continued expansion of service business, even though revenue is forecast to rise.

Overall, the Management Board are forecasting a rise in both revenue and earnings in the International Retail cash-generating unit existing for the countries until the end of the year. This expectation is founded on the positive development of revenue in Norway and the continuing decline in start-up losses in Sweden.

With regard to Wholesale UK, we expect revenue to remain stable despite the patent protection expiring on a number of important drugs, as the related fall in prices can be compensated by a rise in volume.

For Wholesale France, the Management Board anticipates stable gross profit margins despite growing pressure from competition and stagnating pharmaceutical markets.

024	General disclosures	Celesio AG 2012

The Management Board is forecasting solid revenue and earnings for Wholesale Austria in the coming fiscal years on account of the stable market.

Cash flows are discounted using the weighted average cost of capital (before tax), which is determined for each cash-generating unit. The cost of capital is composed of borrowing costs, which are based on the interest rates obtainable on the capital markets, and the costs of equity, which are calculated from a risk-free basic rate of return, a premium for the industry risk and a country-specific risk premium.

Celesio AG 2012	General disclosures	025

Celesio conducts scheduled impairment tests on goodwill and brands once each year. Prior to 2012 these were performed in the third quarter of each year. In the reporting period this procedure was changed to the fourth quarter in the course of revising the internal planning cycle. The following overview summarises the parameters used in the impairment test for each division to determine the value in use.

	Goodwill		WACC 1)		Growth rate after the detailed planning period 1)
	31/12/2011 € m	31/12/2012 € m	2011%	2012%	2011%	2012%
Patient and Consumer Solutions	1,673.0	1,632.0	9.7 – 10.6	8.3 – 12.7	1.9 – 2.0	2.0
Of which Lloydspharmacy	1,235.2	1,263.5	9.7	8.6	2.0	2.0
Of which DocMorris / International Retail	437.8	368.5	10.6	8.3 – 12.7	1.9	2.0
Pharmacy Solutions	519.1	521.3	9.8 – 17.9	8.6 – 14.4	2.0 – 3.0	2.0 – 3.4
Of which Wholesale UK	149.5	153.0	9.8	8.6	2.0	2.0
Of which Wholesale France	134.1	134.2	10.8	10.0	2.0	2.0
Of which Wholesale Austria	101.3	122.2	9.9	8.8	2.0	2.0
Of which Others	134.2	111.9	/	/	/	/
Manufacturer Solutions	163.4	/	10.3 – 11.8	/	2.0	/
Of which Pharmexx	64.8	/	11.8	/	2.0	/
Of which Movianto	98.6	/	10.3	/	2.0	/

1)	Assumptions as of 31 October 2012.

026	General disclosures	Celesio AG 2012

Further scenarios were analysed for the critical calculation parameters to verify the values in use as of 31 October 2012. Management considers the following scenarios to be possible:

•	An increase in WACC of 1.0 percentage point

•	A decrease in the growth rate after the detailed planning period of 0.5 percentage points

•	A one-year delay in planned revenue, retaining the margins of the base scenario, on account of prevailing market uncertainty and the strategic projects currently being implemented.

With our Brazilian Wholesale operation we intend to participate in the market opportunities that become available and expect our revenue to be slightly above the growth rates forecast for the Brazilian market. We expect to see a rise in our gross profit over the course of the detailed planning phase to bring us level with our listed competitors. The projected improvement in profitability will be supported by planned changes to our procurement strategy and internal measures aimed at realizing efficiency gains. The projected earnings before income taxes and interest should therefore rise by an average of 25.1% in each year of the planning period. The WACC of the Wholesale Brazil cash-generating unit stood at 14.2% on 31 October 2012 with the growth rate after the detailed planning phase projected to lie at 3.4%. In addition, the cash-generating unit carried goodwill of € 88.5m at the end of 2012. Based on the above assumptions, the carrying amount of the cash-generating unit exceeds its value in use by € 142,6m. An increase in the WACC of 2.2 percentage points would bring the carrying amount of the cash-generating unit in line with its value in use. A possible change in the growth rate after the detailed planning phase or a delay in the projected sales revenue would not lead to any need to record an impairment loss. In light of the existing uncertainties on the Brazilian market with regard to its future economic development and the successful implementation of the planned measures and their impact on improving profitability we developed an additional scenario in which it is assumed that only the weighted potential risks of the expected opportunities and risks in the 2014 planning year eventuate and the resulting impact on earnings is rolled forward over the full planning period. The value in use of the cash-generating unit achieves parity with its carrying amount if the average projected growth in earnings before interest and taxes falls by 16.7%. The other scenarios did not reveal any need for a potential impairment.

Celesio AG 2012	General disclosures	027

At the end of 2012, the International Retail cash-generating unit was split on account of a reorganisation of its organisational and reporting structure and defined by country, similar to the Wholesale unit. After the split, the larger share of € 234.6m of the goodwill was allocated to the Norwegian pharmacies unit on the basis of the relative values.

As of 31 March 2012 and 30 June 2012 the market capitalisation of Celesio AG, i.e. the value of all shares issued by the company, had fallen below the carrying amount of equity. As of 30 September 2012, and again on 31 December 2012, market capitalisation was approximately equivalent to the carrying amount of equity. As in 2011, the lower market capitalisation compared to book equity constituted a triggering event for another extraordinary impairment test. As a result, all assets that fall within the scope of IAS 36 were tested for impairment also during the course of the year. As part of impairment testing, planning was updated to reflect current events and capitalisation rates were recalculated if necessary.

Fair values and purchase price indications are calculated, where appropriate, based on observable comparable market transactions. The costs to make the sale correspond to the best estimate made on past experience.

Property, plant and equipment are carried at amortised cost including all incidental costs of acquisition and less any trade discounts or rebates in accordance with IAS 16. The manufacturing costs of internally constructed property, plant and equipment includes all costs which can be directly allocated to the production process as well as an appropriate portion of production-related overheads including depreciation.

Any government grants or subsidies received for the acquisition or production of an asset are recorded as deferred income. As in 2011, government grants were immaterial.

028	General disclosures	Celesio AG 2012

Property, plant and equipment are depreciated on a straight-line basis over their useful lives; an indefinite useful life is assumed for land. The useful lives of the assets are as follows:

Years
Buildings	10 – 50
Plant and machinery	3 – 15
Other equipment, furniture and fixtures	3 – 10

Where necessary, impairment losses are recorded on property, plant and equipment pursuant to IAS 36. These are reversed as soon as the reasons for impairment no longer exist.

If the economic ownership of a leased asset can be allocated to a group company (finance leases), the asset is capitalised at the inception of the lease at the present value of the lease payments plus any incidental costs borne by the lessee or at its fair value if lower pursuant to IAS 17.

Generally, the leases are for real estate and computer hardware. The leases for real estate have terms of up to ten years and some contain purchase options. The leased computer hardware generally relates to equipment needed to accommodate the outsourcing of IT services that began in 2009. The leases have a residual term of up to four years. The depreciation methods and useful lives applied correspond to the lower of the term of the lease and the useful life of comparable assets acquired for a consideration. There are no significant finance leases in place that contain contingent lease instalments.

In addition to the finance leases, Celesio entered into rental agreements under which the economic title to the assets remains with the lessor (operating leases). The lease payments are recorded through profit or loss on a straight-line basis over the term of the lease. Depending on the type of assets, the leases contain the customary rental conditions and right of first refusal. Celesio reviews agreements that are not structured as leases from a legal perspective but which nevertheless grant a right to use an asset to determine whether they constitute a lease arrangement.

Borrowing costs are capitalised if they are directly related to the acquisition or construction of a qualifying asset that needs a substantial period of time to prepare it for its intended use or sale. All other borrowing costs are expensed in the period. Celesio did not capitalise any borrowing costs in either 2012 or 2011.

Investments and securities classified as available-for-sale financial assets or financial assets measured at fair value through profit or loss are allocated to a

Celesio AG 2012	General disclosures	029

category on the date they are acquired and measured at fair value in accordance with IAS 39. Acquisitions and sales are recognised on their settlement date. These assets are measured at fair value in following periods, if this can be reliably determined. Fair value is determined from the official listings issued by stock exchanges. No held-to-maturity financial investments were carried on the reporting date.

Financial instruments are allocated to the available-for-sale category if they are not loans or receivables and are not financial assets measured at fair value through profit or loss. They are initially recognised at fair value plus transaction costs. The unrealised gains and losses from their subsequent measurement are posted to the reserve for available-for-sale financial assets without affecting income until they are realised, taking account of any deferred taxes. If the fair value of an available-for-sale financial asset falls below its cost and there are objective indications that the asset is permanently impaired, an impairment loss is charged through profit or loss. The accumulated losses previously recorded under other comprehensive income are released to the income statement. Pursuant to IAS 39.59, the following criteria are considered to be objective indications of an impairment, particularly for debt instruments:

•	Significant financial difficulty of the issuer or obligor

•	A breach of contract, such as a default or delinquency in interest or principal payments

•	The lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider

•	It becoming probable that the borrower will enter bankruptcy or other financial reorganisation

•	The disappearance of an active market for that financial asset because of financial difficulties

•	Observable data indicating that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets

According to IAS 39.61, there is objective evidence of an impairment in an investment in an equity instrument if the fair value of an available-for-sale equity instrument falls below its cost significantly or for a prolonged time. If the reasons

030	General disclosures	Celesio AG 2012

for an impairment loss no longer apply, the assets are reinstated accordingly. Reversals of impairment losses recorded on equity instruments are posted to other comprehensive income whereas debt instruments, provided they meet the criteria of IAS 39, are written up through profit or loss. When financial assets are sold, any gains previously recorded in other comprehensive income are reclassified to profit or loss. If no active market exists for the assets and their fair value cannot be determined without incurring an unreasonable expense, these financial assets are reported at historical cost.

Any transaction costs incurred in the category financial assets measured at fair value through profit or loss are posted to profit or loss. When the assets are subsequently measured, any fluctuations in fair value are posted directly to profit or loss. The fair value of financial instruments that are actively traded in organised financial markets is determined by reference to listed market bid prices at the close of business at the end of the reporting period. For financial instruments for which there is no active market, fair value is determined using generally accepted valuation techniques. Such techniques may include using recent comparable market transactions between knowledgeable, willing and independent parties, referring to the current fair value of another instrument that is substantially the same or to discounted cash flow methods.

The amortised cost of financial assets is computed using the effective interest method less any allowance for impairment and principal repayment or reduction. The calculation takes into account any premium or discount on acquisition and includes transaction costs and fees that are an integral part of the effective interest rate.

Loans to investments and other loans are receivables extended by the entity and are measured at amortised cost and allocated to the loans and receivables category in accordance with IAS 39.

Interests in associates are accounted for using the equity method pursuant to IAS 28. Associates are entities over which Celesio exercises significant influence, but does not have control. Generally, 20% to 50% of the voting rights are held in an associate. Beginning with the historical cost at the time of acquisition of the shares, the respective carrying amount of the investment is increased or decreased by any changes in the equity of the investment, regardless of their impact on profit or loss, that are attributable to Celesio’s interest in the associate. The goodwill included in the carrying amounts of the investments, determined in accordance

Celesio AG 2012	General disclosures	031

with the policies applying to fully consolidated subsidiaries, is not subject to amortisation. The investment is tested for impairment if there is any indication that the total carrying amount of the investment is impaired. Listed market prices do not exist for any of the associates accounted for using the equity method.

Interests in joint ventures are accounted for using the equity method pursuant to IAS 31. The same principles apply here as those for associates. An operation qualifies as a joint venture if Celesio can only take the strategic, financial and operating decisions relating to the activity with the unanimous consent of the parties sharing control.

Raw materials, consumables and supplies, finished goods and merchandise are recognised at cost based on weighted average purchase prices and the first-in-first-out method. In Patient and Consumer Solutions, the retail method is also applied. Pursuant to IAS 2 the positions are measured at the lower of cost or net realisable value (selling price less costs of completion and the estimated costs necessary to make the sale). This involves accounting for risks associated with holding and selling inventories by recognising specific valuation allowances. The company has not entered into any long term construction contracts pursuant to IAS 11.

Non-current assets held for sale and assets and liabilities of disposal groups and discontinued operations classified as held for sale are measured at the lower of their carrying amount or fair value less costs to sell and are no longer depreciated if their carrying amount is likely to be principally realised from a sale and not from their continued use. This is assumed if the sale is deemed to be highly probable and the relevant management level has agreed a plan for sale. This usually requires approval from the Management Board and, if certain thresholds are reached, also from the Supervisory Board. Further requirements are that the asset is available for immediate sale in its present condition, there is an intention to sell the asset and a sale is expected within twelve months.

Receivables and other assets are measured at amortised cost, including transaction costs, with the exception of financial derivatives, and allocated to loans and receivables in accordance with IAS 39. All objectively discernible specific risks are therefore accounted for by appropriate valuation allowances. The criteria listed in IAS 39.59 and explained in the section on available-for-sale financial assets are considered as objective indications of an impairment. The valuation allowances are posted to a separate allowance account. Receivables are written off as soon as a

032	General disclosures	Celesio AG 2012

receivable is actually defaulted on. Corresponding reinstatements are posted through profit or loss. Carrying amounts generally correspond with fair value. Receivables denominated in foreign currency were translated using the exchange rate prevailing at the end of the reporting period. Changes in value due to exchange rate fluctuations are posted to profit or loss.

Financial assets are derecognised if legal title to them has been transferred and all related risks and rewards of ownership have passed to the buyer. If all the risks and rewards incidental to ownership in the financial assets of the Celesio Group are neither transferred nor retained, an assessment has to be made as to whether the group still has the power of disposal over the asset or not. If the Celesio Group no longer holds the power of disposal over the financial asset, it is derecognised. If the Celesio Group has retained the power of disposal over the financial asset, the asset is recognised at the amount at which a sustained engagement is retained in the asset.

Income tax receivables and income tax liabilities are measured at the amount expected to be received from or paid to the tax authorities.

Cash and cash equivalents contain liquid funds such as cash on hand, checks and bank balances with a term to maturity of less than three months. They are recognised at nominal value. Foreign cash reserves have been valued using the rate at the end of the reporting period.

All derivative financial instruments entered into within the Celesio Group such as forward exchange contracts, options or swaps are used solely to hedge foreign currency exposures, interest exposures and the risks of price fluctuations inherent in our operating business and to reduce the related financing requirements. According to IAS 39 these items are initially recognised at fair value in the statement of financial position and subsequently measured at their fair value at the end of the reporting period. Depending on their fair value at the end of the reporting period, derivative financial instruments are reported under other financial assets or other financial liabilities respectively.

Hedges are used to secure both the net realisable value of items in the statement of financial position and future cash flows. This includes exchange rate hedges for intended purchases of merchandise within a twelve-month period, although no such cases were carried as of the reporting date.

Celesio AG 2012	General disclosures	033

The provisions of IAS 39 have been applied for hedge accounting. At the inception of a hedge relationship, the group formally designates and documents the hedge relationship to which the group wishes to apply hedge accounting and the risk strategy and risk management objective for undertaking the hedge. The documentation contains a definition of the hedging instrument, the hedged item or the hedged transaction and the nature of the risk being hedged. Likewise, the documentation contains a description of how the Celesio Group will determine the effectiveness of the hedging instrument to compensate the risks. Such hedges are expected to be highly effective in offsetting changes in fair value or cash flows. They are assessed continuously to determine whether they actually have been highly effective throughout the reporting periods for which they were designated. Hedge accounting involves qualifying a derivative either as a fair value hedge or as a cash flow hedge. Changes in the value of a fair value hedge are recorded directly in profit or loss for the period. Conversely, the portion of the change in value of a cash flow hedge qualifying as highly effective is initially posted to other comprehensive income until it is reclassified to profit or loss when the underlying future cash flow eventuates.

Currency derivatives used as hedges for fair value risks are not formally subject to the rules on hedge accounting. The changes in the fair value of these derivatives which, from an economic point of view, are effective regarding the group’s hedging strategy, are recognised in profit or loss. They are offset by the contrary movements in the fair value of the hedged items.

Derivative financial instruments that are not in an effective hedge as defined by IAS 39 are recognised at fair value and classified as a financial asset or financial liability held for trading.

The fair values of derivatives are determined by reference to capital market data at the end of the reporting period and by use of suitable valuation methods such as the discounted cash flow method and other generally accepted option pricing models. The calculation uses the market interest rates applicable for the remaining term of the derivatives.

Deferred tax assets and liabilities are deferred in accordance with IAS 12 using the balance sheet liability method. This involves recognising deferred taxes for all temporary differences between the carrying amounts recognised in the consolidated financial statements and the tax base of assets and liabilities as well as any deferred taxes arising from consolidation. Deferred tax liabilities are not

034	General disclosures	Celesio AG 2012

recorded for the retained earnings of domestic and foreign subsidiaries if they are expected to remain within the company in the long term. Deferred tax assets are recognised on unused tax losses at the amount at which the associated tax benefits are likely to be realised through future taxable profit and these can be reliably measured. The amount is based on tax planning taking into account the future tax strategy and any limitations on carrying forward tax losses. The calculation of deferred taxes is based on the tax rates valid in the countries concerned at the time they were recognised or which had been enacted for future periods. A uniform group tax rate of 30.7% is used for the German companies.

Provisions for pensions: IASB released changes to “IAS 19 – Employee benefits” in June 2011. This revised standard becomes mandatory for all reporting periods beginning on or after 1 January 2013. Celesio has decided to early adopt the revised standard for the 2012 fiscal year in line with the majority of its peers in order to record the full amount of its defined benefit obligation (“DBO”) in its statement of financial position. The changes have a significant impact on the recognition and measurement of defined benefit plans. Actuarial gains and losses (new valuations) are now to be posted directly to other comprehensive income upon arising. The corridor method, which has been permitted to date and used by the Celesio Group, is no longer permitted under the revised standard. The new valuations previously recorded under other comprehensive income will no longer be recorded through profit or loss in subsequent periods. Rather, they will remain as components of other comprehensive income.

Another change relates to defined benefit plans which are partially or fully funded by plan assets. The interest earned on plan assets may no longer be estimated by management on the basis of the allocation to the various asset categories and their expected yields. Rather, the interest is now based on the net assets and net liabilities of the defined benefit plan. The same interest rate is used to calculate the net interest result. Thus the previous separate line items “interest expense” and “expected return on plan assets” have now been replaced by the line item, “net interest result”.

If there is a change in the plan that affects the pension obligation arising from past service, this then results in a need to adjust past service cost. Under the previous treatment, past service cost was to be spread over the remaining period until the date on which the pension entitlements became vested. By contrast, under the new treatment past service cost is recorded in the period in which the

Celesio AG 2012	General disclosures	035

changes to the plan are made. Thus past service cost is no longer spread over future periods. The amendments to IAS 19 also entail a change in the definition of plan curtailments. In future, a significant reduction to the number of employees participating in the plan constitutes a plan curtailment. In addition, gains or losses from plan curtailments and past service cost from other changes to the plan are treated equally.

The changes to IAS 19 also involve enhanced disclosures on defined benefit plans. In particular, the characteristics of the key benefit plans must be described in more detail and sensitivity analyses made of the relevant inputs of the calculation of the DBO including disclosure of the impact that the defined benefit plans could have on the cash flows of the reporting entity.

The basic definition of the discount rate remains unchanged. When making the calculation in the 2012 fiscal year, an adjustment was made to take account of the changes on the capital markets. Generally, management considers here the interest rates of corporate bonds with top ratings in the country in question. In Norway, the recommendations of the standards-setting organisation with regard to which discount factors should be applied were taken into account for the first time in the 2012 fiscal year.

The changes are to be applied retrospectively in accordance with “IAS 8 – Accounting policies, changes in accounting estimates and errors”. As a result, all unamortised actuarial gains and losses that have not been recognised to date on account of the corridor method being used were offset against other comprehensive income in equity as of 1 January 2011. In addition, the amounts previously recorded through profit or loss that must now be posted to other comprehensive income under the amended standard were reclassified to the revaluation reserves.

Due to the retrospective application of the changes, the previous-year figures were restated to allow comparison. This leads to a drop in equity of € 94.5m as of 1 January 2011 with pension provisions rising by € 129.6m and the net balance of deferred tax assets and deferred tax liabilities also rising by € 35.1m.

As of 31 December 2011 equity falls by € 111.2m and pension provisions rise by € 141.7m with deferred tax liabilities rising by € 2.0m. Deferred tax assets increased by € 43.7m, associates recorded using the equity method have decreased by € 0.9m while the net balance from measuring pension obligations fell

036	General disclosures	Celesio AG 2012

by € 10.3m to € 0.0m. These changes have led to a rise in total assets of € 32.5m as of 31 December 2011. Due to the retrospective changes, the net income for 2011 fell by € 0.3m. This results primarily from a fall in personnel expenses of € 5.1m and an increase in interest expenses of € 5.9m. Due to the need to recognise actuarial losses, other comprehensive income fell by € 15.3m.

As of 31 December 2012, the equity reported after the first-time adoption of the revised standard is down by € 159.4m, pension provisions have risen by € 199.9m and held for sale liabilities also rose by € 3.7m. The net balance of deferred taxes increased by € 61.1m, while the net balance from the revaluation of pensions fell by € 15.6m to € 0.0m. In addition, associates measured using the equity method dropped by € 5.4m and held for sales assets have risen by € 4.1m. In the 2012 fiscal year the early adoption leads to an improvement of earnings after tax of € 17.9m. This results primarily from a fall in personnel expenses of € 20.5m and an increase in interest expenses of € 6.6m. Due to actuarial losses, other comprehensive income has fallen by € 61.5m.

The changes in IAS 19 do not have any impact on the statement of cash flow.

Provisions for pensions and similar obligations are determined using the actuarial projected unit credit method in accordance with IAS 19. This method involves considering the biometric parameters and the respective long-term interest rates on the capital markets as well as the latest assumptions on future salary and pension increases. The net interest recorded in pension expenses is reported under the interest result.

Celesio AG 2012	General disclosures	037

Pursuant to IAS 37, other provisions should be recorded if there is a constructive or legal obligation to a third party based on a past business transaction or event. The flow of economic benefits required to settle the obligation must be probable and reliably measurable. Provisions are measured at the amount needed to settle the obligation taking account of all discernible risks. The most likely amount is taken. Any reimbursement claims are not offset against provisions. If it is not possible to recognise a provision because one of the above criteria is not met, the obligation is disclosed under contingent liabilities. Provisions for onerous contracts are recognised if the contractual obligation is higher than the expected economic benefits. Provisions with a term of more than twelve months are discounted.

Restructuring provisions are only recognised when the company has issued a detailed formal plan for the restructuring and has raised a valid expectation in the employees affected that it will carry out the restructuring.

Share-based compensation programs are accounted for in accordance with IFRS 2. The programs in the Celesio Group qualify as cash-settled share-based payment transactions. The expenses generated by the programs and the obligations to settle these benefits are recognised over the vesting period. The obligation is remeasured at the end of each reporting period using a binomial model. Changes in fair value are recognised in the income statement. The resulting expense is reported as personnel expenses and the obligation is presented under other provisions.

With the exception of derivative financial instruments, liabilities are initially recognised at fair value plus transaction costs. They are subsequently measured at amortised cost using the effective interest rate method.

The debt components of convertible bonds are measured using the market interest rate obtainable on a similar debt instrument, but one that is not convertible. These debt components are measured as liabilities at amortised cost until they are converted into equity or become due for repayment. The remaining component of the proceeds from the bond represents the value of the conversion right. This is presented under capital reserves in equity after deducting any income tax impact. The financial liability rises over the course of time by the difference between the effective interest rate and the hypothetical market interest rate. Transaction costs related to the issue of the instrument are allocated to the debt and equity components of the convertible bond in proportion to the capital extended to the group by the instrument.

038	General disclosures	Celesio AG 2012

The corporate bonds issued in 2010 and in the reporting year are measured at amortised cost using the effective interest rate method and reported as a liability.

Financial liabilities designated as the hedged item of a fair value hedge are recognised at amortised cost plus any gain or loss allocated to the hedged risk (known as a basis adjustment). No fair value hedges were in place on the reporting date. The fair values of financial liabilities have been determined using interest rates valid for the corresponding maturities and repayment schedules at the end of the reporting period.

All liabilities denominated in foreign currency (including any hedged items) are translated using the closing rate at the end of the reporting period. Any resulting changes in value are posted to the income statement.

Current portions of originally non-current assets and liabilities whose residual terms are less than one year are reported on principle as current items in the statement of financial position.

Financial guarantees issued by the group are those contracts that require a payment to be made to reimburse the holder for a loss it incurs because the specified debtor fails to make a payment when due in accordance with the terms of a debt instrument. Financial guarantee contracts are recognised initially as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantee. Subsequently, the liability is measured using the best estimate of the expenditure required to settle the present obligation at the end of the reporting period.

Contingent liabilities include present obligations that arise from past events where an outflow of resources embodying economic benefits is not probable or where the amount of the obligation cannot be estimated reliably. Contingent liabilities are recognised at their fair value if they were acquired in the course of a business combination and meet the criteria for recognition pursuant to IFRS 3. Subsequent measurement is based on the obligation that is initially recognised. If the obligation has been extinguished – statute-barred, for example – the contingent liability is released. Contingent liabilities not assumed in the course of a business combination are not recognised. Contingent assets are not recognised.

Celesio AG 2012	General disclosures	039

Revenue in the Patient and Consumer Solutions and Pharmacy Solutions divisions mainly originates from the sale of merchandise and, to a lesser extent, from the provision of services and receipt of royalties. In the Manufacturer Solutions division, which is reported as a discontinued operation, revenue was also generated from services for manufacturers. Revenue and other income are recognised when the goods or services are delivered provided that the amount can be reliably measured and it is likely that economic benefits will flow to the group. Any deductions from sales such as returned goods, rebates, discounts allowed and bonuses are deducted from gross revenue.

Upon the sale of merchandise to customers, the date on which the goods are delivered is also the date on which economic title to the merchandise passes to the customer. In this case, the transfer of economic title is not attached to the transfer of legal title. Deliveries of merchandise where past experience shows that returns should be expected are not recognised in revenue until the deadline for return expires.

If Celesio collects amounts in the interest of third parties, these do not constitute revenue as they do not represent an inflow of economic benefits for the company. Only the remuneration for arranging the transaction and not the total proceeds are recognised as revenue of the entity. Celesio is only regarded as the principal of such agency transactions if it bears the significant risks and rewards associated with the sale of the goods or the rendering of the services. In this case, all the cash received is recognised as revenue.

Revenue from the rendering of services is recognised using the percentage of completion method. The revenue from long-term service agreements is recognised on a straight-line basis over the term of the agreement or – if the services are not spread uniformly over this term – in accordance with the costs already incurred in relation to total costs measured on the basis of past experience.

Income from sale and lease-back transactions is recognised immediately in profit or loss provided the lease qualifies as an operating lease and the sales price corresponds to the fair value of the asset. When classifying a lease as a finance lease, the income is deferred and released through profit and loss over the term of the agreement.

Operating expenses are recognised in profit or loss when a service is used or when the costs are incurred. Expenses within the framework of rental agreements and leases that qualify as operating leases are recognised contemporaneously to the use of the rented or leased asset.

040	General disclosures	Celesio AG 2012

Interest is recorded as an expense or income respectively in the period in which it arises unless the criteria of IAS 23 are satisfied for capitalising it in the cost of an asset or liability.

Dividends are recognised when the legal right to receive the payment is established.

Management estimates and judgements

The preparation of the consolidated financial statements according to IFRS requires that assumptions, judgements and estimates be made which have an effect on the reported amount of assets, liabilities, expenses and income, and the accompanying disclosures, and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Accounting of business combinations

Goodwill is recorded in the course of business combinations. Upon acquisition, all the identifiable assets, liabilities and contingent liabilities are recognized at fair value. If intangible assets are identified, the fair value of the intangible asset is determined based on the nature of the asset using appropriate valuation techniques. These measurements are closely associated with assumptions of management about the future development of the value of the asset and the discount rates used.

Please refer to the disclosures on business combinations starting on g page 47.

Celesio AG 2012	General disclosures	041

Accounting for share swaps

In corporate transactions where shares in investments held by Celesio are swapped for shares in third parties, the fair value of the shares given and received first needs to be determined. The fair value is measured using appropriate valuation techniques and the result represents a significant business estimate. These measurements are closely associated with assumptions of management about the future development of the value of the asset and the discount rates used.

Impairment of goodwill and commercial brands

The annual impairment test of goodwill and brands with an indefinite useful life (31 December 2012: € 2,153.3m; previous year € 2,355.5m) is based on assumptions pertaining to the future. The management planning for the next five years is derived from past developments and the expectations with respect to future market developments and does not include any restructuring activities that the group is not yet committed to or any capital expenditure related to its ordinary business that will enhance the earnings of the cash-generating unit being tested. Significant planning assumptions relate to revenue growth, the development of gross margins and operating margins, the discount rate and the growth rate in the period after the detailed planning period. Other significant assumptions include the expected impact of government measures on the healthcare sector for the pharmacy and wholesale business. The assessment of the cash flows from new business activities, on which the recoverable amount is based, is particularly reliant on management estimates of the future development of these market segments. In these cases historical information is available to a limited extent only. Moreover, unforeseen government measures could have a negative impact on future revenue and cash flows in the Wholesale business and for Pharmacies. If demand for these products and services does not develop as expected, or if unexpected government measures are introduced, this could reduce income and cash flows and possibly lead to a need to record an impairment loss. These premises and the underlying calculation model can have a material impact on the respective values and ultimately on the amount of a possible goodwill impairment. Please also refer to the notes on impairment testing for goodwill and brands starting on g page 22.

042	General disclosures	Celesio AG 2012

Trade receivables and other assets

The allowance for bad debts totalling € 109.1m (previous year € 106.8m) is based to a large extent on estimates and judgements of individual receivables taking into account the creditworthiness of the respective customer, the current economic situation and the analysis of historical bad debts on a portfolio basis. To the extent that impairments are derived from historical bad debt rates on a portfolio basis, a drop in the total volume of receivables reduces such provisions and vice versa. For more information please refer to note (17).

Pension benefits

The cost of defined benefit post-employment plans and the fair value of the defined benefit obligation of € 811.5m (previous year € 712.7m) are determined using actuarial calculations. The actuarial calculation involves making assumptions about discount rates, future wage and salary increases, the mortality rate and future pension increases. All assumptions are reviewed at each reporting date. When determining the appropriate discount rate, management guides its decision on the interest rates of corporate bonds with top ratings in the country in question. In Norway the recommendations of the national standards-setting organisation with regard to the discount factors to be applied in the country were also taken into account for the first time in the 2012 fiscal year. Moreover, management carries out sensitivity analyses for the corresponding inputs and their impact on the defined benefit obligation. The mortality rate is based on publicly available mortality tables for the specific country. Future salary and pension increases are based on expected future inflation rates for the respective country. For more information please refer to note (20).

Provisions

When measuring provisions, particularly those relating to property, litigation and tax risks, potential losses and restructuring measures, assumptions and estimates play an important role in assessing the probability of utilisation, the obligation amount and the interest rates used for non-current provisions. The measurement is also based on past experience and takes account of future price increases. Celesio recognises provisions for current litigation if it is more likely than not that an obligation will arise that will lead to an outflow of resources embodying economic benefits and these can be reliably measured. Celesio assesses the status of current litigation at regular intervals, also with the involvement of external lawyers. The assessment may change as new information

Celesio AG 2012	General disclosures	043

becomes available, making it necessary to adjust the provision for litigation to reflect new developments. Upon conclusion of the litigation, expenses may arise for Celesio which exceed the amount provided for. For more information please refer to note (21).

Contingent liabilities

Contingent liabilities related to legal and tax risks that are recognised in the course of a business combination are subject to a high degree of planning uncertainty. Contingent liabilities were recognised at Panpharma, Brazil, for legal and tax risks. The tax risks relate primarily to VAT liabilities towards Brazilian federal states. Due to uncertainty as to the exact outflow of cash, the risk was recognised upon initial consolidation as a contingent liability of € 113.9m, the best estimate based on external expert appraisal. The carrying amount carried forward as of 31 December 2012 comes to € 46.2m (previous year € 73.1m). These involved measuring a range of possible levels of utilisation and probabilities of occurrence. To cover these legal and tax risks, an agreement has been entered into with the former owners limiting reimbursement claims to a maximum amount. Since the acquisition of the outstanding shares in Panpharma in the reporting period, these independent claims have been recognised as assets under current and non-current assets respectively. In the previous year they were offset against the purchase price liability. Celesio assesses these legal and tax risks at regular intervals, consulting external lawyers where necessary. The assessment may change as new information becomes available, making it necessary to recognise an additional provision pursuant to IAS 37, adjust the existing provision or release the contingent liability. Upon utilisation, expenses may arise for Celesio which exceed the provision amount.

Deferred taxes

The measurement of deferred tax assets and liabilities requires management to make certain assumptions and estimates. In addition to the interpretation of the tax legislation applicable to the respective taxpayer, the calculation of deferred tax assets on temporary differences and unused tax losses involves assessing the extent to which future taxable income will become available and how tax strategies will be implemented to exploit loss carryforwards. For more information please refer to note (14).

044	General disclosures	Celesio AG 2012

Contingent consideration from business combinations

The measurement of contingent consideration from business combination requires management to make certain assumptions and estimates. The measurement is based on management planning, if available. The disclosure of the possible range of contingent consideration usually assumes a hypothetical increase or decrease in the relevant underlying earnings or other performance indicators. Please refer to the disclosures on business combinations starting on g page 47.

All assumptions and estimates are based on circumstances prevailing at the end of the reporting period. Future events and changes in conditions can mean that the actual amounts differ materially from the estimated figures. In such cases, the assumptions and, if necessary, the carrying amounts of the assets and liabilities concerned are adjusted accordingly. At the time of preparing the consolidated financial statements, the underlying discretionary decisions and estimates were not expected to be subject to any major changes. Based on the information available today, no significant adjustment of the carrying amounts of the assets and liabilities disclosed in the consolidated financial statements is therefore expected in the 2013 fiscal year.

Consolidated group

The consolidated group comprises 387 fully consolidated domestic and foreign companies (previous year 531). As in the previous year, this includes seven special purpose entities which are consolidated pursuant to “SIC 12 Consolidation – Special Purpose Entities”, even though Celesio does not hold the majority of the voting rights. The purpose of these companies is generally to lease properties. As of 31 December 2012 no entities (previous year nine) were consolidated on the basis of potential voting rights relating to shares not held by Celesio, although there is no longer any actual voting majority.

Celesio AG 2012	General disclosures	045

Compared to the previous year, the consolidated group has developed as follows:

Number
As of 1 January 2012	531
Acquisition of shares	5
Formations	2
Mergers with other group entities	–14
Disposals	–62
Liquidations	–75
As of 31 December 2012	387
Of which domestic entities	24
Of which foreign entities	363

In 2012, 75 group companies were liquidated. In most cases the companies were holding and shell companies in the UK that were no longer needed and closed in the course of streamlining the investment structure.

In the wake of disposing of Movianto, Pharmexx, the DocMorris mail-order pharmacy, and the Czech operations, 62 legal entities left the Celesio Group.

Seven (previous year 16) associates were consolidated using the equity method. As in the previous year, there were no joint ventures in the reporting period.

The complete list of shareholdings – an integral component of the notes to the consolidated financial statements – is published in the electronic version of the German Federal Gazette and on the website www.celesio.com.

046	General disclosures	Celesio AG 2012

The table below lists the most significant subsidiaries in which Celesio AG holds a direct or indirect controlling interest.

Name	Domicile
AAH Pharmaceuticals Limited	Coventry, United Kingdom
Distribuidora Farmacêutica Panarello Ltda.	Goiânia, Brazil
GEHE Pharma Handel GmbH	Stuttgart, Germany
Herba Chemosan Apotheker-AG	Vienna, Austria
Lloyds Pharmacy Limited	Coventry, United Kingdom
Norsk Medisinaldepot AS	Oslo, Norway
OCP Portugal, Produtos Farmaceuticos, S.A.	Maia, Portugal
OCP Répartition S.A.	Saint Ouen, France
Pharma BELGIUM S.A.	Brussels, Belgium
Tjellesen Max Jenne A/S	Rodovre, Denmark

Business combinations and disposals in the 2012 fiscal year

Business combinations

In the 2012 fiscal year, two retail pharmacies (previously recognised using the equity method) and two additional retail pharmacies in Norway and one retail pharmacy in the Czech Republic were fully acquired and consolidated in the Patient and Consumer Solutions division in the course of optimising the portfolio.

The purchase price allocation for the pharmacies acquired in the 2012 fiscal year has already been completed and the finalised figures as of the date of the combination are shown accordingly.

Celesio AG 2012	General disclosures	047

The table below provides the significant details of the companies acquired in 2012:

Total € m
Consideration transferred	4.1
Purchase price payment	0.0
Contingent consideration	3.2
Shares previously recognised using the equity method	1.1
Remeasurement of shares previously recognised using the equity method	–0.2

Cash purchase price	–0.7

Fair value of assets and liabilities assumed

Total assets	1.8

Inventories	0.5
Trade receivables	0.2
Cash and cash equivalents	0.7
Other assets	0.4

Total liabilities	1.2

Other liabilities	1.2

Goodwill	3.5

Non-controlling interests	0.0

No significant incidental acquisition-related costs were incurred. No equity instruments were issued to settle purchase price liabilities. Due to the fact that the fair value of the investment measured using the equity method, which was already held by the Celesio Group prior to the date on which control was obtained by the group, does not correspond to its carrying amount, a loss of € –0.2m from revaluing shares was recognised in other expense. An amount of € 2.8 million was already paid on contingent price components in the course of the 2012 fiscal year.

048	General disclosures	Celesio AG 2012

The fair value of the receivables acquired in the business combination amounts to € 0.6m and corresponds to the gross amounts of the contractual claims. These include trade receivables of € 0.2m.

The goodwill generally reflects the expected future cash flows that will be generated by the business combinations and the expertise of the employees. These elements are not tax deductible.

Revenue attributable to the entities acquired in the 2012 fiscal year amounts to € 4.6m and the net profit to € 0.3m. Had these entities been acquired at the beginning of the fiscal year, the entities would have contributed € 7.8m to group revenue and € 0.3m to the group’s net profit.

Change in contingent consideration

The contingent consideration recognised for acquisitions in accordance with IFRS 3 (revised in 2008, effective since 2010) decreased by € 4.9m in the 2012 fiscal year. The change is attributable to new contingent consideration in several instances (€ 3.2m), the settlement of existing contingent consideration (€ 4.8m), the revaluation of other existing or new contingent consideration (€ –3.4m), interest (€ 0.2m) as well as reclassification to held-for-sale liabilities (€ 0.1m). The fair value of contingent consideration was in most cases determined on the basis of an earnings indicator taking long-term planning into account. This did not give rise to any major changes to the ranges applying at the end of the 2012 fiscal year.

Disposals

In 2012, 36 retail pharmacies in the UK were sold in the course of streamlining the portfolio. Furthermore, the French company RepscoPharmexx SAS from Marketing Solutions, which has since been discontinued, was sold along with its subsidiaries. These had been consolidated until then on the basis of exercisable call options. Owing to a lack of control, CSMO pharmexx (India) Pvt. Ltd. which was not sold during the disposal of Pharmexx, was deconsolidated effective 31 December 2012. It is now carried under other (equity) investments pursuant to IAS 39 as the group does not exercise any significant influence over the entity either.

Celesio AG 2012	General disclosures	049

Total € m
Consideration received	7.1
Of which cash	7.0

Costs of disposal	0.3

Gain on disposal	5.0

Total assets	25.7

Intangible assets	1.1
Property, plant and equipment	0.9
Deferred tax assets	0.0
Inventories	0.0
Trade receivables	15.9
Cash and cash equivalents	1.5
Other assets	6.3

Total liabilities	23.8

Financial liabilities	1.9
Pension provisions	0.0
Other non-current provisions	0.0
Deferred tax liabilities	0.0
Trade payables	7.5
Other current provisions	2.2
Income tax liabilities	0.7
Other liabilities	11.5

A gain of € 5.9m on the disposal is disclosed under other income while expenses of € 0.9m are disclosed in the net profit / loss from discontinued operations.

At the end of March 2012 the Management Board of Celesio AG passed a resolution to dispose of a number of business units in the course of a shift in corporate strategy. The disclosures on the derecognition of the entities classified as discontinued operations, Movianto (excluding Movianto Ireland), Pharmexx and Apotheke DocMorris as well as the Czech operations classified as a disposal group, all of which were deconsolidated in the reporting period, can be found in note (16) Discontinued operations and disposal groups.

050	General disclosures	Celesio AG 2012

Change in ownership interests in subsidiaries that do not result in a loss of control

In the 2012 fiscal year, streamlining of the portfolio led to additional share acquisitions for a number of fully consolidated entities in the Pharmexx Group, in Pharmacy Solutions in Slovenia and in Others in France. The consideration paid to the former shareholders for these acquisitions amounted to € 1.1m. The non-controlling share was reduced insignificantly but the difference did not result in any change to goodwill on account of the treatment required by IAS 27. Rather, revenue reserves were reduced by € 1.1m.

Acquisition of the remaining shares in Panpharma

The Management Board of Celesio AG passed a resolution on 26 April 2012 to acquire the remaining 49.9% of the shares in Panpharma. The Supervisory Board of Celesio AG approved the transaction, also on 26 April 2012. The transaction was closed in May 2012. The consideration amounted to € 258.2m, of which € 253.3m was paid in cash. The most recent revaluation of the purchase price liability on the exercise date resulted in additional goodwill of € 7.5m. The remainder of € 26.4m left after settling the purchase price liability was recorded in interest expense. The rights to reimbursement of tax and legal risks originating from the period prior to the acquisition (August 2009) were therefore no longer offset against the purchase price liability and have instead been recognised separately under current and non-current assets respectively since May 2012. To secure these claims, Celesio has access to assets of the former owners held in trust and other possibilities to offset the claims as well as the collateral granted.

Business combinations in the 2011 fiscal year

Business combinations

Preliminary purchase price allocations were used as the basis for consolidation for business combinations in the 2011 fiscal years. They were all completed within twelve months of the acquisition date in each case. The finalisation of the purchase price allocation resulted primarily in one adjustment of € –2.3m to the customer base and an increase of € 1.7m in provisions. The final figures are presented below.

Celesio AG 2012	General disclosures	051

The table below provides the significant details of the companies acquired in 2011:

	Oncoprod Group € m	Other acquisitions € m	Total € m
Consideration transferred	48.5	11.5	60.0
Purchase price payment	45.9	7.9	53.8
Contingent consideration	2.6	0.1	2.7
Shares previously recognised using the equity method	0.0	3.5	3.5
Remeasurement of shares previously recognised using the equity method	0.0	0.0	0.0

Cash purchase price	22.0	6.3	28.3

Fair value of assets and liabilities assumed

Total assets	163.0	2.6	165.6

Intangible assets	18.7	0.3	19.0
Property, plant and equipment	3.0	0.2	3.2
Deferred tax assets	2.9	0.0	2.9
Inventories	32.2	0.2	32.4
Trade receivables	68.1	0.1	68.2
Cash and cash equivalents	23.9	1.6	25.5
Other assets	14.2	0.2	14.4

Total liabilities	117.8	2.0	119.8

Financial liabilities	41.7	1.3	43.0
Deferred tax liabilities	9.1	0.0	9.1
Trade payables	53.7	0.1	53.8
Other liabilities	13.3	0.6	13.9

Goodwill	21.4	10.9	32.3

Non-controlling interests	18.1	0.0	18.1

052	General disclosures	Celesio AG 2012

The fair value of the receivables acquired in the combination amounts to € 71.1m after deducting valuation allowances of € 4.0m. The gross amount of the contractual receivables is therefore € 75.1m. The fair value contains trade receivables of € 68.2m.

The goodwill generally reflects the expected future cash flows that will be generated by the combination – including in some cases as a result of the leading market position of the acquisition – and the expertise of the employees. The non-controlling interests were not measured at fair value.

Revenue in the previous year attributable to the entities acquired in the 2011 fiscal year amounts to € 117.0m and the net profit to € 0.2m. Had these entities been acquired at the beginning of the comparative period, the entities would have contributed € 414.5m to group revenue. The contribution to group earnings would have been € 1.4m.

Significant business combinations

On 7 October 2011, Celesio’s Pharmacy Solutions division acquired a 60% interest in the Brazilian company MCM Medicines Holding S.A. São Paulo, the holding company of the Oncoprod Group.

The contingent consideration reflects an earn-out agreement where the settlement price depends on an earnings target and the entity’s leverage. The agreement is intended to reflect the fair value of the company. At the time of acquisition, a fair value of € 2.6m was assumed for the contingent consideration on the basis of long-term planning. Assuming a fluctuation of 10% in the earnings indicator compared to the underlying planning, the undiscounted cash flows would fall within a range of € 6.1m to € 0.0m. There is no cap on the contingent payment. In the course of revising the long-term planning, the contingent price component was revalued in the fourth quarter of 2012. Due to the fact that the leverage was above the original assumptions in the planning, the fair value was reduced to € 0.0m.

Celesio agreed on reimbursement claims with the former owner for contractually defined risks from the period prior to acquisition. If reimbursement is claimed, these claims will initially be treated as receivables. After a period of around two years, they will then be settled by the former owner in the form of additional shares or possibly a cash payment. The reimbursement claims against the former owner are capped at BRL 130.7m (approximately € 48.3m).

Celesio AG 2012	General disclosures	053

The acquisition gave rise to goodwill of € 21.4m which reflects the expected future cash flows, employee expertise and a leading market position in Brazil. In the course of the purchase price allocation of the Oncoprod Group, which was finalised within twelve months, part of the debit difference arising from initial recognition of the business combination was allocated, after taking account of deferred taxes, to brands acquired (€ 4.4m) and contracts with customers (€ 13.9m) and was recognised under intangible assets.

The revenue attributable to the Oncoprod Group amounted to € 106.1m and its net loss to € 0.2m. Had the company been acquired at the beginning of the comparative period, it would have contributed € 400.7m to group revenue and € 0.9m to the group’s net profit for the period. The contribution to net profit would have been € 0.8m higher without the impairment of intangible assets identified in the course of the preliminary purchase price allocation.

054	General disclosures	Celesio AG 2012

Notes to the group income statement

Operational Excellence Program

The final measures of the Operational Excellence Program (OEP) were carried out in the 2012 fiscal year. This program was started in the 2011 fiscal year to improve competitiveness and operating performance.

Significant expenses incurred in the reporting period in connection with the Operational Excellence Program and the strategic realignment as well as further non-recurring expenses relate to termination agreements offered to employees and contractual claims of a departing member of the Management Board and resulting obligations totalling € 25.9m (previous year € 23.2m). Expenses of € 8.8m (previous year € 24.3m) were incurred for prematurely terminating agreements, particularly rental agreements and leases. In addition, impairments of € 13.6m (previous year € 8.3m) were recorded on intangible assets, primarily for IT systems that are no longer needed, while impairments of € 2.8m (previous year 7.6m) were recorded on property, plant and equipment. Of the total expenses, € 13.5m (previous year € 46.3m) is attributable to Patient and Consumer Solutions, € 21.4m (previous year € 17.4m) to Pharmacy Solutions and € 9.3m (previous year € 12.5m) to Other.

The OEP and the strategic realignment led to net expenses of € 44.2m in the 2012 fiscal year (previous year € 76.2m). Of the total expenses, an amount of € 40.7m is likely to have an effect on cash.

In the previous year, net expenses of € 4.4m were incurred from the OEP for discontinued operations.

(1) Revenue

A breakdown of revenue by division and country is part of segment reporting. The revenue generated stems from sales of merchandise of € 22,034.0m (previous year € 22,086.9m) and services rendered of € 236.8m (previous year € 66.0m).

Celesio AG 2012	Notes to the group income statement	055

(2) Other income

	2011 € m	2012 € m
Advertising subsidies	72.1	73.1
Income from service offerings for manufacturers and pharmacists	31.2	36.9
Income from bad debts collected	36.5	33.2
Net gain on the disposal of non-current non-financial assets	25.5	15.1
Income from data sales	16.8	17.6
Income from rent and lease agreements	10.8	11.2
Sundry income	56.5	60.0

Total	249.4	247.1

Other income includes income from transactions that are not part of the core business of the Celesio Group. This includes income from marketing activities, services and data processing and IT services as well as income from letting buildings.

The advertising subsidies include income, mainly from suppliers and pharmacies for promotional activities for certain products.

Income from bad debts collected comprises income from the reversal of valuation allowances and collections of bad debts written off in previous reporting periods.

Gains on the disposal of non-current non-financial assets mainly originate from the sale of retail pharmacies in the United Kingdom and the pharmacy business in the Czech Republic, as well as the sale of two warehouses in the Wholesale business area.

Sundry other income includes own work capitalised from IT projects of € 3.0m (previous year € 5.8m). Moreover, this item includes income of € 7.7m (previous year € 7.0m) from customers for late-payment penalties as arranged in the contracts. Likewise, other income includes € 6.3m from recognising an insurance claim for the fire losses at a warehouse operated by the Belgian Wholesale operation.

056	Notes to the group income statement	Celesio AG 2012

(3) Other expenses

	2011 € m	2012 € m
Transportation expenses	–180.0	–190.9
Building expenses	–191.6	–211.1
IT and communication expenses	–148.8	–159.0
Promotion and advertising expenses	–56.2	–48.2
Restructuring expenses	–32.1	2.8
Legal and consulting costs	–47.6	–48.4
Valuation allowances for bad debts	–39.2	–43.0
Travel expenses	–21.1	–19.9
Third-party personnel services	–20.4	–14.9
Net loss on the revaluation pursuant to IFRS 5 and disposal of non-current non-financial assets	–1.7	–17.4
Sundry expenses	–96.5	–108.8

Total	–835.2	–858.8

Building expenses include rent and lease expenses of € 124.3m (previous year € 111.4m).

Restructuring expenses have fallen by € 34.9m in comparison to the previous year. Income in the reporting period results from the release of a provision that was established in the previous year within the framework of the Operational Excellence Program.

Legal and consulting costs of € 2.5m (previous year € 0.8m) were incurred in connection with the Operational Excellence Program.

Expenses from valuation allowances for bad debts consist of the cost of recognising valuation allowances and expenses from writing off bad debts on which no previous allowances had been recognised.

The third-party personnel services mainly include expenses for recruiting as well as basic and advanced staff training.

The expenses from revaluation and the disposal of non-current non-financial assets generally originate from measurements differences at the Wholesale operation in Ireland pursuant to IFRS 5 and the deconsolidation of the Wholesale operation in the Czech Republic.

Celesio AG 2012	Notes to the group income statement	057

Sundry other expenses relate to the general costs of administration and sales, such as the costs of customer seminars and conferences and office supplies. The item also contains audit and advisory services, other taxes and fees and maintenance and repairs. The net currency result from operations contains exchange rate gains of € 1.4m (previous year € 0.6m) and offsetting exchange rate losses of € 1.3m (previous year € 0.6m), in both cases including the revaluation of the allocated derivatives posted through profit or loss. Income from the reversal of provisions related to other expenses has been deducted from sundry other expenses.

In the reporting period, expenses for the development of software of € 7.7m (previous year € 10.1m) were recorded under other expenses because the criteria for recognising them as assets pursuant to IAS 38 were not satisfied.

(4) Personnel expenses / employees

	2011 € m	2012 € m
Wages and salaries	–974.6	–999.6
Social security	–169.3	–175.4
Post-employment expenses	–25.5	–16.4
Personnel services	–66.2	–61.2
Other personnel expenses	–18.2	–18.3

Total	–1,253.8	–1,270.9

Wages and salaries in the reporting period include termination benefits paid to employees and expenses of € 25.9m (previous year € 23.2m) incurred in the course of implementing the Operational Excellence Program to settle the contractual claims of a former member of the Management Board.

Personnel services essentially consist of expenses for freelance locum pharmacists used by Celesio’s own pharmacies to fill in for absent employees.

Income of € 5.2m (previous year € 3.8m) from the reversal of personnel-related provisions has been offset against personnel expenses.

Personnel expenses include € 1.6m (previous year € 0.4m) from cash-settled share-based compensation programs.

058	Notes to the group income statement	Celesio AG 2012

(5) Depreciation, amortisation and impairment

	2011 € m	2012 € m
Depreciation of property, plant and equipment	–90.9	–94.5
Amortisation of intangible assets	–34.2	–40.3
Impairment losses recorded on property, plant and equipment	–7.9	–3.1
Impairment losses recorded on intangible assets	–54.4	–34.5

Total	–187.4	–172.4

Of the impairment losses recorded on property, plant and equipment, primarily in connection with pharmacy and branch closures, an amount of € 0.2m was attributable to land, land rights and buildings (previous year € 3.8m). In the reporting period none of this (€ 0.0m) was in connection with the Operational Excellence Program (previous year € 3.5m). Further impairment losses in connection with implementing the Operational Excellence Program amounted to € 0.0m recorded under plant and machinery (previous year € 0.2m) and € 2.8m recorded under other equipment, furniture and fixtures (previous year € 3.8m).

Of the impairment losses on intangible assets, € 7.2m (previous year € 0.1m) relates to concessions, industrial rights and similar rights that were incurred in connection with the Operational Excellence Program.

No impairment losses were recorded on other intangible assets in the reporting period (previous year € 4.6m, of which € 3.7m related to the Operational Excellence Program). The measures connected to the Operational Excellence Program also accounted for impairment losses of € 6.4m (previous year € 4.5m) of the total impairment losses of € 6.4m (previous year € 5.4m) recorded in the reporting period on payments on account. The impairment losses related to the Operational Excellence Program relate to IT systems and licences that are no longer needed.

As a result of the annual impairment test as of 31 October 2012 impairment losses of € 20.9m were recognised on goodwill.

Celesio AG 2012	Notes to the group income statement	059

The Slovenian market is contracting, with fierce competition looking set to negatively impact the operating result of the local wholesale business for the future. The situation is exacerbated by the fact that a former major customer has fuelled the competition by setting up its own pharmaceutical wholesale operation. The tougher competition has squeezed margins and profits for the long term. Due to these developments, an impairment loss of € 20.0m was recorded on the goodwill.

The remaining goodwill of other segments in Wholesale was written off by € 0.9m on account of the downturn in business prospects.

The scenarios depicted in the corresponding section on accounting and valuation methods do not lead to any potential need for impairments, with the exception of Wholesale in Slovenia. On account of the impairment loss recorded here, any further deterioration of the measurement parameters would lead to further adjustments.

The impairment losses recorded on goodwill and other intangible assets with indefinite useful lives breaks down among the cash-generating units as follows:

	Impairment loss 2011 € m	WACC 2011%	Growth rate after the detailed planning period 2011%	Impairment loss 2012 € m	WACC 2012%	Growth rate after the detailed planning period 2012%
Wholesale Slovenia	/	/	/	20.0	11.1	2.0
Others	/	/	/	0.9	9.2	2.0
Wholesale Portugal	23.3	14.0	1.5	/	/	/
Wholesale Denmark	21.0	9.1	2.0	/	/	/
Of which goodwill	13.6	/	/	/	/	/
Of which other intangible assets	7.4	/	/	/	/	/

The impairment losses recorded on goodwill and other intangible assets in 2011 related to the Wholesale Portugal and Wholesale Denmark cash-generating entities. The main factors leading to the impairment losses were a constant rise in interest rates during the year, government intervention, and a weaker development on the relevant markets.

060	Notes to the group income statement	Celesio AG 2012

(6) Investment result

	2011 € m	2012 € m
Result from associates accounted for using the equity method	0.2	2.8
Result from other investments	8.1	5.3

Total	8.3	8.1

The result from other investments primarily comprises income from dividends from non-listed entities.

(7) Financial result

	2011 € m	2012 € m
Interest and similar expenses	–162.9	–178.0
Of which for affiliates	–0.1	–0.1
Of which for finance leases	–1.3	–1.1
Of which for pensions	–11.5	–10.0
Interest and similar income	7.5	10.6
Of which received from affiliates	0.0	0.0
Other financial result	16.0	3.9

Total	–139.4	–163.5

Interest and similar expenses include interest expenses totalling € 118.6m (previous year € 124.0m) for financial liabilities not measured at fair value through profit or loss.

The interest portion of lease agreements that qualify as finance leases under IAS 17 is included in interest and similar expenses.

The net interest portion contained in the additions to pension provisions is recognised under interest expenses.

Interest and similar income include interest income totalling € 10.6m (previous year € 7.5m) for financial assets not measured at fair value through profit or loss.

The line item other financial result includes changes in the fair value of derivatives used to hedge financial liabilities. Changes in market values of derivative exchange rate hedges in the reporting period gave rise to income of

Celesio AG 2012	Notes to the group income statement	061

€ 0.1m (previous year € 2.2m). Changes in the market values of derivative exchange rate hedges gave rise to income of € 2.3m (previous year expenses of € 8.7m). Moreover, the other financial result contains exchange rate gains of € 183.9m (previous year: € 223.2m) and exchange rate losses of € 184.8m (previous year: € 199.6m). Moreover, the other financial result contains impairment losses on loan receivables of € 0.7m (previous year € 1.3m, of which € 0.9m concerns the Organisational Excellence Program) and income of € 3.1m (previous year € 0.1m) from reversing impairments on loan receivables.

(8) Income taxes

	2011 € m	2012 € m
Current taxes	–115.4	–95.7
Deferred taxes	15.2	–9.4
Income taxes	–100.2	–105.1

Income taxes of € 3.2m relate to Germany (previous year € 2.4m), while € 101.9m relates to other countries (previous year € 97.8m).

Tax expenses include the corporate income taxes and trade taxes paid by German companies and comparable income taxes paid by foreign companies as well as deferred taxes. Other taxes (property tax, vehicle tax and VAT) are included in other expenses.

Temporary differences of € 63.6m (previous year € 57.5m) arose from the retained earnings of domestic and foreign subsidiaries and associates. Deferred tax liabilities of € 5.5m (previous year € 0.0m) were recognised on these differences. No deferred tax liabilities are recorded for the retained earnings of domestic and foreign subsidiaries if they are expected to remain within the company in the long term.

In the past fiscal year, the deferred tax expense decreased due to the recognition of deferred tax assets on unused tax losses from previous periods of € 0.5m (previous year none). The utilisation of unused tax losses, which in past periods was considered unlikely, resulted in a reduction of € 9.6m in the income tax burden in 2012 (previous year € 6.3m). At the end of the reporting period, the group carried unused tax losses of € 451.9m (previous year € 425.8m) and interest

062	Notes to the group income statement	Celesio AG 2012

carried forward of € 98.7m (previous year € 86.3m), which from a current perspective are unlikely to be utilised. Consequently, no deferred taxes have been recognised. Of the total unused tax losses and interest expenses an amount of € 550.6m (previous year € 503.0m) can be carried forward indefinitely. Of this total, € 0.0m will lapse within the next 15 years (previous year € 9.1m).

In addition, deferred taxes totalling € 32.1m (previous year € 64.6m) were recognised on unused tax losses of € 99.6m (previous year € 200.7m).

Deferred tax assets on unused loss carryforwards were written down by € 6.1m in the reporting period (previous year none). Of the total deferred tax assets recognised on unused tax losses, an amount of € 21.8m (previous year € 43.1m) relates to the Brazilian wholesaler, Panpharma. The deferred tax assets were measured on unused tax losses of € 64.2m (previous year € 126.7m). Deferred tax assets of € 3.2m (previous year € 9.7m) were recognised on unused tax losses in Sweden. The fall on the previous year results from a reduction in the tax rate in December and an impairment loss.

Current taxes include tax income from other periods of € 1.3m (previous year tax expenses of € 1.2m). Deferred taxes on temporary differences led to total income of € 12.8m (previous year income of € 2.8m).

Celesio AG 2012	Notes to the group income statement	063

The table below shows a reconciliation of the differences between the current taxes reported in the income statement and the theoretical tax expenses arising from applying the tax rate of Celesio AG to the group’s profit before tax. The tax rate applying to Celesio AG remains unchanged on the previous year at 30.7%:

	31/12/2011		31/12/2012
	€ m	%	€ m	%
Profit before tax	176.9	100.0	214.7	100.0
Expected income tax expense	54.3	30.7	65.9	30.7
Effect of differing national tax rates	–3.5	–2.0	–9.9	–4.6
Tax from previous periods	1.2	0.7	–1.3	–0.6
Tax effect of non-deductible expenses and tax-exempt income	21.6	12.2	16.3	7.6
Impact of changes to tax rates on deferred taxes	–2.2	–1.2	–0.5	–0.2
Non-recognition, adjustment or utilisation of tax losses	32.4	18.3	13.6	6.3
Impact of tax-neutral amortisation of goodwill	10.1	5.7	3.9	1.8
Deferred taxes on distributable earnings	0.0	0.0	5.5	2.6
Other tax effects	–13.7	–7.8	11.6	5.4
Income tax expense	100.2	56.6	105.1	49.0

064	Notes to the group income statement	Celesio AG 2012

(9) Earnings per share from continuing operations

	2011	2012
Profit/loss from continuing operations attributable to shareholders of Celesio AG (€ m)	73.2	102.5
Weighted number of no-par shares outstanding	170,100,000	170,100,000
Basic earnings per share from continuing operations (€)	0.43	0.60
Profit/loss from continuing operations attributable to shareholders of Celesio AG (€ m)	73.2	102.5
Adjustment to interest expense for convertible bond (net, € m)	/	/
Net profit from continuing operations used to determine diluted earnings per share	73.2	102.5
Weighted number of no-par shares outstanding	170,100,000	170,100,000
Weighted adjustment to potentially convertible no-par shares	/	/
Weighted average number of shares used to determine diluted earnings per share	170,100,000	170,100,000
Diluted earnings per share from continuing operations (€)	0.43	0.60

The basic earnings per share from continuing operations are calculated by dividing the net profit from continuing operations attributable to shareholders of Celesio AG by the weighted average number of shares outstanding during the fiscal year.

The diluted earnings per share from continuing operations are a result of adding all options to Celesio shares associated with convertible bonds to the average number of shares outstanding. There were 31.1m in share options in the reporting period (previous year 27.0m). Because an additional convertible bond was issued during the previous year, the options arising were considered on a pro rata temporis basis (11.4m options). It is assumed that the convertible bonds will be exchanged in full for shares. The net profit from continuing operations for the year is adjusted to eliminate the related interest expense and any tax effect of the bond. In accordance with IAS 33.41, the effect of potentially dilutive ordinary shares was not included in the reporting period (as in the previous year), as these shares would improve diluted earnings per share.

Celesio AG 2012	Notes to the group income statement	065

(10) Components of other comprehensive income

Beginning in the consolidated financial statement for 2012, the components of other comprehensive income are presented directly in the statement of comprehensive income.

066	Notes to the group income statement	Celesio AG 2012

Notes to the group statement of financial position

(11) Intangible assets

	2011
	Concessions, industrial rights and similar rights € m	Goodwill € m	Other intangible assets € m
Accumulated historical cost as of 01/01	201.2	2,728.8	170.5
Translation differences	1.3	38.5	–3.9
Additions to the consolidated group	0.6	0.0	20.7
Additions	25.6	39.9	1.2
Reclassifications	10.5	0.0	0.0
Disposals	–0.6	–0.5	–0.1
Disposals from the consolidated group	0.0	–1.0	0.0
Reclassifications to or from assets held for sale	5.7	69.2	25.8
As of 31/12	244.3	2,874.9	214.2
Accumulated amortisation and impairment As of 01/01	122.9	410.5	43.2
Translation differences	0.7	0.0	–1.1
Additions	30.1	108.9	26.2
Reclassifications	0.0	0.0	0.0
Disposals	–0.6	0.0	–0.1
Disposals from the consolidated group	0.0	0.0	0.0
Write-ups	0.0	0.0	0.0
Reclassifications to or from assets held for sale	3.6	0.0	8.5
As of 31/12	156.7	519.4	76.7
Carrying amount as of 31/12	87.6	2,355.5	137.5

Celesio AG 2012	Notes to the group statement of financial position	067

2011		2012
Payments on account € m	Total € m	Concessions, industrial rights and similar rights € m	Goodwill € m	Other intangible assets € m	Payments on account € m	Total € m

22.0	3,122.5	244.3	2,874.9	214.2	62.0	3,395.4
0.1	36.0	2.1	29.4	–6.6	0.9	25.8

0.0	21.3	0.0	0.0	–2.1	0.0	–2.1
49.4	116.1	12.9	12.0	0.1	18.5	43.5
–9.9	0.6	20.3	0.0	–1.1	–19.2	0.0
0.0	–1.2	–1.1	0.0	–2.1	0.0	–3.2

–2.4	–3.4	0.0	–1.1	0.0	0.0	–1.1

2.8	103.5	–24.0	–348.6	–121.5	–19.1	–513.2
62.0	3,395.4	254.5	2,566.6	80.9	43.1	2,945.1

0.0	576.6	156.7	519.4	76.7	5.4	758.2
0.0	–0.4	1.2	0.0	–2.6	0.1	–1.3
5.4	170.6	38.6	20.9	11.1	6.4	77.0
0.0	0.0	0.5	0.0	0.0	–0.5	0.0
0.0	–0.7	–0.9	0.0	–1.0	0.0	–1.9

0.0	0.0	0.0	0.0	0.0	0.0	0.0
0.0	0.0	0.0	0.0	0.0	0.0	0.0

0.0	12.1	–15.9	–127.0	–41.2	0.0	–184.1
5.4	758.2	180.2	413.3	43.0	11.4	647.9

56.6	2,637.2	74.3	2,153.3	37.9	31.7	2,297.2

068	Notes to the group statement of financial position	Celesio AG 2012

The change in goodwill is chiefly due to the reclassifications from discontinued operations and disposal groups to assets held for sale. Please also see the explanations in note (16) Discontinued operations and disposal groups.

The negative additions from changes in the consolidated group reported under other intangible assets result from the finalisation of the purchase price allocation at Oncoprod.

Celesio AG 2012	Notes to the group statement of financial position	069

Other intangible assets consist of brands with an indefinite useful life of € 11.1m (previous year € 75.3m) obtained in the course of acquisitions. In the previous year, this item included € 57.3m for the DocMorris brand and € 5.6m for Pharmexx that was reclassified to held for sale in the 2012 fiscal year and sold. The remaining € 11.1m (previous year € 12.4m) can be attributed to Wholesale Brazil and the Panpharma and Oncoprod brands.

070	Notes to the group statement of financial position	Celesio AG 2012

(12) Property, plant and equipment

	2011
	Land, land rights and buildings € m	Plant and machinery € m	Other equipment, furniture and fixtures € m
Accumulated historical cost As of 01/01	699.1	292.9	546.1
Translation differences	3.2	1.8	9.3
Additions to the consolidated group	0.1	0.5	1.7
Additions	19.6	20.7	66.6
Reclassifications	3.6	4.8	–1.2
Disposals	–23.3	–10.9	–33.0
Disposals from the consolidated group	–0.1	0.0	–0.8
Reclassifications to or from assets held for sale	0.0	0.0	5.7
As of 31/12	702.2	309.8	594.4
Accumulated depreciation and impairment as of 01/01	351.4	217.7	384.5
Translation differences	1.4	1.6	7.8
Additions	31.8	19.9	55.7
Reclassifications	0.0	0.7	–0.7
Disposals	–18.0	–10.7	–31.1
Disposals from the consolidated group	–0.1	0.0	–0.8
Write-ups	0.0	0.0	0.0
Reclassifications to or from assets held for sale	0.0	0.0	4.8
As of 31/12	366.5	229.2	420.2
Carrying amount as of 31/12	335.7	80.6	174.2
Of which finance leases
Carrying amount as of 31/12	29.2	0.5	9.2

Celesio AG 2012	Notes to the group statement of financial position	071

2011		2012
Payments on account and assets under construction € m	Total € m	Land, land rights and buildings € m	Plant and machinery €m	Other equipment, furniture and fixtures € m	Payments on account and assets under construction € m	Total € m
7.8	1,545.9	702.2	309.8	594.4	17.8	1,624.2
0.0	14.3	4.9	1.6	10.6	0.4	17.5
0.0	2.3	0.0	0.0	0.0	0.8	0.8
19.3	126.2	14.7	10.9	48.5	12.0	86.1
–7.8	–0.6	6.5	6.5	2.8	–15.8	0.0
–1.8	–69.0	–6.0	–3.6	–16.3	–1.1	–27.0
0.0	–0.9	–0.6	0.0	–5.9	0.0	–6.5
0.3	6.0	–43.8	–59.4	–30.7	–5.6	–139.5
17.8	1,624.2	677.9	265.8	603.4	8.5	1,555.6
0.0	953.6	366.5	229.2	420.2	0.0	1,015.9
0.0	10.8	2.2	1.1	7.2	0.0	10.5
0.0	107.4	29.1	16.1	54.6	0.0	99.8
0.0	0.0	0.0	0.2	–0.2	0.0	0.0
0.0	–59.8	–3.5	–3.3	–14.6	0.0	–21.4
0.0	–0.9	–0.5	0.0	–5.0	0.0	–5.5
0.0	0.0	0.0	0.0	–0.1	–0.2	–0.3
0.0	4.8	–17.7	–32.6	–22.8	0.0	–73.1
0.0	1,015.9	376.1	210.7	439.3	–0.2	1,025.9
17.8	608.3	301.8	55.1	164.1	8.7	529.7

0.0	38.9	23.6	0.4	5.5	0.0	29.5

072	Notes to the group statement of financial position	Celesio AG 2012

Property, plant and equipment of € 56.0m (previous year € 60.2m) was pledged as collateral.

(13) Other financial assets and associates accounted for using the equity method

Other financial assets mainly contain investments in entities that are not listed on a public exchange and over which the group has neither control nor the ability to exercise a significant influence.

If there is no active market for these financial assets, they are measured at amortised cost. As of 31 December 2012, investments in entities not listed on a public exchange of € 56.6m (previous year € 53.6m) were measured at amortised cost for that reason.

Associates accounted for using the equity method consist primarily of the investments in Brocacef Holding N.V., Netherlands. The reporting date of Brocacef Holding N.V. is 31 January. However, it is consolidated on the basis of profit/loss for the period from 1 January to 31 December 2012.

The share of the net profit of all associates accounted for using the equity method attributable to Celesio, including amortisation of intangible assets identified during the purchase price allocation, amounted to € 2.8m (previous year € 0.2m). The carrying amount of associates accounted for using the equity method came to € 71.7m (previous year € 81.4m).

These entities generated revenue of € 1,252.6m in the reporting period (previous year € 980.5m) and net profit of € 6.7m (previous year € 13.0m). Non-current assets totalled € 244.3m (previous year € 227.5m) while current assets came to € 218.1m (previous year € 246.3m). Total liabilities break down into non-current items of € 77.4m (previous year € 86.5m) and current liabilities of € 155.0m (previous year € 149.6m).

Celesio AG 2012	Notes to the group statement of financial position	073

(14) Deferred taxes

Depending on their origin, deferred tax assets and liabilities can be allocated to the following items in the statement of financial position:

	31/12/2011		31/12/2012
	Assets € m	Liabilities € m	Assets € m	Liabilities € m
Intangible assets	0.6	92.6	28.6	69.5
Property, plant and equipment	2.0	34.3	2.3	34.7
Other non-current assets	2.5	20.7	1.8	17.8
Current assets	28.1	22.5	23.9	15.6
Financial liabilities	3.6	0.0	4.5	6.6
Provisions	87.1	2.9	84.4	1.3
Other liabilities	43.7	1.2	41.5	1.3
Sum of deferred taxes on temporary differences	167.6	174.2	187.0	146.8
Deferred taxes on unused tax losses	64.6	0.0	32.1	0.0
Less offsetting	–63.6	–63.6	–108.0	–108.0

Total	168.6	110.6	111.1	38.8

The rise in deferred tax assets recognised on intangible assets is primarily due to tax restructuring.

This involved deferred tax assets totalling € 59.7m that have been offset against other comprehensive income (previous year € 38.3m). These are a result of changes in the value of available-for-sale financial assets and derivative financial instruments used for cash flow hedges as well as the revaluation of defined benefit plans, all of which were posted directly to other comprehensive income. More information on deferred taxes can be found in note (8).

074	Notes to the group statement of financial position	Celesio AG 2012

(15) Inventories

	31/12/2011 € m	31/12/2012 € m
Raw materials, consumables and supplies	2.0	1.9
Finished goods and merchandise	1,789.4	1,579.5
Payments on account	0.1	0.6

Total	1,791.5	1,582.0

Inventories were written down by € 32.3m in the reporting period (previous year € 29.5m). Of this, € 0.4m (previous year € 4.0m) was incurred for obsolete inventories at pharmacies and wholesale branches affected by closure as part of the Operational Excellence Program. This was offset by write-ups of inventories of € 18.1m (previous year € 15.2m) that were sold after having previously been written down. The carrying amount of inventories, measured at the lower of cost and net realisable value, came to € 49.1m (previous year € 39.8m). In addition to the customary retention of title clauses, inventories of € 99.6m (previous year € 105.2m) at Wholesale Brazil have been pledged as collateral due to pending tax litigation.

(16) Discontinued operations and disposal groups

General

As part of the strategic realignment and streamlining of the portfolio, Celesio announced in the reporting period that it would initiate the sales process for a number of companies and activities that no longer constitute the company’s core business.

The Management Board of Celesio passed a resolution at the end of March 2012 to dispose of the business areas Movianto (excluding the logistics and marketing operations in Austria) and Pharmexx as well as the DocMorris mail-order pharmacy (including the brand) and all Czech operations (previously disclosed within the Pharmacy Solutions and Patient and Consumer Solutions segments) before the end of 2012.

One aspect of the resolution was the decision to part with Manufacturer Solutions completely. This reflects the focus on core business and the determination to take the necessary structural and organisational steps. In

Celesio AG 2012	Notes to the group statement of financial position	075

connection with the strategic realignment, a decision was taken to sell the mail-order pharmacy, including the DocMorris brand. Since the decision was reached, the corresponding entities have been classified as discontinued operations. The previous-year figures were restated in the group income statement and the group statement of cash flows to allow comparison.

The resolution mentioned above also includes the strategic decision to withdraw from the Czech market completely and therefore to sell the wholesale and pharmacy operations. Since the decision was reached, the corresponding entities have been classified as disposal groups. A further decision was taken in the reporting period to dispose of the Irish wholesale business (previously disclosed within the Pharmacy Solutions segment). This has since been reclassified as a disposal group as well.

After announcing its intention to sell Movianto, the deal was closed on 31 August 2012. The consideration received for the sale consists of a basic price component of € 130.0m which will be adjusted to reflect any changes in net working capital and net financial debt. The components of the consideration that do not currently affect cash flow primarily comprise a receivable held in trust which will affect cash within one year at the latest. Moreover, the costs incurred during the sale mainly consist of transaction costs and IT expenses to separate the heavily integrated IT systems of Movianto from those of the entities remaining in the group.

The sale of Pharmexx closed on 12 September 2012 following approval from the antitrust authorities. The consideration received for the sale consists of a purchase price component of € 35.0m which will be adjusted to reflect any changes in the net financial debt and the net profit/loss of the first nine months of 2012. Furthermore, expenses were incurred to make the sale, most of which qualify as transaction costs.

The sale of the DocMorris mail-order pharmacy became effective as of 30 November 2012. The consideration received of € 19.5m comprises a purchase price payment of € 10.0m and a short-term vendor loan of € 9.5m.

The operation in the Czech Republic was sold effective 19 November 2012. An amount of € 32.2m of the total consideration of € 91.3m had not affected cash by the reporting date. Payment has been received in the meantime.

076	Notes to the group statement of financial position	Celesio AG 2012

Revaluation differences and disposals

The entities classified as discontinued operations and disposal groups are measured at fair value less costs to sell. The fair value measurement for all discontinued operations and disposal groups is based on purchase agreements entered into as of 31 December 2012. In the 2012 fiscal year impairments (before and after tax) of € 47.0m were required for the Pharmexx cash-generating unit, € 61.8m for Movianto (including Movianto Ireland) and € 145.7m for the DocMorris mail-order pharmacies and brand. These losses were reported under the result from discontinued operations. The disposal of the currency translation reserve led to an additional loss upon disposal of € 3.1m at Movianto and a gain on disposal of € 5.7m at Pharmexx. These effects were also reported under the result from discontinued operations. In sum, the net loss from deconsolidating these business areas amounts to € 55.8m for Movianto (excluding Movianto Ireland) and € 41.3m for Pharmexx. Impairment losses of € 9.1m were incurred for Movianto Ireland, which is classified as a discontinued operation. Impairment losses on units classified as disposal groups relate to the wholesale operations in the Czech Republic (€ 6.7m) and wholesale operations in Ireland (€ 10.6m). The related expenses have been presented under the net profit/loss from discontinued operations. A gain upon disposal of € 1.3m arose from the disposal of the currency translation reserve in the course of derecognition, resulting in a net loss on derecognition of € 5.4m. A gain on sale of € 6.6m was generated upon the sale of retail pharmacies in the Czech Republic. This amount already includes the loss of € 7.6m from the disposal of the currency translation reserve. These effects were also reported under the result from continuing operations.

Due to the fact that these operations are presented in accordance with IFRS 5, the closing statements of financial position were written down by an impairment loss of € 52.7m at Movianto, € 47.0m at Pharmexx, € 145.7m at the DocMorris mail-order pharmacy and € 6.7m for the Czech operations. These impairment losses primarily concern intangible assets. Moreover, impairment losses were also recorded at the DocMorris mail-order pharmacy and the Czech operation on property, plant and equipment and inventories, after taking account of the impact on the corresponding deferred tax liabilities. The effect attributable to inventories amounted to € 7.2m at the DocMorris mail-order pharmacy and € 5.0m at the Czech wholesale operation.

Celesio AG 2012	Notes to the group statement of financial position	077

	Movianto € m	Pharmexx € m	DocMorris mail-order pharmacy € m	Czech operations € m	Total € m
Consideration received	163.2	47.9	19.5	91.3	321.9
Of which expected to affect cash	163.2	47.9	19.5	91.3	321.9
Of which already cash	153.2	47.3	10.0	59.1	269.6

Net result of derecognition	–55.8	–41.3	–145.7	1.2	–241.6
Gain/loss on sale	–3.1	5.7	0.0	7.9	10.5
Impairment losses already recognised	–52.7	–47.0	–145.7	–6.7	–252.1

Total assets	316.3	75.3	51.4	154.5	597.5

Intangible assets	35.8	29.2	0.0	9.9	74.9
Property, plant and equipment	58.3	1.0	0.0	2.0	61.3
Deferred tax assets	1.2	0.8	2.9	0.1	5.0
Inventories	12.3	1.3	5.5	38.9	58.0
Trade receivables	123.3	17.7	30.9	94.0	265.9
Cash and cash equivalents	39.1	6.5	3.4	0.4	49.4
Other assets	46.3	18.8	8.7	9.2	83.0

Total liabilities	166.8	30.2	39.1	80.0	316.1

Financial liabilities	1.6	1.1	0.2	0.1	3.0
Pension provisions	1.2	0.0	0.1	0.0	1.3
Other non-current provisions	2.1	0.0	0.0	0.0	2.1
Deferred tax liabilities	1.3	3.0	0.4	0.2	4.9
Trade payables	128.3	4.0	18.2	75.2	225.7
Other current provisions	1.9	4.0	0.7	0.5	7.1
Income tax liabilities	0.4	1.2	0.7	0.1	2.4
Other liabilities	30.0	16.9	18.8	3.9	69.6

The components of the consideration already affecting cash consist of the cash and cash equivalents sold in the respective transaction.

078	Notes to the group statement of financial position	Celesio AG 2012

Assets and liabilities held for sale

The main asset and liability groups held for sale at the end of the reporting period are summarised below:

	Non-current assets held for sale 31/12/2011 € m	Non-current assets held for sale € m	Disposal groups Wholesale Ireland € m	Discontinued operations Movianto Ireland € m	Assets and liabilities held for sale 31/12/2012 € m
Intangible assets	0.0	0.0	0.0	0.0	0.0
Property, plant and equipment	2.2	1.3	0.0	0.0	1.3
Inventories	0.0	0.0	25.1	7.3	32.4
Trade receivables	0.0	0.0	38.2	18.1	56.3
Cash and cash equivalents	0.0	0.0	1.1	0.0	1.1
Other assets	0.0	0.0	7.6	4.3	11.9
Assets	2.2	1.3	72.0	29.7	103.0

Financial liabilities	0.0	0.0	0.0	0.0	0.0
Trade payables	0.0	0.0	28.4	34.4	62.8
Other liabilities	0.0	0.0	12.9	0.9	13.8
Equity and liabilities	0.0	0.0	41.3	35.3	76.6

The impairment losses of € 9.1m recorded at Movianto Ireland were recorded on intangible assets, property, plant and equipment and inventories. The amount attributable to inventories amounts to € 0.8m.

Impairment losses for the Irish wholesale operations include impairments on both intangible assets and on property, plant and equipment. In addition, impairment losses of € 1.5m were recognised on inventories.

•	The sale of the Irish operation was executed as planned in 2012 (more information under subsequent events section).

Real estate with a carrying amount of € 0.7m (previous year € 2.2m) held by Pharmacy Solutions is presented under non-current assets held for sale. In Patient and Consumer Solutions this item amounts to € 0.6m.

Celesio AG 2012	Notes to the group statement of financial position	079

Net profit/loss from discontinued operations

	DocMorris mail-order pharmacy and brand		Pharmexx		Movianto		Total
	2011 € m	2012 € m	2011 € m	2012 € m	2011 € m	2012 € m	2011 € m	2012 € m
Revenue	327.1	299.0	203.1	103.9	343.4	260.5	873.6	663.4
Cost of materials	–272.6	–251.7	–5.7	–1.8	–180.3	–141.7	–458.6	–395.2
Gross profit	54.5	47.3	197.4	102.1	163.1	118.8	415.0	268.2
EBITDA	8.5	0.8	1.3	0.5	10.4	4.4	20.2	4.7
EBIT	2.8	–0.1	–74.8	–1.6	1.6	2.0	–70.4	0.3
Profit/loss before tax from discontinued operations	0.1	–1.8	–75.9	–2.2	2.4	2.4	–73.4	–1.6
Income taxes	1.0	–0.1	0.7	–2.9	0.8	–2.1	2.5	–5.1

Profit/loss after tax from discontinued operations	1.1	–1.9	–75.2	–5.1	3.2	0.3	–70.9	–6.7
Profit/loss after tax from the measurement and disposal of discontinued operations	0.0	–145.7	0.0	–41.3	0.0	–64.9	0.0	–251.9
Net profit/loss from discontinued operations	1.1	–147.6	–75.2	–46.4	3.2	–64.6	–70.9	–258.6

In the previous year, impairments of goodwill of € 72.0m were recognised at Pharmexx.

080	Notes to the group statement of financial position	Celesio AG 2012

(17) Receivables and other assets

At the end of the reporting period, current receivables and other assets are as follows:

	31/12/2011 € m	31/12/2012 € m
Trade receivables	2,529.4	2,096.1
Income tax receivables	28.9	36.1
Receivables from affiliates	0.4	0.1
Receivables from associates and other investments	3.3	4.4
Derivative financial instruments	4.5	5.2
VAT and other tax receivables	105.5	129.8
Other assets	279.0	268.2
Other receivables and other assets	392.7	407.7

Total	2,951.0	2,539.9

Among other items, other assets contain supplier bonuses, creditors with debit balances, receivables from employees and other short-term receivables.

Derivative financial instruments are used to hedge interest rates and foreign exchange rates. Derivative financial instruments are discussed in more detail in note (25).

Receivables from affiliates, which are due from the Franz Haniel & Cie. Group, and receivables from associates and other investments were neither impaired nor past due at the end of the reporting period.

Wholesale Brazil pledged receivables totalling € 25.7m (previous year € 25.3m) as collateral for its own liabilities.

Celesio AG 2012	Notes to the group statement of financial position	081

Bad debt allowances developed as follows over the reporting period:

	2011 € m	2012 € m
As of 01/01	103.6	84.8
Additions	27.2	34.3
Utilisation	–22.9	–10.3
Reversals	–15.9	–11.7
Currency, consolidated group and other changes	–7.2	–7.2
As of 31/12	84.8	89.9

The table below shows the ageing structure of trade receivables as of the reporting date:

	31/12/2011 € m	31/12/2012 € m
Trade receivables that are neither impaired nor past due	2,178.0	1,859.6
Trade receivables that are not impaired but are past due	287.4	161.6
Of which < 3 months	237.5	120.8
Of which 3 – 6 months	23.9	16.6
Of which 6 – 12 months	15.1	11.7
Of which > 12 months	10.9	12.5
Impaired trade receivables	64.0	74.9
Trade receivables	2,529.4	2,096.1

In the case of the receivables that are neither impaired nor past due, there is no indication that the debtors will not be able to meet their payment obligations.

082	Notes to the group statement of financial position	Celesio AG 2012

The development of allowances on other receivables reported under other assets is as follows:

	2011 € m	2012 € m
As of 01/01	15.3	22.0
Additions	9.5	7.2
Utilisation	–1.7	–1.8
Reversals	–1.2	–8.2
Currency, consolidated group and other changes	0.1	0.0
As of 31/12	22.0	19.2

The table below shows the ageing structure of receivables recognised in other assets as of the reporting date:

	31/12/2011 € m	31/12/2012 € m
Receivables reported under other assets that are neither impaired nor past due	170.6	190.4
Receivables reported under other assets that are not impaired but are past due	42.7	19.8
Of which < 3 months	36.1	15.4
Of which 3 – 6 months	5.2	3.2
Of which 6 – 12 months	0.6	0.9
Of which > 12 months	0.8	0.3
Receivables reported under other assets	5.3	2.2
Impaired receivables reported under other assets	218.6	212.4

Impairments of € 1.5m were recorded in addition to the impairments recorded on trade receivables and the impairments recorded on trade receivables reported under other assets. The total amount of write-downs on trade receivables and receivables reported under other assets is therefore € 43.0m.

Celesio AG 2012	Notes to the group statement of financial position	083

(18) Cash and cash equivalents

	31/12/2011 € m	31/12/2012 € m
Cash on hand	4.5	6.7
Cash at banks	443.8	517.2

Total	448.3	523.9

Movements in cash and cash equivalents as defined by IAS 7 are presented in the accompanying statement of cash flows.

Cash at banks is only maintained at selected banks. No bank deposits have been assigned as collateral, either for existing loans or approved lines of credit.

(19) Equity

The issued capital of Celesio AG is split into 170,100,000 no-par shares. Authorised capital of € 43.5m has been approved until 15 May 2017 (authorised capital 2012) and € 65.3m until 16 May 2016 (authorised capital 2011). In addition, the capital stock was contingently increased in 2009 and 2010 by up to € 21.8m, split into 17,010,000 no-par registered shares (contingent capital 2009 and contingent capital 2010).

In the reporting period, an ordinary dividend of € 0.25 per no-par share was paid for the previous year.

Convertible bond

In 2011 Celesio Finance B.V. issued a convertible bond with a nominal value of € 350.0m guaranteed by Celesio AG and a coupon of 2.5%. The bond falls due on 7 April 2018 unless it is repaid, converted or repurchased in the meantime. The conversion price stood at € 22.48, both on the date the bond was issued and as of the reporting date.

084	Notes to the group statement of financial position	Celesio AG 2012

In 2009, Celesio Finance B.V. had already issued a convertible bond – based on the contingent capital 2009 – with a nominal value of € 350.0m and a coupon of 3.75%. The bond falls due on 29 October 2014 unless it is repaid, converted or repurchased in the meantime. The conversion price stood at € 22.49, both on the date the bond was issued and as of the reporting date.

Reserves

In addition to the reserves carried by Celesio AG, the reserves also contain the retained profits generated by subsidiaries since their first-time consolidation and the effects of consolidation entries. Non-controlling interests are measured on the net assets of the subsidiaries concerned after being adjusted to the accounting policies of the Celesio Group.

Other comprehensive income mainly comprises translation effects, the revaluation of defined benefit plans and the impact of marking to market financial instruments used for cash flow hedges. The reserve for cash flow hedges comes to € –16.4m (previous year € –20.8m). The revaluation of defined benefit pension plans amounts to € –151.6m as of 31 December 2012 and € –90.1m as of 31 December 2011. As of 1 January 2011 the revaluation resulted in a reduction of € –74.8m in other comprehensive income, which fell from € –167.4m to € –242.2m. In the fiscal year an amount of € 8.3m (previous year € 19.8m), after considering deferred taxes, was reclassified from the reserves and allocated to interest expense, the investment result, other operating result and the result from discontinued operations.

Capital management

The prime objective of the group’s capital management is to ensure that it maintains the company’s financial flexibility to allow for investments that will appreciate in value while simultaneously ensuring healthy financial ratios.

The group monitors its capital based on the equity ratio, gearing and the interest coverage ratio. The loan agreements do not contain any covenants.

Celesio AG 2012	Notes to the group statement of financial position	085

	31/12/2011 € m	31/12/2012 € m
Equity	2,466.6	2,195.9

/ Total equity and liabilities	8,826.8	7,928.7

Equity ratio (%)	27.9	27.7

Net financial debt	1,618.7	1,559.0
/ Equity	2,466.6	2,195.9
Gearing	0.66	0.71

EBIT	308.0	370.1
/ Financial result	139.4	163.5
Interest coverage ratio	2.2	2.3

(20) Pension provisions

Depending on the economic, legal and tax environment of the respective country, the employees of the Celesio Group are entitled to join various pension schemes. These include both defined benefit schemes and defined contribution schemes.

The obligations arising from the defined benefit schemes are covered by external pension funds and appropriate provisions and are determined using the actuarial projected unit credit method in accordance with IAS 19 (revised 2011). In order to avoid a concentration of risks, plan assets are invested in a range of different investment categories. The investment strategy also takes account of the age structure of the assets and harmonises this with the expected date on which pensions will be paid out.

Most of the obligations relate to companies in the UK, Norway and Germany. These consist primarily of pension plans measured on the final salary. The pension payments to the beneficiaries are generally adjusted for inflation annually.

The obligation in Norway is largely related to the state-regulated pension scheme which is managed by the Norwegian Public Service Pension Fund. According to the terms of the pension fund, the plan assets of state regulated plans in Norway must correspond very closely to the pension obligation calculated using the principles codified in Norwegian law. The shortfall may not exceed 1% of the obligation. If the shortfall exceeds this threshold, it must be remedied within two years.

086	Notes to the group statement of financial position	Celesio AG 2012

In the UK there is a joint pension scheme in place for employees of Patient and Consumer Solutions and Pharmacy Solutions. This scheme is largely funded by external pension funds. The Trustee Board decides on the minimum contribution to the plan in association with selected employees of the entity. A valuation is performed at regular intervals in order to determine the amount of the contribution and ensure that the minimum contribution is made.

In the previous year, the pension obligation in Germany was financed via provisions with the exception of the contractual trust arrangement entered into for some of the pension obligations for the Management Board.

The actuarial calculations for determining the defined benefit obligations were based on the following country-specific parameters:

	2011%			2012%
	NOK	UK	Others	NOK	UK	Others
Interest rate	2.8	5.1	5.2	3.8	4.3	3.7
Future salary increases	3.0 – 3.3	3.8	0.0 – 3.25	3.5	3.8	0.0 – 3.5
Future pension increases	2.8	2.8	0.0 – 3.0	2.5	2.8	0.0 – 2.0

The mortality tables for the specific country are based on publicly available data.

Celesio AG 2012	Notes to the group statement of financial position	087

Net benefit expense recognised in the income statement in the reporting period can be broken down as follows:

	2011 € m	2012 € m
Service cost	21.4	23.0
Past service cost	–6.3	–18.4
Net interest expense	11.5	10.0
Gain or loss from settlements and other plan amendments	0.0	0.4

Total	26.6	15.0

The net interest expense contained within pension expenses is reported under interest result.

In the 2012 fiscal year one plan was settled in Norway, leading to an expense of € 0.4m. There were no settlements of defined benefit plans in the previous year. In 2012 the pension plan was amended in Norway to accommodate changes to the terms and conditions of early retirement. In the previous year there was a change to the wage and salary trend used to calculate the defined benefit plan extended to employees of the Irish wholesale operation.

The table below shows a reconciliation of the funding status of defined benefit plans to the amounts recognised in the group statement of financial position:

	01/01/2011 € m	31/12/2011 € m	31/12/2012 € m
DBO, funded	566.1	598.3	658.2
Fair value of plan assets	–402.7	–436.4	–466.4
Funded status	163.4	161.9	191.8
DBO, unfunded	108.3	114.4	153.3

Net defined benefit liability	271.7	276.3	345.1

The debit balance arising from the measurement of pension obligations is reported under other non-current assets.

088	Notes to the group statement of financial position	Celesio AG 2012

The present value of the defined benefit obligation and the fair value of the plan assets developed as follows in the reporting period:

	2011 € m	2012 € m
Defined benefit obligation as of 01/01	674.4	712.7
Service cost	21.4	23.0
Interest expense	30.0	28.3
Contributions by plan participants	0.3	0.3
Benefits paid	–27.0	–34.9
Actuarial losses from changes in financial assumptions	12.3	66.5
Actuarial losses from changes in demographic assumptions	0.4	20.5
Experience-based adjustments	–1.8	1.6
Past service cost	–6.3	–18.4
Gains and losses from plan settlements	0.0	0.0
Currency changes	9.3	24.2
Changes in the consolidated group	0.0	–12.3
Other changes	–0.3	/
Defined benefit obligation as of 31/12	712.7	811.5

Of the defined benefit obligation, an amount of € 272.9m (previous year € 238.7m) relates to the UK and € 361.9m relates to Norway (previous year € 334.1m).

Celesio AG 2012	Notes to the group statement of financial position	089

	2011 € m	2012 € m
Fair value of plan assets as of 01/01	402.7	436.4
Interest income from plan assets	18.5	18.3
Contributions by employer	37.1	27.9
Contributions by plan participants	0.3	0.3
Benefits paid from plan assets	–20.1	–25.9
Difference between interest income recognised through profit and loss and actual return on plan assets	–11.3	9.9
Currency changes	10.0	16.1
Changes in the consolidated group	/	–16.2
Payments on plan settlements	/	–0.4
Other changes	–0.8	/
Fair value of plan assets as of 31/12	436.4	466.4
of which based on an active market
Cash and cash equivalents	/	0.5
Equity instruments	41.9	39.3
Debt instruments	144.7	163.3
Real estate	/	10.9
Mutual funds	2.2	2.5
Asset-backed securities	/	/
Insurance policies	/	0.4
Other	/	34.2
of which without an active market
Cash and cash equivalents	11.6	8.5
Equity instruments	25.5	25.4
Debt instruments	104.8	117.0
Real estate	23.5	15.0
Derivatives	7.9	6.7
Asset-backed securities	3.2	/
Insurance policies	3.7	3.2
Other	67.4	39.5

Of the fair value of plan assets, € 250.0m (previous year € 214.5m) relates to the UK and € 206.7m to Norway (previous year € 195.3m).

Plan assets do not include any financial instruments or assets used by the Celesio Group.

Employer contributions to plan assets are expected to come to € 30.0m in the 2013 fiscal year.

090	Notes to the group statement of financial position	Celesio AG 2012

The following table illustrates the impact of an isolated 0.5% change in the interest rate:

2012
0.5% increase
Impact on defined benefit obligation	–91.1
0.5% decrease
Impact on defined benefit obligation	98.0

The following table illustrates the impact of an isolated 0.5% change in the benefit trend:

2012
0.5% increase
Impact on defined benefit obligation	51.2
0.5% decrease
Impact on defined benefit obligation	–47.9

The following table illustrates the impact of an isolated 0.5% change in the salary trend:

2012
0.5% increase
Impact on defined benefit obligation	47.1
0.5% decrease
Impact on defined benefit obligation	–44.2

The following table illustrates the impact of an isolated change of one year in the life expectancy of 10% of the beneficiaries:

2012
10.0% increase
Impact on defined benefit obligation	27.9
10.0% decrease
Impact on defined benefit obligation	-22.0

Celesio AG 2012	Notes to the group statement of financial position	091

The following table contains the pension payments made in the reporting period and pension payments expected in the coming reporting period:

	2013 € m	2014–2017 € m	2018–2022 € m
Expected payments	26.1	118.1	168.9

The average duration of defined benefit plans in the reporting year was 17 years.

For the defined contribution pension plan there were no further obligations for Celesio Group companies at the end of the reporting period other than the payment of the defined contribution to external funds. The expenses from ongoing contributions amounted to € 11.4m in the reporting period (previous year € 12.3m). In addition, employer contributions were made to state pension funds. The employer’s direct contribution amounted to € 38.6m (previous year € 39.0m).

092	Notes to the group statement of financial position	Celesio AG 2012

(21) Other provisions

Non-current provisions and current provisions developed as follows in the reporting period:

	2011
	Carrying amount as of 31/12	Of which due within 1 year

Provisions for obligations to personnel	89.0	53.9

Provisions for litigation and other legal risks	77.1	28.3

Provisions for restructuring measures	45.5	42.8
Other provisions	57.1	51.2

Total	268.7	176.2

Celesio AG 2012	Notes to the group statement of financial position	093

2012
Changes in currency and in the consolidated group € m	Additions € m	Utilisations € m	Reversals € m	Unwinding € m	Reclassifications € m	Carrying amount as of 31/12 € m	Of which due within 1 year € m

–6.1	45.9	–47.6	–5.2	1.1	0.0	77.1	44.1

–9.7	7.7	–3.4	–20.6	0.0	0.0	51.1	17.8

–0.5	36.4	–38.2	–12.3	0.1	0.0	31.0	29.9
–3.0	35.7	–13.2	–8.4	0.0	0.0	68.2	64.6
–19.3	125.7	–102.4	–46.5	1.2	0.0	227.4	156.4

Provisions with a term of more than twelve months are discounted. This involves applying risk-free interest rates ranging from 0.4% to 9.6% (previous year 1.4% to 10.8%) depending on the term and currency zone.

Provisions with an expected term to maturity of more than five years amount to € 15.4m (previous year € 22.7m).

Provisions for obligations to personnel relate primarily to short-term bonuses and severance payments as well as long-term claims arising from the German phased retirement scheme (Altersteilzeit) and long-service bonuses. Moreover, provisions include provisions for ongoing litigation and contingent liabilities for pending legal disputes regarding obligations to personnel.

094	Notes to the group statement of financial position	Celesio AG 2012

Share-based compensation programmes account for € 2.0m (previous year € 0.4m) of the personnel obligations. These cash-settled share-based payment transactions comprise the performance cash schemes, the deferred share programme and the performance share plans of the Management Board, a phantom share plan for managers, and a share-based programme for employees. The average residual term of share-based payment programmes is 1.9 years (previous year 2.3 years).

The share-based components of the performance cash scheme and the portion of the Management Board bonus, and the bonuses for managers (deferred share programme), retained over a vesting period of approximately three years are classified as cash-settled share-based payment transactions as defined by IFRS 2. The same applies to the new performance share plan granted on 1 January 2012 within the framework of the changes to long-term compensation. The share-based components of these plans are measured using binominal option pricing models. The main inputs in the calculation relate to the expected goal attainment on the basis of average earning per share over the next three years, the risk-free interest rate and the expected volatility on the basis of past values.

The expenses for the benefits received or the liability to settle these benefits are recognised over the vesting period. The portion of the Management Board bonus and the bonuses for managers retained over a vesting period of approximately three years was measured at fair value as of 31 December 2012. The liability is remeasured at each reporting date and on the settlement date. Changes in fair value are recognised in the income statement.

The change in obligations to personnel from share-based payment programmes is as follows:

	2011 € m	2012 € m
As of 01/01	0.7	0.4
Additions due to changes in the consolidated group	0.0	0.0
Granted	0.5	1.6
Exercised	–0.6	0.0
Forfeited/released	–0.2	0.0
Expired	0.0	0.0
As of 31/12	0.4	2.0
Exercisable	0.0	0.0

Celesio AG 2012	Notes to the group statement of financial position	095

The provisions for litigation and other legal risks relate to legal expenses for court costs, ongoing litigation and contingent liabilities for pending litigation. They do not include obligations to personnel and income tax liabilities.

Restructuring provisions mainly relate to claims in connection with termination agreements offered to employees as well as obligations from the premature termination of contractual arrangements, for example rental and lease agreements. The expenses were incurred as a result of measures taken under the Operational Excellence Program.

Other provisions contain obligations from real estate such as the obligation to restore rented buildings and rooms or pending losses from properties rented under non-cancellable rental agreements that are no longer needed.

In addition, contingent liabilities for legal and tax risks were recognised primarily in the course of the business combination with Panpharma. These are presented under provisions for obligations to personnel and provisions for litigation and other legal risks in accordance with the underlying issues. During the reporting period, these recognised contingent liabilities were reduced by € 1.9m with regard to provisions for obligations to personnel and € 25.0m with regard to provisions for litigation, mainly because the associated legal and tax risks are now statute-barred. Due to the fact that the recognised contingent liabilities originating from the acquisition of Panpharma are offset by rights of reimbursement against the sellers, the reversal of contingent liabilities automatically reduces the rights of reimbursement and therefore has no impact on profit or loss.

Due to the uncertainty about the expected outflow of cash, the risk was recognised at the amount expected to be incurred.

096	Notes to the group statement of financial position	Celesio AG 2012

(22) Liabilities

	31/12/2011
	Due in			Carrying amount € m
	< 1 year € m	1 – 5 years € m	> 5 year € m
Financial liabilities
Liabilities to banks	95.2	135.6	24.1	254.9
Promissory notes and bonds	183.7	801.4	794.3	1,779.4
Lease liabilities	6.1	11.0	3.0	20.1
Other financial liabilities	6.5	4.9	1.2	12.6
	291.5	952.9	822.6	2,067.0
Trade payables and other liabilities
Trade payables	2,799.4	0.0	0.0	2,799.4
Income tax liabilities	54.7	0.0	0.0	54.7
Liabilities to affiliates	0.1	0.0	0.0	0.1
Liabilities to associates and other investments	4.1	0.0	0.0	4.1
Other liabilities	658.4	120.9	0.0	779.3
	3,516.7	120.9	0.0	3,637.6
Liabilities	3,808.2	1,073.8	822.6	5,704.6

Celesio AG 2012	Notes to the group statement of financial position	097

31/12/2012
Due in			Carrying amount € m
< 1 year € m	1 – 5 years € m	> 5 year € m

52.9	72.0	20.6	145.5
103.5	1,503.8	305.1	1,912.4
5.0	8.3	1.5	14.8
5.5	3.6	1.1	10.2
166.9	1,587.7	328.3	2,082.9

2,325.0	0.0	0.0	2,325.0
55.7	0.0	0.0	55.7
1.0	0.0	0.0	1.0

2.1	0.0	0.0	2.1
570.0	8.2	0.0	578.2
2,953.8	8.2	0.0	2,962.0
3,120.7	1,595.9	328.3	5,044.9

(23) Financial liabilities

a) Liabilities to banks

Liabilities to banks consist primarily of long-term bilateral credit lines. In addition, special purpose lease entities have arranged fixed-interest loans of € 51.9m to finance real estate (previous year € 58.0m). The market value of these fixed interest loans is € 60.7m (previous year € 68.1m). Liabilities to banks are broken down by the term of the financing.

b) Promissory notes and bonds

In the course of diversifying and optimising its financing structure, Celesio placed promissory notes in previous years, a convertible bond in 2009 and 2011 and a corporate bond for the first time in 2010. A second corporate bond was placed on 10 October 2012. Explanatory notes on the convertible bonds are presented in note (19).

098	Notes to the group statement of financial position	Celesio AG 2012

As of 31 December 2012 the promissory note and bonds displayed the following features:

	Promissory notes		Convertible bonds				Corporate bonds
	31/12/2011 € m	31/12/2012 € m	31/12/2011 € m		31/12/2012 € m		31/12/2011 € m		31/12/2012 € m
Nominal values	666.9	434.0		700.0		700.0		500.0		850.0
Of which at fixed interest	133.8	50.0		700.0		700.0		500.0		850.0
Of which at floating rates	533.1	384.0		0.0		0.0		0.0		0.0
Market values	686.7	446.0		625.9		713.0		479.0		899.2
Of which at fixed interest	143.0	54.9		625.9		713.0		479.0		899.2
Of which at floating rates	543.7	391.1		0.0		0.0		0.0		0.0
Carrying amounts	666.5	433.9		618.5		635.5		494.4		843.0
Currencies	€, £	€, £	€		€		€		€
Original maturities	4 – 7 years	4 – 7 years		5 – 7 years		5 – 7 years		7 years		4 – 7 years
Effective interest rates	1.72 – 5.42%	1.35 – 5.36%		5.38 – 7.10%		5.38 – 7.10%		4.74%		4.19 – 4.74%

c) Lease liabilities

Pursuant to IAS 17, liabilities from finance leases are recognised at the present value of future minimum lease payments. Most of these relate to liabilities from leasing real estate in the Celesio Wholesale business area. Fair values generally correspond with their carrying amounts.

	31/12/2011 € m	31/12/2012 € m
Minimum lease payments	23.0	17.3
Due within 1 year	7.0	5.9
Due within 2 to 5 years	13.0	9.8
Due in more than 5 years	3.0	1.6
Interest portion	–2.9	–2.5
Net present value	20.1	14.8

Celesio AG 2012	Notes to the group statement of financial position	099

(24) Trade payables and other liabilities

Trade payables contain payments on account of orders of € 87.7m (previous year € 78.3m).

Other liabilities comprise:

	31/12/2011 € m	31/12/2012 € m
Personnel liabilities	138.4	111.1
Other tax liabilities	86.6	109.6
Outstanding invoices	164.3	176.1
Derivative financial instruments	57.6	47.8
Interest liabilities	29.4	32.2
Other liabilities	303.0	101.4

Total	779.3	578.2

Other liabilities in the previous year mainly comprised purchase price liabilities in connection with Panpharma and other business combinations.

Derivative financial instruments are used to hedge interest rates and foreign exchange rates. Derivative financial instruments are discussed in more detail in note (25).

(25) Financial risk management and derivative financial instruments

a) Principles of risk management

As regards assets, liabilities and forecast transactions, Celesio is exposed – among other things – to risks resulting from changes in exchange rates and interest rates. Based on a risk appraisal, selected hedging instruments are used to limit these risks.

The use of derivatives is subject to uniform group guidelines set by the Management Board, compliance of which is monitored constantly. These include the functional segregation of trading, handling and posting and the authorisation of just a few qualified employees to enter into derivative financial instruments. We only enter into derivatives for hedging purposes and then only with banks with top-grade credit ratings.

0100	Notes to the group statement of financial position	Celesio AG 2012

Other disclosures on risk concentrations and diversification of risks can be found in the risk and opportunities report of the management report.

b) Interest rate risks

Interest rate risks are understood as the negative impact of fluctuating interest rates on the net profit of the group. A distinction must be made between fixed-interest and floating-rate financial instruments. For fixed-interest financial instruments, a fixed market interest rate is agreed on for the full term of the derivative. The risk is that when market interest rates fluctuate, the market price of the financial instrument will change (fair value risk due to changes in interest rates). The market price is based on the present value of future payments (interest payments plus repayment of principal) discounted using the market interest rate prevailing at the end of the reporting period for the residual term of the respective payment. The fair value risk due to changes in interest rates will therefore lead to a gain or loss if the fixed-interest instrument is sold before maturity.

For floating-rate financial instruments the interest rate is adjusted in line with respective market interest rates. However, there is a risk here that there may be a short-term fluctuation in interest rates leading to changes in the future interest payment (cash flow risk due to interest rates).

Interest swaps were used in the past fiscal year to hedge interest risks. An interest swap involves swapping the fixed or floating interest rate in the underlying transaction for a floating or fixed interest rate respectively for the entire term of the underlying instrument. The decision on whether to use derivative financial instruments is based on the projected interest rate risk and debt. The interest hedging strategy is reviewed at monthly intervals and new targets are defined. This involves securing interest rates for at least 50% of the projected debt level.

The interest sensitivity analysis presented below shows the hypothetical effects which a change in the market interest rate at the end of the reporting period would have had on the pre-tax profit and on equity. It is assumed here that the exposure at the end of the reporting period is representative of the year as a whole and that the assumed change in the market interest rate at the end of the reporting period was possible:

Celesio AG 2012	Notes to the group statement of financial position	101

•	A hypothetical increase of one percentage point in the €-market interest rate as of 31 December 2012 would have resulted in a pre-tax profit that was € 1.5m lower (previous year € 1.3m). A hypothetical decrease of one percentage point in the €-market interest rate would have resulted in a pre-tax profit that was € 0.4m higher (previous year € 1.3m). An increase of one percentage point in the €-market interest rate as of 31 December 2012 would have led to a rise in equity of € 2.0m (previous year € 3.5m). A decrease of one percentage point in the €-market interest rate would have led to a decrease in equity of € 1.0m (previous year € 3.6m).

•	A hypothetical increase of one percentage point in the GBP-market interest rate as of 31 December 2012 would have resulted in a pre-tax profit that was € 1.2m higher (previous year € 0.1m lower). A hypothetical decrease of one percentage point in the GBP-market interest rate would have led to a fall of € 0.8m in the pre-tax profit (previous year no impact on the pre-tax profit). An increase of one percentage point in the GBP-market interest rate as of 31 December 2012 would have led to a rise in equity of € 6.4m (previous year € 8.4m). A decrease of one percentage point in the GBP-market interest rate would have led to a decrease in equity of € 6.9m (previous year € 8.9m).

The convertible bonds issued in 2009 and 2011 and the corporate bond issued in 2010 already led to a reduction of the group’s floating-rate debt in previous accounting periods. This risk was reduced further in the reporting period by issuing another corporate bond.

Due to the low interest rate in the reporting period, market values have developed asymmetrically. This is due to the fact that all relevant interest rate curves could hypothetically rise by one percentage point but a hypothetical reduction of one percentage point is not always possible. Where a hypothetical reduction of one percentage point would have led to a negative interest rate, a hypothetical rate of zero percent was used in the calculation.

102	Notes to the group statement of financial position	Celesio AG 2012

c) Currency risks

Currency risks refer to the possible write-down of items in the statement of financial position and any forward transactions due to fluctuations in exchange rates. The majority of the foreign exchange risks are a result of the development of the euro against pound sterling. The currency risks at Celesio pertain, among other things, to capital expenditures, financing measures and operating activities. As the group companies largely settle their operating business in their respective functional currency, the foreign exchange exposure on transaction costs can be classified as low.

Forward exchange contracts, currency swaps and non-deliverable forwards and options were used in the 2012 fiscal year to hedge against foreign exchange exposures. As of the reporting date there were only forward exchange contracts and currency swaps. No physical settlement takes place in the exchange currencies on the maturity date of a non-deliverable derivative. Rather, one party makes a net payment on the basis of how the exchange rate has developed. The Celesio Group uses these derivatives to hedge against the currency risk in countries with foreign exchange controls (Brazil). Foreign exchange exposures are mainly secured by micro-hedges. This involves a direct hedge of the underlying transaction by means of a foreign exchange derivative. In addition, currency derivatives are used to hedge forecast transactions in foreign currency. This involves selecting the currency derivative (or a combination of several derivatives) which best reflects the likelihood of occurrence and timing of the forecast transaction. Celesio eliminates the economic currency risk associated with intercompany loans denominated in a different currency by means of currency swaps.

The basis for the sensitivity analysis of currency risks includes the non-derivative financial instruments at the end of the reporting period which group entities hold in currencies other than the functional currency.

The Celesio Group has concentrated its mid-term and long-term borrowings at Celesio Finance B.V. based in the Netherlands. This entity takes out loans in currencies other than euro and extends them to other entities in the group in accordance with their financing requirements. As they are not denominated in the functional currency of the group, these loans must be included in the assessment of the currency risk in accordance with IFRS 7.40.

Celesio AG 2012	Notes to the group statement of financial position	103

Without adjusting for loans denominated in currencies other than the functional currency, a 10% appreciation or depreciation of pound sterling against the euro would have increased or decreased pre-tax profit by € 74.9m (previous year increased or decreased by € 64.8m).

Adjusted for these loans, a 10% depreciation or appreciation of pound sterling against the euro would have increased or decreased the pre-tax profit by € 55.1m (previous year increased or decreased by € 30.7m).

A significant portion of this adjusted currency risk sensitivity analysis results from the possible market price fluctuations of currency swaps.

A 10% appreciation or depreciation of the pound sterling against the euro as of 31 December 2012 would have increased or decreased the translation reserves recognised in other comprehensive income by € 0.1m (previous year € 0.4m).

The indirect impact of foreign exchange fluctuations on operating activities is not considered in the sensitivity analysis.

This analysis assumes that the exchange rates change by the percentage stated at the end of the reporting period. Movements over time and the changes in other market parameters observed in reality are not considered in this analysis.

d) Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. Due to its current customer structure, the bad debt risk in the Celesio Group can be classified as relatively low as the largest customers are the state-run healthcare systems and therefore enjoyed a very high credit standing in the past. Due to the large number of business relationships there is no significant concentration of risk either. The theoretical maximum credit risk basically corresponds to the carrying amounts of the receivables and financial assets presented in note (17) and in the table allocating the assets to the IAS 39 categories starting on g page 113. In addition, individual significant receivables are secured if needed by using certified land charges or similar instruments. In 2012 the balance of individual receivables secured in this way came to € 9.4m. The Celesio Group’s maximum credit risk is limited to the nominal amounts possible from financial guarantees as well as the fair values of financial assets – including derivative financial instruments with a

104	Notes to the group statement of financial position	Celesio AG 2012

positive fair value – disclosed in the statement of financial position. At the end of the reporting period the group had issued guarantees with a total nominal amount of € 139.6m (previous year € 242.7m). Celesio mitigates the counterparty risk of cash and cash equivalents held at banks selecting banks with a defined minimum rating. Celesio mitigates the credit risk from financial instruments by only entering into such contracts with selected partners. The maximum theoretical risk of default on current derivative financial instruments equals the positive fair values of the instruments. At the end of the reporting period these came to € 5.2m (previous year € 4.5m).

e) Liquidity risk

Liquidity risk is understood as the risk of the Celesio Group not being in the position to meet its ongoing payment obligations at any time. The liquidity risk is managed by means of centralised financial planning which provides the required finance for operations and capital expenditures. Liquidity management takes the form of rolling liquidity planning taking existing lines of credit into account. The Celesio Group has a significant number of unused long-term confirmed lines of credit and bank guarantees and can make use of these at any time. In addition, on the reporting date, the group was able to draw on a syndicated credit line of € 600m. This line of credit, which expired on 11 February 2013, had not been drawn on at the end of the reporting period. The Celesio Group maintains a suitable level of free credit lines in reserve in connection with the group’s indebtedness.

The table presented on g page 109 ff presents the contractually agreed undiscounted debt service payments due on the financial liabilities and derivative financial assets and liabilities over time, and therefore their impact on the liquidity of the group.

f) Other price risks

The Celesio Group was not exposed to any material risks from other price fluctuations as of the reporting date.

Celesio AG 2012	Notes to the group statement of financial position	105

g) Hedges

The Celesio Group uses hedges to secure future cash flows. These include exchange rate hedges for planned purchases of merchandise, as well as capital expenditures and disposals, although there were no cases requiring a hedge as of the reporting date.

Cash flow hedges

The Celesio Group obtains its finance primarily from long-term bilateral lines of credit, promissory notes, two convertible bonds and two corporate bonds. The bilateral lines of credit are generally drawn on a revolving basis with the interest rate fixed for the short term. Celesio uses cash flow hedges as part of the measures to secure the associated interest risk.

The table below shows the periods – broken down by currency – in which the cash flows associated with cash flow hedges that were in place as of 31 December 2012 are expected (interest payments).

	Cash flows 2013 million	Cash flows 2014 million	Cash flows 2015 – 2017 million	Cash flows 2018 – 2022 million	Cash flows 2023 onwards million	Total cash flows million
	€–0.3	–0.2	0.0	0.0	0.0	–0.5
	£–0.9	–0.7	–2.0	–0.2	0.0	–3.8
dkk	–0.1	0.0	0.0	0.0	0.0	–0.1

The hedged interest payments result from liabilities subject to floating-interest rates with a nominal value of € 160.0m, £ 140.0m, and DKK 120.0m.

The table below shows the periods – broken down by currency – in which the cash flows associated with cash flow hedges that were in place as of 31 December 2011 were expected (interest payments).

106	Notes to the group statement of financial position	Celesio AG 2012

	Cash flows 2012 million	Cash flows 2013 million	Cash flows 2014 – 2016 million	Cash flows 2017 – 2021 million	Cash flows 2022 onwards million	Total cash flows million
	€–2.3	–2.0	–1.4	0.0	0.0	–5.7
	£–2.5	–1.7	–4.1	–1.7	0.0	–10.0
dkk	–1.3	–0.3	0.0	0.0	0.0	–1.6

The hedged interest payments in the previous year resulted from liabilities subject to floating-interest rates with a nominal value of € 180.0m, £ 210.0m, and DKK 120.0m.

Losses of € 7.4m including deferred taxes were made in the reporting period in connection with cash flow hedges (previous year € 24.2m) which have been recorded under other comprehensive income. During the fiscal year losses of € 11.8m (previous year € 18.3m) from previous years were transferred from equity to interest expenses and deferred taxes. In the previous year, an amount of € 5.9m was recorded in interest expenses due to the dedesignation of hedge instruments and the sale of hedging instruments after the underlying was extinguished.

Fair value hedges

No fair value hedges were used in the 2012 and 2011 fiscal year.

Celesio AG 2012	Notes to the group statement of financial position	107

Summary of derivative financial instruments

Derivative financial instruments break down as follows:

	31/12/2011			31/12/2012
	Nominal Value € m	Market value		Nominal value € m	Market value € m	Of which cash flow hedges € m
		Total € m	Of which cash flow Hedges € m
Interest instruments	0.0	0.0	0.0	0.0	0.0	0.0
Currency instruments	318.2	4.5	0.0	715.3	5.2	0.0
Derivative financial assets	318.2	4.5	0.0	715.3	5.2	0.0

Interest instruments	458.3	52.4	51.8	352.1	46.1	46.1
Currency instruments	449.9	5.2	0.0	230.8	1.7	0.0
Derivative financial liabilities	908.2	57.6	51.8	582.9	47.8	46.1

108	Notes to the group statement of financial position	Celesio AG 2012

The tables below present the contractually agreed undiscounted debt service payments due on the non-derivative financial liabilities and derivative financial assets and liabilities over time. As of 31 December 2012 the values were as follows:

Non-derivative financial liabilities and financial guarantees
Liabilities to banks
Promissory notes and bonds
Trade payables (excluding payments received on account of orders)
Liabilities to affiliates
Liabilities to associates and other investments
Lease liabilities
Other financial liabilities
Liabilities from business combinations
Financial guarantees

Derivative financial assets
Derivatives not designated for hedge accounting

Derivative financial liabilities
Derivatives designated for hedge accounting
Derivatives not designated for hedge accounting

Celesio AG 2012	Notes to the group statement of financial position	109

Cash flows 2013 € m	Cash flows 2014 € m	Cash flows 2015 – 2017 € m	Cash flows 2018 – 2022 € m	Cash flows 2023 onwards € m	Total cash flows € m	Total carrying amounts € m

–56.2	–26.8	–52.2	–18.3	–5.6	–159.1	145.5
–169.4	–691.3	–1,026.2	–358.8	0.0	–2,245.7	1,912.4
–2,237.3	0.0	0.0	0.0	0.0	–2,237.3	2,237.3
–1.0	0.0	0.0	0.0	0.0	–1.0	1.0
–2.1	0.0	0.0	0.0	0.0	–2.1	2.1
–5.9	–3.9	–5.9	–1.6	0.0	–17.3	14.8
–5.6	–3.0	–0.9	–0.3	–1.1	–10.9	10.2
–0.6	0.0	0.0	0.0	0.0	–0.6	0.6
–81.6	–13.8	–24.2	–14.1	–5.9	–139.6	2.4
–2,559.7	–738.8	–1,109.4	–393.1	–12.6	–4,813.6	4,326.3

4.9	0.0	0.0	0.0	0.0	4.9	5.2
4.9	0.0	0.0	0.0	0.0	4.9	5.2

–13.8	–10.6	–23.2	–1.9	0.0	–49.5	46.1
–1.9	0.0	0.0	0.0	0.0	–1.9	1.7
–15.7	–10.6	–23.2	–1.9	0.0	–51.4	47.8

110	Notes to the group statement of financial position	Celesio AG 2012

As of 31 December 2011 the values were as follows:

Non-derivative financial liabilities and financial guarantees
Liabilities to banks
Promissory notes and bonds
Trade payables (excluding payments received on account of orders)
Liabilities to affiliates
Liabilities to associates and other investments
Lease liabilities
Other financial liabilities
Liabilities from business combinations
Financial guarantees

Derivative financial assets
Derivatives not designated for hedge accounting

Derivative financial liabilities
Derivatives designated for hedge accounting
Derivatives not designated for hedge accounting

Celesio AG 2012	Notes to the group statement of financial position	111

Cash flows 2012 € m	Cash flows 2013 € m	Cash flows 2014 – 2016 € m	Cash flows 2017 – 2021 € m	Cash flows 2022 ff. € m	Total cash flows € m	Total carrying amounts € m

–100.0	–13.9	–161.8	–18.9	–10.6	–305.2	254.9
–246.7	–238.9	–764.1	–890.0	0.0	–2,139.7	1,779.4
–2,721.1	0.0	0.0	0.0	0.0	–2,721.1	2,721.1
–0.1	0.0	0.0	0.0	0.0	–0.1	0.1
–4.1	0.0	0.0	0.0	0.0	–4.1	4.1
–7.0	–4.6	–8.4	–3.0	0.0	–23.0	20.1
–6.6	–3.6	–1.8	–0.4	–1.4	–13.8	12.6
–70.2	–77.5	–97.8	–1.7	0.0	–247.2	179.4
–148.7	–25.6	–37.7	–21.9	–8.8	–242.7	3.3
–3,304.5	–364.1	–1,071.6	–935.9	–20.8	–5,696.9	4,975.0

0.9	0.0	0.0	0.0	0.0	0.9	4.5
0.9	0.0	0.0	0.0	0.0	0.9	4.5

–14.3	–10.9	–21.9	–8.4	0.0	–55.5	51.8
–5.6	–0.2	0.0	0.0	0.0	–5.8	5.8
–19.9	–11.1	–21.9	–8.4	0.0	–61.3	57.6

Cash flows denominated in foreign currency are translated using the spot rate at the end of the reporting period. Variable cash flows from interest are disclosed on the basis of the rate most recently fixed. On-call liabilities have been allocated to the earliest possible period in the table. Consequently, credit lines are presented in the earliest period in which repayment can be demanded by the creditor.

The gross cash flows have been presented for derivatives that are to be settled on a gross basis in cash. However, from an economic perspective, the derivatives will be settled on a net basis.

112	Notes to the group statement of financial position	Celesio AG 2012

Reconciliation of financial instruments to IAS 39 categories as of 31 December 2012

Assets
Available-for-sale financial assets – equity instruments
Available-for-sale financial assets – debt instruments
Financial assets measured at fair value through profit or loss
Loans to investments
Other loans
Other financial assets

Other non-current assets
Trade receivables

Receivables from affiliates
Receivables from associates and other investments
Derivative financial instruments – designated as hedging instruments
Derivative financial instruments – not designated as hedging instruments
Other assets
Other receivables and other assets

Cash and cash equivalents

Trade receivables, receivables from affiliates, joint ventures, associates and other investments, as well as other assets and cash and cash equivalents generally all have short maturities. For this reason in particular, their carrying amounts approximate their fair values.

Celesio AG 2012	Notes to the group statement of financial position	113

2012
Financial assets measured at fair value through profit or loss € m	Financial assets held for trading € m	Loans and receivables €m	Available- for-sale financial assets €m	No IAS 39 category € m	Outside the scope of IFRS 7 € m	Carrying amount € m	Fair value € m

0.0	0.0	0.0	57.5	0.0	0.0	57.5	57.5
0.0	0.0	0.0	3.7	0.0	0.0	3.7	3.7
0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
0.0	0.0	14.1	0.0	0.0	0.0	14.1	14.1
0.0	0.0	20.9	0.0	1.8	0.0	22.7	22.7
0.0	0.0	35.0	61.2	1.8	0.0	98.0	98.0

0.0	0.0	0.0	0.0	53.7	16.2	69.9	69.9
0.0	0.0	2,096.1	0.0	0.0	0.0	2,096.1	2,096.1

0.0	0.0	0.1	0.0	0.0	0.0	0.1	0.1
0.0	0.0	4.4	0.0	0.0	0.0	4.4	4.4
0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
0.0	5.2	0.0	0.0	0.0	0.0	5.2	5.2
0.0	0.0	230.0	0.0	4.7	163.3	398.0	398.0
0.0	5.2	234.5	0.0	4.7	163.3	407.7	407.7

0.0	0.0	523.9	0.0	0.0	0.0	523.9	523.9

The development of impairments on loans and receivables is presented in note (17). Impairment losses of € 0.2m (previous year € 0.9m) were incurred on available-for-sale financial assets.

114	Notes to the group statement of financial position	Celesio AG 2012

Reconciliation of financial instruments to IAS 39 categories as of 31 December 2011

Assets
Available-for-sale financial assets – equity instruments
Available-for-sale financial assets – debt instruments
Financial assets measured at fair value through profit or loss
Loans to investments
Other loans
Other financial assets

Trade receivables

Receivables from affiliates
Receivables from associates and other investments
Derivative financial instruments – designated as hedging instruments
Derivative financial instruments – not designated as hedging instruments
Other assets
Other receivables and other assets

Cash and cash equivalents

Celesio AG 2012	Notes to the group statement of financial position	115

2011
Financial assets measured at fair value through profit or loss € m	Financial assets held for trading € m	Loans and receivables € m	Available-for- sale financial assets €m	No IAS 39 category € m	Outside the scope of IFRS 7 € m	Carrying amount € m	Fair value € m

0.0	0.0	0.0	54.6	0.0	0.0	54.6	54.6
0.0	0.0	0.0	4.1	0.0	0.0	4.1	4.1
0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
0.0	0.0	14.4	0.0	0.0	0.0	14.4	14.4
0.0	0.0	41.6	0.0	1.9	0.0	43.5	43.5
0.0	0.0	56.0	58.7	1.9	0.0	116.6	116.6

0.0	0.0	2,529.4	0.0	0.0	0.0	2,529.4	2,529.4

0.0	0.0	0.4	0.0	0.0	0.0	0.4	0.4
0.0	0.0	3.3	0.0	0.0	0.0	3.3	3.3
0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
0.0	4.5	0.0	0.0	0.0	0.0	4.5	4.5
0.0	0.0	234.5	0.0	0.7	149.3	384.5	384.5
0.0	4.5	238.2	0.0	0.7	149.3	392.7	392.7

0.0	0.0	448.3	0.0	0.0	0.0	448.3	448.3

116	Notes to the group statement of financial position	Celesio AG 2012

Reconciliation of financial instruments to IAS 39 categories as of 31 December 2012

Equity and liabilities
Liabilities to banks
Promissory notes and bonds
Lease liabilities
Other financial liabilities
Non-current financial liabilities

Other non-current liabilities

Liabilities to banks
Promissory notes and bonds
Lease liabilities
Other financial liabilities
Current financial liabilities

Trade payables

Liabilities to affiliates
Liabilities to associates and other investments
Personnel liabilities
Other tax liabilities
Outstanding invoices
Derivative financial instruments – designated as hedging instruments
Derivative financial instruments – not designated as hedging instruments
Interest liabilities
Other liabilities
Other current liabilities

Celesio AG 2012	Notes to the group statement of financial position	117

2012
Financial liabilities held for trading € m	Other financial liabilities € m	No IAS 39 Category € m	Outside the scope of IFRS 7 € m	Carrying amount € m	Fair value € m

0.0	92.6	0.0	0.0	92.6	101.4
0.0	1,808.9	0.0	0.0	1,808.9	1,953.6
0.0	0.0	9.8	0.0	9.8	9.8
0.0	4.7	0.0	0.0	4.7	4.7
0.0	1,906.2	9.8	0.0	1,916.0	2,069.5

0.0	8.2	0.0	0.0	8.2	8.2

0.0	52.9	0.0	0.0	52.9	52.9
0.0	103.5	0.0	0.0	103.5	104.6
0.0	0.0	5.0	0.0	5.0	5.0
0.0	5.5	0.0	0.0	5.5	5.5
0.0	161.9	5.0	0.0	166.9	168.0

0.0	2,237.3	0.0	87.7	2,325.0	2,325.0

0.0	1.0	0.0	0.0	1.0	1.0
0.0	2.1	0.0	0.0	2.1	2.1
0.0	0.0	0.0	111.1	111.1	111.1
0.0	0.0	0.0	109.6	109.6	109.6
0.0	176.1	0.0	0.0	176.1	176.1
0.0	0.0	46.1	0.0	46.1	46.1
1.7	0.0	0.0	0.0	1.7	1.7
0.0	32.2	0.0	0.0	32.2	32.2
0.0	21.0	0.6	71.6	93.2	93.2
1.7	232.4	46.7	292.3	573.1	573.1

118	Notes to the group statement of financial position	Celesio AG 2012

Reconciliation of financial instruments to IAS 39 categories as of 31 December 2011

Equity and liabilities
Liabilities to banks
Promissory notes and bonds
Lease liabilities
Other financial liabilities
Non-current financial liabilities

Other non-current liabilities

Liabilities to banks
Promissory notes and bonds
Lease liabilities
Other financial liabilities
Current financial liabilities

Trade payables

Liabilities to affiliates
Liabilities to associates and other investments
Personnel liabilities
Other tax liabilities
Outstanding invoices
Derivative financial instruments – designated as hedging instruments
Derivative financial instruments – not designated as hedging instruments
Interest liabilities
Other liabilities
Other current liabilities

Celesio AG 2012	Notes to the group statement of financial position	119

2011
Financial liabilities held for trading € m	Other financial liabilities € m	No IAS 39 Category € m	Outside the scope of IFRS 7 € m	Carrying amount € m	Fair value € m

0.0	159.7	0.0	0.0	159.7	169.9
0.0	1,595.7	0.0	0.0	1,595.7	1,604.5
0.0	0.0	14.0	0.0	14.0	14.0
0.0	6.1	0.0	0.0	6.1	6.1
0.0	1,761.5	14.0	0.0	1,775.5	1,794.5

0.0	9.1	5.0	106.8	120.9	120.9

0.0	95.2	0.0	0.0	95.2	95.2
0.0	183.7	0.0	0.0	183.7	187.1
0.0	0.0	6.1	0.0	6.1	6.1
0.0	6.5	0.0	0.0	6.5	6.5
0.0	285.4	6.1	0.0	291.5	294.9

0.0	2,721.1	0.0	78.3	2,799.4	2,799.4

0.0	0.1	0.0	0.0	0.1	0.1
0.0	4.1	0.0	0.0	4.1	4.1
0.0	0.0	0.0	138.4	138.4	138.4
0.0	0.0	0.0	86.6	86.6	86.6
0.0	164.3	0.0	0.0	164.3	164.3
0.0	0.0	51.8	0.0	51.8	51.8
5.8	0.0	0.0	0.0	5.8	5.8
0.0	29.4	0.0	0.0	29.4	29.4
0.0	26.6	0.4	155.1	182.1	182.1
5.8	224.5	52.2	380.1	662.6	662.6

120	Notes to the group statement of financial position	Celesio AG 2012

The fair values of the non-current financial liabilities are determined by discounting future contractually agreed cash flows at the current market rate.

Due to their short maturities the fair value of current financial liabilities, trade payables and other current liabilities corresponds to their carrying amounts with the exception of securitised debt instruments.

The net result of IAS 39 categories breaks down as follows:

	2011 € m	2012 € m
Financial assets measured at fair value through profit or loss	0.0	0.0
Financial assets held for trading	–8.7	2.3
Available-for-sale financial assets	8.1	5.3
Loans and receivables	–14.2	–14.7
Other financial liabilities	–99.0	–114.4
Financial liabilities held for trading	0.0	0.0

Total	–113.8	–121.5

The net gains or losses from financial assets measured at fair value through profit or loss are primarily composed of dividends and the results of marking these financial instruments to market.

The net gains or losses from financial assets held for trading include the net gains or losses from changes in fair value as well as interest income and expenses from these financial instruments.

Among other things, net gains and losses from available-for-sale financial assets contain the investment result and any gains on the sale of these shares.

The net gains or losses from loans and receivables chiefly include the net result of impairment losses and write-ups as well as interest income.

The net gains or losses on other financial liabilities that are not measured at fair value through profit or loss generally consist of interest expenses and exchange rate gains and losses from measuring loans denominated in foreign currency.

Measurement losses of € 0.2m (previous year € 0.9m) were recorded in other comprehensive income upon the sale of available-for-sale financial assets in the reporting period. Losses of € 0.2m (previous year € 1.5m) were reclassified from other comprehensive income and expensed under the other investment result.

Celesio AG 2012	Notes to the group statement of financial position	121

Fair value hierarchy of financial instruments

Celesio applies the following fair value hierarchy to define and present its financial instruments measured at fair value:

Level 1: Quoted prices in active markets for identical financial instruments

Level 2: Quoted prices in active markets for similar financial instruments or other valuation techniques, the inputs of which are based on observable market data

Level 3: Valuation techniques in which all the relevant inputs are not based on observable market data

122	Notes to the group statement of financial position	Celesio AG 2012

As of 31 December 2012 the following financial instruments were carried at fair value:

Assets measured at fair value

	31/12/2011				31/12/2012
	Level 1 € m	Level 2 € m	Level 3 € m	Total € m	Level 1 € m	Level 2 € m	Level 3 € m	Total € m
Available-for-sale financial assets	5.1	0.0	0.0	5.1	4.6	0.0	0.0	4.6
Financial assets measured at fair value through profit or loss	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Derivative financial instruments – designated as hedging instruments	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Derivative financial instruments – not designated as hedging instruments	0.0	4.5	0.0	4.5	0.0	5.2	0.0	5.2

Available-for-sale financial assets for which there is no active market and whose fair value cannot be reliably determined are measured at cost. For this reason, these amounts are not included in the fair value hierarchy.

Celesio AG 2012	Notes to the group statement of financial position	123

Liabilities measured at fair value

	31/12/2011				31/12/2012
	Level 1 € m	Level 2 € m	Level 3 € m	Total € m	Level 1 € m	Level 2 € m	Level 3 € m	Total € m
Other non-current liabilities	0.0	0.0	5.0	5.0	0.0	0.0	0.0	0.0
Derivative financial instruments – designated as hedging instruments	0.0	51.8	0.0	51.8	0.0	46.1	0.0	46.1
Derivative financial instruments – not designated as hedging instruments	0.0	5.8	0.0	5.8	0.0	1.7	0.0	1.7
Other liabilities	0.0	0.0	0.5	0.5	0.0	0.0	0.6	0.6

There were no reclassifications between level 1 and level 2 in the reporting period and no reclassifications to or from level 3.

Level 3 financial instruments relate to liabilities from business combinations made after 1 January 2010 that were measured on the basis of earnings indicators as well as the assumptions and estimates of management.

124	Notes to the group statement of financial position	Celesio AG 2012

Measurement of Level 3 financial instruments held as of 31 December 2012 at fair value gave rise to the following total gains and losses.

	2011 Level 3 € m	2012 Level 3 € m
Recognised through profit or loss
Other non-current liabilities	0.2	0.0

Income and expenses from other non-current liabilities measured at fair value and posted through profit or loss are reported under the financial result or other income. Please refer to – page 49 for a presentation of changes in financial instruments classified as level 3.

(26) Contingent liabilities and other financial obligations

At the end of the reporting period the group had issued guarantees and warranties of € 139.6m (previous year € 242.7m). The decrease of € 103.1m is mainly due to the expiry of a guarantee in the UK wholesale operation.

The guarantees and warranties were mainly issued in the Celesio Wholesale business area, particularly in the UK where they amount to € 92.7m (previous year € 203.5m) and Austria where they amount to € 30.4m (previous year € 32.8m).

Provisions of € 2.4m (previous year € 3.3m) have been recognised for some of the warranties and guarantees at Celesio Wholesale. These have been included under other provisions.

As of 31 December 2011 Celesio AG issued the following guarantees for the benefit of certain Irish subsidiaries (Wholesale and Pharmacies): “Pursuant to Article 17 (1) (b) of the Companies (Amendment) Act 1986 of the Republic of Ireland, Celesio AG has irrevocably guaranteed the liabilities of its group companies, AAH Ireland (including its subsidiaries) and Unicare Pharmacy Ltd. (including its subsidiaries) originating in the fiscal year.” In the opinion of the Management Board of Celesio AG it is unlikely that a substantial risk will result from this guarantee. Consequently, these subsidiaries were exempted from certain disclosure requirements.

Celesio AG 2012	Notes to the group statement of financial position	125

As of 31 December 2012 Celesio AG issued the following guarantees for the benefit of certain of its Irish subsidiaries (Pharmacies): “Pursuant to Article 17 (1) (b) of the Companies (Amendment) Act 1986 of the Republic of Ireland, Celesio AG has irrevocably guaranteed the liabilities of its group company, Unicare Pharmacy Ltd. (including its subsidiaries) originating in the fiscal year.” In the opinion of the Management Board of Celesio AG it is unlikely that a substantial risk will result from this guarantee. Consequently, these subsidiaries were exempted from certain disclosure requirements.

	31/12/2011 € m	31/12/2012 € m
Rental agreements and operating leases	1,043.5	903.4
Due within 1 year	130.4	110.9
Due within 2 to 5 years	360.0	324.0
Due in more than 5 years	553.1	468.5

Purchase commitments for capital expenditures	25.2	14.3
Property, plant and equipment	2.3	0.8
Intangible assets	16.8	2.9
Other assets	6.1	10.6

Total	1,068.7	917.7

Of the total obligations from rental agreements and leases, an amount of € 511.1m relates to the Wholesale and the Pharmacies business areas in the UK (previous year € 600.7m), an amount of € 193.6m to the Wholesale and Pharmacies business areas in Norway (previous year € 115.4m), and an amount of € 103.0m to retail pharmacies in Ireland (previous year € 108.7m). As of the reporting date, the future minimum lease payments expected from uncancellable operating leases come to € 29.7m (previous year € 37.6m). Of this amount € 7.0m (previous year € 7.4m) is due within one year. Another € 17.5m (previous year € 21.3m) is due in between one and five years and € 5.2m (previous year € 8.9m) is due in more than five years. In addition, future rental income from sub-leases of property is expected to amount to € 43.2m (previous year € 22.6m). An amount of € 2.6m (previous year € 2.2m) was received as income from contingent rent payments in the 2012 fiscal year.

126	Notes to the group statement of financial position	Celesio AG 2012

Due to the outsourcing of all the group’s IT infrastructure by virtue of an agreement concluded in February 2009 and effective 1 April 2009, the group has a financial obligation to pay service fees and future lease instalments expected to amount to € 172.8m (previous year € 198.4m) over a period ending 31 March 2016. The amount of the obligation can change depending on the services availed of under the agreement. In addition, there are other financial obligations of € 31.9m (previous year € 39.8m) from data and voice communication service agreements. They have a remaining term of four years.

Contingent liabilities recognised for legal and tax risks in connection with the business combination with Panpharma in 2009 amounted to € 46.2m as of 31 December 2012 (€ 73.1m as of 31 December 2011). The reduction is primarily attributable to legal and tax risks becoming statute barred and arrangements reached with the tax authorities. To cover these legal and tax risks, an agreement was entered into with the former owners limiting reimbursement claims to a maximum amount. Until now, these reimbursements were offset against the purchase price for the remaining shares when the options were exercised. Following the acquisition of the outstanding shares in Panpharma in the second quarter of 2012, these claims were presented under current and non-current assets respectively as a receivable from the former owners. To secure these claims, Celesio has access to assets of the former owners held in trust and other possibilities to offset the claims as well as the collateral granted. These contingent liabilities have been divided into current and non-current provisions based on their maturity. The contingent liabilities include income tax liabilities of € 3.9m (€ 4.4m as of 31 December 2011).

Celesio AG 2012	Notes to the group statement of financial position	127

Notes to the group statement of cash flows

Pursuant to IAS 7, the group statement of cash flows presents the changes in the liquid funds of the Celesio Group due to cash flows over the course of the reporting period. The group statement of cash flows begins by deriving the cash flows from operating activities, followed by the change in cash and cash equivalents from investing activities and financing activities. The cash flows attributable to discontinued operations are presented as net figures within each of these three sections.

The presentation of cash flows from operating activities was changed effective 1 January 2012. Since this date, the change in cash and cash equivalents is based on profit after tax from continuing operations. This change in disclosure reflects the new structure of internal reporting and the management system and is in line with the general practice of our peers. The change in deferred taxes and current taxes comes to € 105.1m (previous year € 100.2m). The previous year’s figures were restated to allow comparison.

Changes in cash flows from operating activities are calculated indirectly. This involves eliminating all non-cash income and expenses from the group’s net profit after tax and considering the cash effects of changes in net working capital. Net operating assets comprise inventories, trade receivables and other assets as well as trade payables and certain other operating assets and liabilities. Other assets and liabilities mainly include provisions and other non-interest-bearing liabilities.

Cash flows from investing activities comprise receipts from the sale of non-current assets, payments for capital expenditures, and the cash effects of acquiring and disposing of companies. Proceeds from the sale of subsidiaries – continuing operations – of € 64.4m (previous year € 3.1m) correspond to the net proceeds less the cash and cash equivalents transferred of € 0.4m (previous year € 0.1m). The cash outflow from disposals of subsidiaries originates from the sale of the Czech operations and the sale of 36 retail pharmacies in the UK. Cash paid for business combinations – continuing operations – corresponds to the purchase prices paid of € 258.9m (previous year € 58.3m) less the cash and cash equivalents acquired of € 0.7m (previous year € 25.5m). This includes payments to settle contingent purchase obligations for business combinations made in previous years totalling € 256.1m (previous year € 4.6m). The corresponding disclosures are contained in the notes on business combinations. Non-cash investments of € 1.4m were made in non-current assets in the reporting period (previous year € 7.1m) by means of finance leases. The cash inflow of € 131.0m from investing

128	Notes to the group statement of cash flows	Celesio AG 2012

activities – discontinued operations – recorded in the reporting period is primarily due to the sale of Movianto (excluding the logistics and marketing activities in Austria), Pharmexx and the DocMorris mail-order pharmacy.

Cash outflows from financing activities of continuing operations contain dividends paid to the shareholders of Celesio AG and the non-controlling interests in subsidiaries, plus receipts from new loans taken out and repayments of existing loans, as well as equity contributions from the shareholders, if any and interest paid and received. The line item “Payments made in connection with the change in ownership interests in subsidiaries that do not result in a loss of control” reflects cash paid to increase the ownership interest or cash received as a result of reducing the ownership interest of subsidiaries that do not result in a loss of control. The cash receipts from borrowing correspond to the proceeds from the placement of a new corporate bond with a volume of € 350m less the transaction costs of € 2.4m.

Celesio AG 2012	Notes to the group statement of cash flows	129

Notes to the group segment reporting

Segmentation mirrors the internal reporting structure of Celesio and has changed in comparison to the previous year as a result of the strategic realignment, which led to the sale of the Manufacturer Solutions division. The internal reporting structure is now divided into two divisions, Patient and Consumer Solutions and Pharmacy Solutions. These divisions form the basis for internal controlling by the Management Board and thus correspond to the reportable segments. Starting from the first quarter of 2012, the Manufacturer Solutions division is reported under discontinued operations; as a result, it is no longer carried as a reportable segment. Discontinued operations also include the activities of the DocMorris mail-order pharmacy, including the DocMorris brand.

The Management Board of Celesio AG is the chief operating decision maker referred to in IFRS 8.7. The divisions of Celesio AG can be described as follows:

•	The Patient and Consumer Solutions division is aimed at patients and consumers. This covers the entire logistics chain, from purchasing merchandise through to selling to end consumers. The division mainly encompasses the retail pharmacies, mail-order pharmacies and brand partnerships. In Patient and Consumer Solutions a distinction was still made in the fiscal year 2012 between the operating segments, International Retail and Lloydspharmacy, which are combined for segment reporting. At the end of 2012, the International Retail operating segment was split up on account of a reorganisation of its organisational and reporting structure and defined by country, similar to the Wholesale unit. These are also combined for the purposes of segment reporting.

•	Effective this fiscal year, the division also includes the activities of Evolution Homecare, our specialty pharmacy business in the UK, which were previously reported under “Efficient Care Pharma” in the discontinued division Manufacturer Solutions. Furthermore, the division contains our investment in Brocacef Holding N.V. in the Netherlands, which is recognised as an associate; the corresponding investment result is no longer included in the division’s EBIT from 2012 onwards.

•

The Pharmacy Solutions division focuses on the wholesale business with external customers. The operating segments in this division have been combined at country level. Starting in this fiscal year, logistics and marketing solutions activities in Austria are reported in this segment. In the previous year, they had been disclosed under Logistics Solutions within the Manufacturer

130	Notes to the group segment reporting	Celesio AG 2012

Solutions division, which has now been discontinued. The Pharmacy Solutions division also includes Rudolf Spiegel Versand for pharmacy and laboratory equipment and Inten, the property developer for pharmacies.

The Others segment is primarily used to report the activities of the group’s parent, Celesio AG, and other companies not directly attributable to operating activities. Celesio AG holds investments in the major operating national companies and national holdings. In addition, the operating entities of the Celesio Group are primarily financed via Celesio AG and Celesio Finance B.V., Netherlands. Moreover, Celesio AG bundles essential group functions, primarily in the fields of accounting, controlling, treasury and IT. In the comparative period, the joint venture Medco Celesio, which was reported under Manufacturer Solutions and was discontinued as of 30 September 2011, was reported in the Others segment.

Celesio AG 2012	Notes to the group segment reporting	131

Consolidation of intra-group activities is shown separately.

The Management Board takes EBIT (earnings before interest and taxes) under IFRS as a measure of the success of the segments. EBIT stands for earnings before interest and taxes.

Segment assets pursuant to IFRS 8 correspond with the tied capital, which is calculated as the sum of the carrying amount of all non-interest-bearing assets (except for income tax assets) less non-interest-bearing liabilities (except for income tax liabilities).

Capital expenditures include non-cash additions to non-current assets.

The same accounting standards as for the Celesio Group have been used in segment reporting. Intercompany transactions are measured at market prices.

There are no customers individually accounting for more than 10% of revenue.

With regard to the information on countries, segment revenue is allocated to the country in which the revenue is generated. Segment assets are allocated to the country in which they are located.

132	Notes to the group segment reporting	Celesio AG 2012

Group segment reporting by division for the year ended 31 December

2012
Income statement
Revenue
External revenue
Inter-segment revenue
Gross profit
EBITDA
Of which other significant non-cash income
Of which other significant non-cash expenses
Amortisation of non-current intangible assets and depreciation of property, plant and equipment
Impairment losses recorded on intangible assets and property, plant and equipment
EBIT
Result from associates accounted for using the equity method
Segment assets
Of which non-current assets and disposal groups held for sale
Of which goodwill
Of which associates accounted for using the equity method
Capital expenditures
Employees
Headcount annual average
Headcount as of 31/12
Full-time equivalents annual average
Full-time equivalents as of 31/12

Celesio AG 2012	Group segment reporting by division for the year ended 31 December	133

Patient and Consumer Solutions € m	Pharmacy Solutions € m	Others € m	Consolidation € m	Group (continuing operations) € m	Discontinued operations € m

3,463.8	18,808.2	0.0	–1.2	22,270.8	663.4
3,462.7	18,808.1	0.0	0.0	22,270.8	663.4
1.1	0.1	0.0	–1.2	0.0	0.0
1,198.8	1,226.3	0.0	0.0	2,425.1	268.2
275.1	351.0	–83.6	0.0	542.5	4.7
6.2	17.9	1.0	0.0	25.1	0.1
–7.3	–71.7	–1.6	0.0	–80.6	–4.8
–63.5	–59.9	–11.4	0.0	–134.8	–4.4
–3.5	–29.6	–4.5	0.0	–37.6	0.0
208.1	261.5	–99.5	0.0	370.1	0.3
2.5	0.3	0.0	0.0	2.8	–1.6
1,931.2	2,010.7	120.5	–6.0	4,056.4	3.7
0.6	31.3	0.0	0.0	31.9	0.0
1,632.0	521.3	0.0	0.0	2,153.3	0.0
68.0	3.7	0.0	0.0	71.7	0.0
66.2	48.0	7.6	0.0	121.8	21.4

22,989	16,220	300	0	39,509	4,551
22,602	15,971	299	0	38,872	68
15,279	13,819	251	0	29,349	4,339
14,977	13,582	253	0	28,812	65

134	Group segment reporting by division for the year ended 31 December	Celesio AG 2012

Group segment reporting by division for the year ended 31 December

2011
Income statement
Revenue
External revenue
Inter-segment revenue
Gross profit
EBITDA
Of which other significant non-cash income
Of which other significant non-cash expenses
Amortisation of non-current intangible assets and depreciation of property, plant and equipment
Impairment losses recorded on intangible assets and property, plant and equipment
EBIT
Result from associates accounted for using the equity method
Segment assets
Of which non-current assets and disposal groups held for sale
Of which goodwill
Of which associates accounted for using the equity method
Capital expenditures
Employees
Headcount annual average
Headcount as of 31/12
Full-time equivalents annual average
Full-time equivalents as of 31/12

1)	For segment reporting purposes, the segment assets of Manufacturer Solutions and the DocMorris mail-order pharmacy are already disclosed under discontinued operations in the previous year.

Celesio AG 2012	Group segment reporting by division for the year ended 31 December	135

Patient and Consumer Solutions € m	Pharmacy Solutions € m	Others € m	Consolidation € m	Group (continuing operations) € m	Discontinued operations € m

3,297.1	18,857.5	0.0	–1.7	22,152.9	873.5
3,295.4	18,857.5	0.0	0.0	22,152.9	873.5
1.7	0.0	0.0	–1.7	0.0	0.0
1,123.0	1,212.0	0.0	0.0	2,335.0	414.9
174.2	418.2	–97.0	0.0	495.4	20.2
8.3	18.6	0.3	0.0	27.2	1.1
–8.8	–72.5	–8.4	0.0	–89.7	–5.4
–56.6	–58.7	–9.8	0.0	–125.1	–18.3
–9.9	–49.6	–2.8	0.0	–62.3	–72.3
107.7	309.9	–109.6	0.0	308.0	–70.4
6.6	0.3	–6.7	0.0	0.2	–3.7
1,960.3	2,008.9	–14.5	–0.4	3,954.3	368.0	1)
0.0	2.2	0.0	0.0	2.2	0.0
1,604.0	539.9	0.0	0.0	2,143.9	211.6
74.7	4.5	0.0	0.0	79.2	2.2
103.9	116.1	17.1	0.0	237.1	35.6

22,591	16,549	315	/	39,455	7,163
23,330	16,548	317	/	40,195	6,782
15,319	14,093	283	/	29,695	6,857
15,744	14,172	283	/	30,199	6,471

136	Group segment reporting by division for the year ended 31 December	Celesio AG 2012

Group segment reporting by country for the year ended 31 December

	Germany		France
	2011 € m	2012 € m	2011 € m	2012 € m
External revenue	3,976.8	4,022.1	6,580.3	6,441.8
Segment assets	692.4	658.7	285.3	247.2
Of which non-current assets 1)	171.9	128.8	201.9	193.6

1)	Non-current assets pursuant to IFRS 8.33 b).

Celesio AG 2012	Group segment reporting by country for the year ended 31 December	137

United Kingdom		Other countries		Group (continuing operations)		Discontinued operations
2011 € m	2012 € m	2011 € m	2012 € m	2011 € m	2012 € m	2011 € m	2012 € m
4,626.0	4,598.5	6,969.8	7,208.4	22,152.9	22,270.8	873.5	663.4
1,516.8	1,557.5	1,459.8	1,593.0	3,954.3	4,056.4	368.0	3.7
1,614.2	1,638.0	920.3	866.5	2,908.3	2,826.9	337.2	8.4

Please refer to " page 130 of the notes for further explanations and comments on segment reporting and the restatement of previous-year figures.

138	Group segment reporting by country for the year ended 31 December	Celesio AG 2012

Reconciliation of segment revenue	2011 € m	2012 € m
Revenue of the reportable segments	22,154.6	22,272.0
Consolidation	–1.7	–1.2
Group revenue	22,152.9	22,270.8

Reconciliation of segment earnings	2011 € m	2012 € m
EBIT	308.0	370.1
Result from associates accounted for using the equity method	0.2	2.8
Result from other investments	8.1	5.3
Interest expense	–162.9	–178.0
Interest income	7.5	10.6
Other financial result	16.0	3.9
Profit before tax	176.9	214.7

Reconciliation of segment assets	2011 € m	2012 € m
Segment assets of the reportable segments 1)	4,322.7	4,062.4
Consolidation 1)	–0.4	–6.0
Segment assets of the group	4,322.3	4,056.4
+ Interest-bearing other financial assets	57.8	36.7
+ Non-current and current income tax receivables	31.4	38.4
+ Deferred tax assets	168.6	111.1
+ Other assets	4.6	5.3
+ Cash and cash equivalents	448.3	523.9
+ Assets of discontinued operations 2)	2) n/a	29.7
– Other non-current provisions	92.5	71.0
– Other current provisions	176.2	156.4
– Trade payables	2,799.4	2,325.0
– Sundry liabilities	725.7	574.8

Total net assets	8,826.8	7,928.7

1)	Previous-year figures restated in line with group segment reporting.
2)	Segment assets contain non-current assets held for sale and disposal groups.

Celesio AG 2012	Group segment reporting by country for the year ended 31 December	139

Other notes

Related party transactions

Related parties as defined by IAS 24 (Related Party Disclosures) are legal entities and natural persons who can exercise significant influence or control over Celesio AG and its subsidiaries or, alternatively, are subject to the control or significant influence of Celesio AG or its subsidiaries. In particular, related parties include the majority shareholder, Franz Haniel & Cie. GmbH, Duisburg, and its subsidiaries, joint ventures and associates. In addition, related parties include the joint ventures, associates and members of the boards of Celesio AG.

All transactions with related parties are conducted at arm’s length.

There are contracts for management and other services in place with Franz Haniel & Cie. GmbH and its subsidiaries, joint ventures and associates.

There are ongoing business relationships with joint ventures and associates that includes but are not limited to supplies of merchandise.

140	Other notes	Celesio AG 2012

The goods and services received from or supplied to related parties are summarised below:

	Franz Haniel & Cie. GmbH, Duisburg		Subsidiaries of Franz Haniel & Cie. GmbH		Joint ventures and associates of Franz Haniel & Cie. GmbH		Joint ventures and associates of Celesio AG
	2011 € m	2012 € m	2011 € m	2012 € m	2011 € m	2012 € m	2011 € m	2012 € m
Loans and receivables	0.0	0.0	0.5	0.1	0.0	0.0	1.0	2.1
Liabilities	0.0	0.9	0.1	0.0	0.2	0.2	1.7	0.0
Income	0.2	0.1	0.0	0.0	0.0	0.0	23.5	18.9
Expenses	0.4	0.5	0.3	0.4	1.5	1.6	0.0	0.0

The disclosure of remuneration of key management personnel in accordance with IAS 24 requires the disclosure of the remuneration of the Management Board and Supervisory Board.

The compensation structure for members of the Management Board of Celesio AG was refined and modified in the reporting period in light of changes in the economic and strategic environment and in line with endeavours to standardise the system with the support of an external consultant. The total amount of possible remuneration remains essentially unchanged.

The bonus consists solely of a direct percentage of earnings (defined uniformly as EBIT) in a given fiscal year, although a bonus will still be defined in euro as guidance for each member of the Management Board. The total amount payable is capped at twice the bonus defined as guidance in each case. The payment is settled by a cash component of 70% and phantom shares (with a three-year vesting period) of 30%.

Celesio AG 2012	Other notes	141

The long-term component takes the form of a performance share plan with a term to maturity of three years. The phantom shares are allocated annually based on the guidance amounts defined individually and the average share price upon granting. The final payout is determined at the end of the term depending on the number of phantom shares allocated, the average earnings per share (EPS) over the term and the average share price upon maturity. The payment due can potentially fall to zero. The payout is settled in cash and is capped at three times the amount predefined as guidance. The performance share plan is measured in accordance with IFRS 2.

The Supervisory Board approved the refined compensation structure and implemented the changes in the contracts with Management Board members. As a result, remuneration in the 2012 fiscal year is uniformly based on the new system.

The active members of the Management Board and Supervisory Board received the following remuneration in the reporting period and in the comparative period:

	2011 € k	2012 € k
Short-term benefits	4,974	5,448
Service cost	1,047	1,101
Termination benefits	16,867	3,979
Long-term benefits	–248	/
Share-based payment	–37	1,720

Total	22,603	12,248

No advances, loans or similar benefits were granted to members of the Management Board or Supervisory Board in the reporting period or in the previous year.

Former members of the Management Board and their surviving dependents received remuneration of € 4,308k in the reporting period (previous year € 17,245k). Celesio AG has set up pension provisions of € 15,249k (previous year € 12,898k) for this group of persons. These figures include the benefits paid to terminate the service agreement with Mr Mähr and, in the previous year, Dr Oesterle, Dr Holzherr and Dr Lonsert.

142	Other notes	Celesio AG 2012

Remuneration for serving on Celesio AG’s Supervisory Board came to € 513k in the past fiscal year (previous year € 491k) including attendance fees. The entire amount comprised short-term benefits. In addition, the employee representatives sitting on the Supervisory Board and employed within the group received the customary market salaries for their services.

No remuneration was paid to members of the Supervisory Board for services rendered individually. Otherwise, no transactions requiring disclosure were conducted with members of the Supervisory Board or Management Board as persons in key positions or any other entities in whose management or supervisory board any such persons are represented. This also applies to close family members of these persons.

Celesio AG 2012	Other notes	143

Distribution of profits

The profit of Celesio AG amounts to € 53,523,005 (previous year € 85,952,000) and was distributed with the amount of € 51,030,000 (previous year € 42,525,000) as a dividend for the 2012 fiscal year and the remaining amount of € 2,493,005 (previous year € 43,427,000 as carrying forward) to new account. On the basis of this distribution of profits, the dividend for a no-par share will be € 0.30 (previous year an ordinary dividend of € 0.25).

Subsequent events

On 12 February 2013, Celesio entered into a new syndicated loan agreement for € 500.0m. This syndicated loan agreement matures on 12 February 2018 and replaces the syndicated loan for € 600.0m that was previously in place. As in the past, Celesio will service the new syndicated loan from the approved liquidity reserves.

On 30 April 2013, the Irish antitrust authorities fully and unconditionally approved the acquisition of Cahill May Roberts Ltd. by Uniphar plc. The transaction was closed successfully.

The supervisory board appointed Mr Martin Fisher as member of the management board of Celesio AG on 6 June 2013. His function is Chief Operations Officer.

The supervisory board dismissed Mr Markus Pinger on 3 July 2013 with immediate effect, Until further notice, Dr Marion Helmes will assume the role of spokesperson of the management board of Celesio AG in addition to her function as Chief Financial Officer.

24 October 2013 Dragonfly GmbH & Co. KGaA (the Bidder), a wholly owned indirect subsidiary of McKesson Corporation, San Francisco, USA, (»McKesson«), in accordance with Sec. 10 (5) Sentence 2 WpÜG [“Wertpapiererwerbs- und Übernahmegesetz”: Securities Acquisition and Takeover Act], announced its decision to make a takeover bid pursuant to Sec. 10 (1) in conjunction with Sec. 29 (1) and Sec. 34 WpÜG to the shareholders of Celesio AG, Stuttgart, at a price of € 23.00 per share. The decision was published on 24 October 2013 in accordance with Sec. 10 (3) WpÜG.

144	Other notes	Celesio AG 2012

Furthermore, the Bidder submitted public takeover bids to the holders of the bonds issued by Celesio and bid € 53,117.78 for every convertible bond that falls due in October 2014 (ISIN DE 000A1AN5K5) with a nominal value of € 50,000 and € 120,798.32 for every convertible bond that falls due in April 2018 (ISIN DE 000A1GPH50) with a nominal value of € 100,000.

Under a share purchase agreement concluded between McKesson and Franz Haniel & Cie. GmbH, Celesio’s majority shareholder, McKesson undertook to acquire Haniel’s investment in Celesio. This amounted to 50.01% of the shares of the company currently outstanding. The Board of McKesson and the Supervisory Board of Haniel approved the share purchase agreement. Haniel’s share purchase as well as the acquisition/ takeover bid were subject to certain conditions, among which approval from the regulatory authorities and a minimum acceptance threshold of 75% of Celesio shares on a diluted basis, i.e., taking into account in particular any convertible bonds of Celesio shares to be issued.

At the same time, McKesson Corp., San Francisco, USA, and Celesio AG concluded a business combination agreement.

On 9 January 2014 the Bidder announced the amendment to the share purchase agreement to McKesson and Franz Haniel & Cie. GmbH and increased the purchase price in the share purchase agreement from € 23.00 per Celesio share to € 23.50 per Celesio share. The takeover bids for the convertible bonds were adjusted accordingly.

In a statement published on 13 January 2014, McKesson Corporation gave notice that it had not reached the minimum acceptance threshold of 75% (on a diluted basis). As a result, the merger of McKesson and Celesio did not take place at that time.

On 23 January 2014 Franz Haniel & Cie. GmbH announced that it had held 75.99% of the shares in Celesio AG on 22 January 2014. Pursuant to § 11 (d) of the terms and conditions of the convertible bonds, a change of control had therefore occurred.

Also on 23 January 2014 McKesson announced that it would hold a share of approximately 75% on a diluted basis (after converting the Celesio convertible bonds into shares) through various share purchase agreements. Firstly, McKesson (or rather its company Dragonfly GmbH & Co. KGaA) concluded a share purchase agreement on

Celesio AG 2012	Other notes	145

the acquisition of 75.99% (undiluted) with Franz Haniel & Cie. GmbH. Secondly, McKesson concluded purchase agreements with Paul E. Singer, New York, USA, (»Elliott«), companies on the acquisition of 4,840 of the 7,000 convertible bonds due in October 2014 as well as on the acquisition of 2,180 of the 3,500 convertible bonds due in April 2018.

McKesson, via its subsidiary Dragonfly, also intends to make a new voluntary takeover bid for a consideration of € 23.50 per share. The takeover bid is not to be subject to certain conditions.

On 28 January Celesio AG and Celesio Finance B.V. announced that a change of control pursuant to the terms and conditions of the convertible bonds of its 3.75% convertible bonds due on 29 October 2014 as well as its 2.50% convertible bonds due on 7 April 2018 had occurred.

The control record date pursuant to § 11 (d) of the terms and conditions of the convertible bonds is 10 March 2014.

The adjusted conversion price pursuant to § 11 (c) of the terms and conditions of the convertible bonds amounts to € 21.66 for the convertible bonds due on 29 October 2014 (ISIN DE000A1AN5K5, WKN A1AN5K). The adjusted conversion price pursuant to § 11 (c) of the terms and conditions of the convertible bonds amounts to € 19.05 for the convertible bonds due on 7 April 2018.

In the announcement, Celesio indicated that one or more further changes of control pursuant to the terms and conditions of the convertible bonds may occur until the control record date.

As a consequence of the change of control, holders of convertible bonds may either redeem their convertible bonds early or exercise their right of conversion on the basis of the adjusted conversion price.

In order to redeem the convertible bonds early, holders must give notice at least 10 days before 10 March 2014 pursuant to the terms and conditions of the convertible bonds and declare all or some of their convertible bonds due. In such case, the convertible bonds will be redeemed on 10 March 2014 at the principal amount plus interest accrued until but excluding 10 March 2014 to those holders who validly terminated their convertible bonds.

To, alternatively, exercise the conversion right on the basis of the adjusted conversion price, holders must, pursuant to the terms and conditions, of the convertible bonds deliver a conversion notice as well as the corresponding convertible bonds on or before 10 March 2014 to the principal conversion agent, BNP Paribas Securities Services S.C.A., Europa-Allee 12, 60327 Frankfurt, Germany, via their respective custodian bank.

146	Other notes	Celesio AG 2012

Upon the exercise of the conversion right, the settlement shares will be transferred as soon as practicable thereafter. Fractions of settlement shares will be compensated in cash. The settlement shares will be delivered from a conditional capital of Celesio AG.

The conditional capital that Celesio AG has provided to settle the convertible bonds has a capacity of 17,010,000 shares. Insofar as Celesio AG is unable to issue shares from conditional capital, it will pay the holder a cash amount in euro in lieu of the delivery of settlement shares pursuant to the terms and conditions of the convertible bonds. Celesio AG will notify the holder who has delivered a conversion notice no later than on the second business day after the valid exercise of the conversion right whether and to what extent it will effect a cash payment.

On 31 January 2014 Celesio AG announced that the total number of voting rights as of the end of the month of January 2014 amounted to 181,543,569 voting rights. The increase is attributable to the issuance of 11,443,569 new shares due to exercising the conversion rights of the convertible bonds. The share capital of Celesio AG was increased by € 14,647,768.32 to € 232,375,768.32 accordingly. The conditional capital was reduced accordingly.

On 5 February 2014 McKesson Corporation, San Francisco, USA, informed us in accordance with Sec. 21 (1) WpHG [“Wertpapierhandelsgesetz”: Securities Trading Act] that its voting share in Celesio AG, Stuttgart, Germany, exceeded the threshold of 3% and 5% of the voting rights on 3 February 2014 and amounted to 6.30% on that date (11,443,569 voting rights).

The voting rights are held by McKesson Corporation in accordance with Sec. 22 (1) Sentence 1 No. 1 WpHG via the following companies controlled by McKesson Corporation and its affiliates: Dragonfly GmbH & Co. KGaA, Dragonfly Verwaltungs GmbH, Cougar I UK Limited, Cougar II UK Limited, Cougar III UK Limited, McKesson US Finance Corporation.

On 6 February 2014 McKesson Corporation announced the completion of the acquisition of more than 75% of Celesio shares on a fully diluted basis. McKesson, a leading North American pharmaceutical wholesaler and provider of innovative technology and business services, is therefore the new majority shareholder in Celesio.

Celesio AG 2012	Other notes	147

On February 7, 2014, Franz Haniel & Cie. GmbH, Duisburg, Deutschland has informed us according to Article 21, Section 1 of the WpHG that via shares its Voting Rights on Celesio AG, Stuttgart, Deutschland, have fallen below the 50%, 30%, 25%, 20%, 15%, 10%, 5% and 3% threshold of the Voting Rights on February 6, 2014 and on that day amounted to 0% (this 0 voting rights).

Also on February 7, 2014, Paul Singer, USA and its affiliated companies has informed us according to Article 25, Section 1 of the WpHG that its Voting Rights on Celesio AG, Stuttgart, Deutschland, have fallen below the 30%, 25%, 20%, 15%, 10%, 5% and 3% threshold of the Voting Rights on February 6, 2014 and on that day amounted to 0% (this 0 voting rights).

On February 11, 2014, McKesson has informed us according to Article 25, Section 1 of the WpHG that its voting rights on Celesio AG, Stuttgart, Deutschland, have fallen below the 75%, 50%, 30%, 25%, 15%, 10%, 5% and 3% threshold of the voting rights on February 6, 2014 and on that day amounted to 0% (this corresponds to 0 voting rights). Furthermore they informed us according to Article 21, Section 1 of WpHG that on that day the voting rights amounted to 77.59% (this corresponds to 141,431,732 voting rights).

On February 12, 2014, McKesson has informed us according to Article 21, Section 1 of the WpHG that via shares its voting rights on Celesio AG, Stuttgart, Deutschland, have exceeded the 10%, 15%, 20%, 25%, 30%, 50% and 75% threshold of the Voting Rights on February 6, 2014 and on that day amounted to 77.59% (this corresponds to 141431732 Voting Rights).

According to Article 22, Section 1, Sentence 1, No. 1 of the WpHG, 77.59% of the voting rights (this corresponds to 141431732 Voting Rights) are attributed to McKesson Corporation from the following undertakings which are controlled by McKesson Corporation: Dragonfly GmbH & Co. KGaA, Dragonfly Verwaltungs GmbH, Cougar I UK Limited, Cougar II UK Limited, Cougar III UK Limited, McKesson US Finance Corporation, McKesson International Holdings IV S.à r.l., McKesson International Holdings, McKesson International Bermuda IP2A Limited.

On February 12, 2014 Celesio Finance B.V. gave notice that a change of control pursuant to the terms and conditions of its 4.50% bonds due 26 April 2017 and of its 4% bonds due 18 October 2016 has occurred.

148	Other notes	Celesio AG 2012

On 12 February 2014 Dragonfly GmbH & Co. KGaA announced that it had held 77.19% of the shares in Celesio AG on 06 February 2014. Pursuant to § 7 (d) of the Terms and Conditions of the Bonds, a Change of Control has therefore occurred.

If, in addition to the Change of Control, a Rating Event as defined under the Terms and Conditions of the Bonds occurs during the 90 days following the Change of Control, Bond holders will have the right to redeem their Bonds early pursuant to the Terms and Conditions. If such a Rating Event occurs, Celesio Finance B.V. will issue a further notice within 21 days following the 90 day period triggered by the Change of Control.

Also on 12 February 2014 Celesio AG and Celesio Finance B.V. announced that a change of control pursuant to the terms and conditions of the convertible bonds of its 3.75% convertible bonds due in October 2014 as well as its 2.50% convertible bonds due in April 2018 had occurred.

The control record date pursuant to § 11 (d) of the terms and conditions of the convertible bonds is 24 March 2014.

With regard to the adjusted Conversion Prices of € 19.05 for the convertible bonds due in April 2018 as well as € 21.66 for the convertible bonds due in October 2014 which was published on 28 January 2014 no further adjustment of the Conversion Price is being carried out.

Again, on 12 February 2014 Dragonfly GmbH & Co. KGaA (Dragonfly) announced that it had held 77.19% of the shares in Celesio AG on 6 February 2014. Pursuant to § 11 (d) of the Terms and Conditions of the Convertible Bonds, a Change of Control has therefore occurred.

As a consequence of the Change of Control, holders of Convertible Bonds may either redeem their Convertible Bonds early or exercise their right of conversion on the basis of the adjusted Conversion Price.

In order to redeem the Convertible Bonds early, holders must give notice at least 10 days before 24 March 2014 pursuant to the Terms and Conditions and declare all or some of their Convertible Bonds due. In such case, the Convertible Bonds will be redeemed on 24 March 2014 at the Principal Amount plus interest accrued until but excluding 24 March 2014 to those holders who validly terminated their Convertible Bonds.

To, alternatively, exercise the conversion right on the basis of the adjusted Conversion Price, holders must, pursuant to the Terms and Conditions, deliver a conversion notice as well as the corresponding Convertible Bonds on or before 24 March 2014 to the principal conversion agent, BNP Paribas Securities Services

Celesio AG 2012	Other notes	149

S.C.A., Europa-Allee 12, 60327 Frankfurt, Germany, via their respective custodian bank. A template for such notice is available from BNP Paribas Securities Services S.C.A. via the respective holder’s custodian bank.

Upon the exercise of the conversion right, the settlement shares will be transferred as soon as practicable thereafter. Fractions of settlement shares will be compensated in cash. The settlement shares will be delivered from a conditional capital of Celesio AG.

The conditional capital that Celesio AG has provided to settle the Convertible Bonds has a capacity of 17,010,000 shares. Insofar as Celesio AG is unable to issue shares from conditional capital, it will pay the holder a cash amount in euro in lieu of the delivery of settlement shares pursuant to the Terms and Conditions. Celesio AG will notify the holder who has delivered a conversion notice no later than on the second business day after the valid exercise of the conversion right whether and to what extent it will effect a cash payment.

Until February 17, 2014 further exercises of conversion have been received by Celesio AG.

This leads to the issuance totaling 24,097,833 new shares due to exercising the conversion rights of the convertible bonds. The share capital of Celesio AG was increased by € 30,845,226.24 to € 248,573,226.24 accordingly. The conditional capital was reduced accordingly. The nominal value of convertible bonds currently outstanding amounts to € 210.0 million in total.

150	Other notes	Celesio AG 2012

Stuttgart, 17 February 2014

The Management Board

/s/ MARION HELMES	/s/ MARTIN FISHER
DR. MARION HELMES	MARTIN FISHER
SPOKESPERSON OF THE MANAGEMENT BOARD	MEMBER OF THE MANAGEMENT BOARD

/s/ STEPHAN BORCHERT
STEPHAN BORCHERT
MEMBER OF THE MANAGEMENT BOARD

Celesio AG 2012	Other notes	151

Company boards

Members of the Management Board

Name	Celesio shares
Markus Pinger Chairman of the Management Board/CEO (until 3 July 2013	none

Stephan Borchert	2,000

Dr Marion Helmes Speaker of Management Board (since 3 July 2013)	none

Wolfgang Mähr (until 30 June 2012)	93

Martin Fisher (since September 16, 2013)	—

152	Company boards	Celesio AG 2012

Members of the Supervisory Board

Name	Occupation	Celesio shares

Stephan Gemkow (Chairman and Member since 19 December 2012)	Chairman of the Management Board of Franz Haniel & Cie. GmbH	none

Prof Dr Jürgen Kluge (Chairman and Member since 18 December 2012)	Business consultant Kluge & Partner, Düsseldorf Senior Advisor Bank of America Merrill Lynch	none

Ihno Goldenstein (Deputy Chairman)	Employee, goods-in department, GEHE Pharma Handel GmbH, Delmenhorst branch, Chairman of the European Works Council of Celesio ag, Chairman of the General Works Council, GEHE Pharma Handel GmbH	800

Klaus Borowicz	Head of the Hamburg branch of GEHE Pharma Handel GmbH, Head of Region Nord, GEHE Pharma Handel GmbH	77

Prof Dr med. Julius Michael Curtius (until 16 May 2013	Cardiologist in private practice	none

Celesio AG 2012	Company boards	153

Name	Occupation	Celesio shares
Dr Hubertus Erlen (until 16 May 2013)	Member of supervisory and advisory boards	3,000

Dr Florian Funck (since 16 May 2012)	Member of the Management Board of Franz Haniel & Cie. GmbH	none

Dirk-Uwe Kerrmann (until 16 May 2013)	Commercial employee of GEHE Pharma Handel GmbH Head of inventory, Welterstadt branch of GEHE Pharma Handel GmbH, Chairman of the Works Council of GEHE Pharma Handel GmbH	2,008

Pauline Lindwall (since 16 May 2013)	Category Director Coffee Southeurope, Kraft Europe, CH Zurich	none

Jörg Lauenroth-Mago	Trade Union Secretary responsible for the trade division in Saxony, Saxony-Anhalt and Thuringia, ver.di – Vereinte Dienstleistungs-gewerkschaft	1,000

Susan Naumann	Trade Union Secretary responsible for the legal and accounting division in Hamburg, ver.di – Vereinte Dienstleistungsgewerkschaft	none

Ulrich Neumeister	Logistics employee of GEHE Pharma Handel GmbH Stuttgart branch	197

154	Company boards	Celesio AG 2012

Name	Occupation	Celesio shares

W.M. Henning Rehder	Chairman of the Advisory Board of Karl Kühne AG	none

Patrick Schwarz-Schütte (since 16 May 2013)	Managing Director and Shareholder of Black Horse Investments GmbH, Düsseldorf	none

Hanspeter Spek	Member of the Management Board of Sanofi SA, Paris	none

Gabriele Katharina Stall (since 16 May 2013)	Assistant to head of Troisdorf office, GEHE Pharma Handel GmbH	none

Prof Dr Klaus Trützschler (Member until 16 May 2012)	Pensioner	none

Celesio AG 2012	Company boards	155

Report of Independent Auditors

To the Board of Management of Celesio AG:

We have audited the accompanying consolidated financial statements of Celesio AG, Stuttgart, and subsidiaries, which comprise of the group statement of financial position as of December 31, 2012, and the group income statement, group statement of comprehensive income, group statement of cash flows, group statement of changes in equity each for the year then ended, and the related notes to the consolidated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Lloyds Pharmacy Limited, Coventry, United Kingdom, and AAH Pharmaceutical Limited, Coventry, United Kingdom, wholly-owned subsidiaries, which statements reflect total assets constituting 16% in 2012 and total revenues constituting 19% in 2012 of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Lloyds Pharmacy Limited, Coventry, United Kingdom, and AAH Pharmaceutical Limited, Coventry, United Kingdom, is based solely on the reports of the other auditors. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, based on our audit and the reports of the other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Celesio AG, Stuttgart and subsidiaries at December 31, 2012, and the consolidated results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on comparative financial statements

We have not audited, reviewed or compiled the comparative financial statements presented herein as and for the year ended December 31, 2011, and accordingly, we express no opinion on them.

21 February 2014

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

/s/ Michael Marbler (Marbler)	/s/ Martin Matischiok (Matischiok)
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Certified Public Accountant]	[German Certified Public Accountant]

Independent Auditor’s Report

To the Board of Directors and Shareholders of AAH Pharmaceuticals Limited

We have audited the accompanying unconsolidated financial statements of AAH Pharmaceuticals Limited, which comprise the unconsolidated statement of financial position as of 31 December 2012, and the related unconsolidated income statement, statement of comprehensive income, statement of changes in equity, and statement of cash flows for the year then ended.

Management’s Responsibility for the Unconsolidated Financial Statements

Management is responsible for the preparation and fair presentation of the unconsolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of unconsolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the unconsolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the unconsolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the unconsolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the unconsolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the unconsolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the unconsolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the unconsolidated financial statements referred to above present fairly, in all material respects, the financial position of AAH Pharmaceuticals Limited at 31 December 2012, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milton Keynes, United Kingdom

19 February 2014

Independent Auditor’s Report

To the Board of Directors and Shareholders of Lloyds Pharmacy Limited

We have audited the accompanying unconsolidated financial statements of Lloyds Pharmacy Limited, which comprise the unconsolidated statement of financial position as of 31 December 2012, and the related unconsolidated income statement, statement of comprehensive income, statement of changes in equity, and statement of cash flows for the year then ended.

Management’s Responsibility for the Unconsolidated Financial Statements

Management is responsible for the preparation and fair presentation of the unconsolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of unconsolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the unconsolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the unconsolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the unconsolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the unconsolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the unconsolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the unconsolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Basis for Qualified Opinion

As discussed in Note 1, the accompanying unconsolidated financial statements are not presented in accordance with International Accounting Standard 1, Presentation of Financial Statements, as they do not include comparative figures for the year ended 31 December 2011.

Qualified Opinion

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the unconsolidated financial statements referred to above present fairly, in all material respects, the financial position of Lloyds Pharmacy Limited at 31 December 2012, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Milton Keynes, United Kingdom

19 February 2014